Exhibit 99.a1

PROXY STATEMENT OF THE COMPANY

August 7, 2020

Shareholders of 58.com Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of 58.com Inc. (the “Company”) to be held on September 7, 2020 at 10:30 a.m. (Beijing time). The meeting will be held at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China. The attached notice of the extraordinary general meeting and proxy statement (the “Proxy Statement”) provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On June 15, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Quantum Bloom Group Ltd, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and Quantum Bloom Company Ltd, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (the “Transactions”). Copies of the Merger Agreement and the Plan of Merger are attached as Annex A-1 and Annex A-2, respectively, to the Proxy Statement.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

Each of Parent and Merger Sub is formed solely for purposes of the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by (a) Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II Partners, L.P., Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., WP Global Growth Partners (Cayman), L.P. and Warburg Pincus Global Growth Partners (Cayman), L.P., each an exempted limited partnership formed under the laws of the Cayman Islands (collectively, the “Warburg Entities”), (b) Polarite Gem Holdings Group Ltd, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“WP SPV,” and, together with the Warburg Entities, collectively, “Warburg Pincus” or the “Warburg Pincus Filing Persons”), (c) General Atlantic Partners (Bermuda) IV, L.P., a Bermuda exempted limited partnership and General Atlantic Partners (Bermuda) III, L.P. (collectively, the “GA Bermuda Funds”), (d) GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GA CDA”), GAP Coinvestments V, LLC, a Delaware limited liability company (“GAPCO V”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III,” and, together with GA CDA, GAPCO V and GAPCO IV, collectively, the “GA Delaware Funds”), (e) General Atlantic GenPar (Bermuda), L.P., a Bermuda exempted limited partnership (“GA GenPar Bermuda”), (f) General Atlantic LLC, a Delaware limited liability company (“GA LLC”), (g) GAP (Bermuda) Limited, a Bermuda exempted company (“GA Bermuda”), (h) General Atlantic Singapore Interholdco Ltd., a Bermuda exempted company (“GA Interholdco”), (i) General Atlantic Singapore Fund Pte. Ltd., a company incorporated and existing under the laws of Singapore (“GA Fund”), (j) General Atlantic Singapore 58 Pte. Ltd., a company incorporated and existing under the laws of Singapore (“GA SPV I”), (k) General Atlantic Singapore 58TP Pte. Ltd., a company incorporated and existing under the laws of Singapore (“GA SPV II,” together with the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA LLC, GA Bermuda, GA Interholdco, GA Fund and GA SPV I, collectively, “General Atlantic” or the “General Atlantic Filing Persons”), (l) Mr. Nanyan Zheng, a citizen of the People’s Republic of China (“Mr. Zheng”), (m) Mr. Tianyi Jiang, a Hong Kong permanent resident (“Mr. Jiang”), (n) Ocean Link Partners II GP Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Ocean Link GP”), (o) Ocean Link Partners II GP, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Ocean Link Partners”), (p) Ocean Link Partners II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Ocean Link Fund II”), (q) Ocean Magical Site Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Ocean Link SPV,” and, together with Mr. Zheng, Mr. Jiang, Ocean Link GP, Ocean Link Partners and Ocean Link Fund II, collectively, “Ocean Link” or the “Ocean Link Filing Persons”), (r) Mr. Jinbo Yao (“Mr. Yao”), (s) Internet Opportunity Fund LP, an exempted limited partnership formed under the laws of the Cayman Islands (“Internet Opportunity Fund”), (t) Nihao China Corporation, a company incorporated under the laws of the British Virgin Islands (“Nihao” and, together with Mr. Yao and Internet Opportunity Fund, the “Founder Filing Persons”), (u) Tencent Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Tencent Holdings”), (v) Ohio River Investment Limited, a British Virgin Islands company and a wholly owned subsidiary of Tencent Holdings (“Ohio River”), (w) THL E Limited, a British Virgin Islands company and a wholly owned subsidiary of Tencent Holdings (“THL E”), and (x) Huang River Investment Limited, a British Virgin Islands company and a wholly owned subsidiary of Tencent Holdings (“Huang River,” and, together with Ohio River and THL E, collectively the “Other Rollover Shareholders”; and the Other Rollover Shareholders and Tencent Holdings are collectively referred to as the “Other Rollover Entities” or “Tencent”). Mr. Yao, Nihao, and GA SPV I are collectively referred to as the “Supporting Shareholders.” Mr. Yao, Nihao and the Other Rollover Shareholders are collectively referred to as the “Rollover Shareholders.” Parent, Merger Sub and the foregoing entities in (a) through (t) are collectively referred to as the “Buyer Group,” and the Buyer Group and the Other Rollover Entities are collectively referred to herein as the “Participants.”

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Pursuant to the terms of a support agreement, dated June 15, 2020 (the “Support Agreement”), by and among the Supporting Shareholders and Parent, each Supporting Shareholder has agreed, among other things, to vote, or cause to be voted, all of the Shares (including Class A Shares represented by American depositary shares, each representing two Class A Shares, (the “ADSs”)) beneficially owned by it or him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of the Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 15,408,314 Class A ordinary shares of the Company, par value US$0.00001 per share (each, a “Class A Share”), and 29,590,120 Class B ordinary shares of the Company, par value US$0.00001 per share (each, a “Class B Share”; and the Class B Shares together with the Class A Shares, the “Shares”), including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs (as defined below) and Shares over which Mr. Yao holds a power of attorney to vote, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao).

As of the date of the Proxy Statement, the Other Rollover Shareholders, which are not parties to the Support Agreement, have agreed, pursuant to the terms of a rollover agreement, dated as of June 15, 2020 (the “Rollover Agreement”), by and among the Other Rollover Shareholders and Parent, to the cancellation of their respective Shares, at the Effective Time, in exchange for newly issued shares of Parent. As of the date of the Proxy Statement, the Other Rollover Shareholders beneficially own in the aggregate 52,563,898 Class A Shares and 14,722,000 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 22.44% of the total issued and outstanding Shares and approximately 28.26% of the total voting power of the outstanding Shares. Pursuant to the Rollover Agreement, the Other Rollover Shareholders may, in their sole and absolute discretion, determine how to vote or abstain from voting at the general meeting of the shareholders of the Company in respect of, the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote.

If the Merger is completed, the Company, as the Surviving Company, will continue its operations under the name “58.com Inc.” as a privately held company and will be beneficially owned by the Participants and, as a result of the Merger, the ADSs will no longer be listed on the New York Stock Exchange and the ADS program for the ADSs will terminate.

If the Merger is completed, at the Effective Time, (a) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$28.00 per Share and (b) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$56.00 per ADS (less US$0.05 per ADS cash distribution fee payable pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of October 31, 2013 by and among the Company, Citibank, N.A. (the “ADS Depositary”) and the holders and beneficial owners of ADSs issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes, except for (i) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective subsidiaries immediately prior to the Effective Time, (ii) Shares (including ADSs corresponding to such Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company’s Share Incentive Plans (as defined below), (iii) each of the 53,696,212 Class A Shares (including Class A Shares represented by ADSs and Class A Shares issuable upon conversion of restricted share units that are vested or will vest prior to December 31, 2020) and the 43,309,204 Class B Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”) (the excluded Shares described under (i) through (iii) above are collectively referred to herein as the “Excluded Shares”), which will be cancelled without payment of any consideration or distribution therefor in exchange for newly issued shares of Parent pursuant to the Support Agreement and the Rollover Agreement, and (iv) Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “CICL”) (the “Dissenting Shares”). The Excluded Shares and ADSs represented by such Excluded Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Shares determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICL.

In addition, at the Effective Time, the Company will (a) instruct the ADS Depositary to terminate the Company’s ADS program, (b) terminate the Company’s Employee Stock Option Plan adopted in March 2010 and Share Incentive Plan adopted in September 2013 (as amended and restated, collectively, the “Share Incentive Plans”), and all relevant award agreements entered into under the Share Incentive Plans, (c) cancel all options to purchase Shares or ADSs (the “Company Options”) granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and (d) cancel all restricted share units of the Company (the “Company RSUs”) granted under the Share Incentive Plans that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) each former holder of a Company Option that shall have become vested or is expected to vest on or prior to December 31, 2020 and remains outstanding on the closing date (each, a “Vested Company Option”) that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash equal to the product of (x) the excess, if any, of US$28.00 over the applicable per Share exercise price of such Vested Company Option and (y) the number of Class A Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes, (ii) each former holder of a Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option, (iii) each former holder of a Company RSU that shall have become vested or is expected to vest on or prior to December 31, 2020 and remains outstanding on the closing date (each, a “Vested Company RSU”) that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one or more of its subsidiaries, a cash amount equal to US$28.00 per Share underlying such Vested Company RSU, without interest and net of any applicable withholding taxes, and (iv) each former holder of a Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU. The Company may also consider, subject to the Buyer Group’s consent and approvals by governmental authorities or other third parties (if applicable), accelerating the vesting schedule of Vested Company Options and/or Vested Company RSUs with original vesting dates occurring after the Effective Time and on or prior to December 31, 2020, as a result of which holders of such Vested Company Options and/or Vested Company RSUs could exercise their Company Options for and/or convert their RSUs, into ADSs or Class A Ordinary Shares, and receive, with respect to the Merger, Per ADS Merger Consideration or Per Share Merger Consideration, respectively, for each of ADS or Class A Ordinary Share they own rather than receiving a cash payment in respect of such Vested Company Options and/or Vested Company RSUs in connection with the Merger.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors unaffiliated to the management of the Company or any Participant, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On June 15, 2020, the Special Committee unanimously (a) determined that the execution of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the unaffiliated security holders of the Company (as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Unaffiliated Security Holders”) and (b) recommended that the Board (i) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares), and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (ii) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

On June 15, 2020, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares), and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the execution, delivery and performance of Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated to any member of the management of the Company or any Participant, the Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A (each as defined in the Notice of Extraordinary General Meeting of Shareholders), FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Proxy Statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares or ADSs you own, your vote is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICL) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this Proxy Statement, the Buyer Group beneficially owns in the aggregate approximately 14.99% of the Company’s issued and outstanding Shares and 44.02% of the total number of votes represented by the Company’s issued and outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao). Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is September 4, 2020 at 6:00 p.m. (Beijing time). Each shareholder has one vote for each Class A Share or ten votes for each Class B Share held as of the close of business in the Cayman Islands on August 6, 2020.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

The Company will instruct the ADS Depositary to deliver to ADS holders as of August 10, 2020 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of which are attached as Annex G to the Proxy Statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

ADS holders are strongly urged to sign, complete and return the ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon and in the Depositary Notice, as soon as possible and, in any event, so as to be received by the ADS Depositary no later than 10:00 a.m. (New York time) on September 2, 2020 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary). As the registered holder of the Shares represented by ADSs, upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder, except as discussed below. Accordingly, ADSs holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected by such matters. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend or vote directly (whether in person or by proxy) at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on August 14, 2020 (the “Share Record Date”). ADS holders who wish to attend and/or vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 12, 2020 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) if they present their ADSs for cancellation after the ADS Record Date and before the Share Record Date, a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please promptly contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct Citibank, N.A. - Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose.

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If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be timely completed.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICL if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex C to the Proxy Statement. The fair value of your Shares as determined by the Court under the CICL could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON SeptemBer 1, 2020, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND, IF THEY PRESENT THEIR ADSs FOR CANCELLATION AFTER THE ADS RECORD DATE BUT BEFORE THE SHARE RECORD DATE, CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICL. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

If you have any questions or need assistance voting your Shares or ADSs, please contact Morrow Sodali, the proxy solicitor, at +1 (800) 662-5200 (U.S. Toll-Free) or +1 (203) 658-9400 (Non-U.S. Direct), or by email at 58@investor.morrowsodali.com. ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Robert Frank (Bob) Dodds, Jr.	/s/ Jinbo Yao
Robert Frank (Bob) Dodds, Jr.	Jinbo Yao
Member of the Special Committee	Chairman of the Board

The Proxy Statement is dated August 7, 2020, and is first being mailed to the Company’s shareholders and ADS holders on or about August 12, 2020.

58.COM INC.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
September 7, 2020

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of 58.com Inc. (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on September 7, 2020 at 10:30 a.m. (Beijing time) at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China.

Only registered holders of Class A ordinary shares of the Company, par value US$0.00001 per share (each, a “Class A Share”), and Class B ordinary shares of the Company, par value US$0.00001 per share (each, a “Class B Share”; and the Class B Shares together with the Class A Shares, the “Shares”), at the close of business in the Cayman Islands on August 14, 2020 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•      as special resolutions:

THAT the execution, delivery and performance of the agreement and plan of merger, dated as of June 15, 2020 (the “Merger Agreement”), among Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (such Merger Agreement being in the form attached as Annex A-1 to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex A-2 to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and the consummation of any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including (i) the Merger, (ii) the variation of the authorized share capital of the Company at the Effective Time from US$50,000 divided into (a) 4,800,000,000 Class A Shares, and (b) 200,000,000 Class B Shares to US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each (the “Variation of Capital”), and (iii) upon the Merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in their entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form attached as Appendix II to the Plan of Merger (the “Amendment of the M&A”), be and are hereby authorized and approved;

THAT each of the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A; and

•      if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

i

Please refer to the accompanying proxy statement (the “Proxy Statement”), which is attached to and made a part of this notice. All capitalized terms used herein without definition have the meanings ascribed to them in the Proxy Statement. A list of the Company’s shareholders will be available at its principal executive office at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of a special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company, composed solely of directors who are unaffiliated to the management of the Company, or to any person participating as a buyer or rollover shareholder in the Merger, the Board (a) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares), and unaffiliated security holders of the Company (as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, the “Unaffiliated Security Holders”), and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. The Board recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “CICL”)) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds or more of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Mr. Jinbo Yao, Nihao China Corporation and General Atlantic Singapore 58 Pte. Ltd. (collectively, the “Supporting Shareholders”) have entered into a support agreement, dated as of June 15, 2020, with Parent, pursuant to which, each of the Supporting Shareholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this notice, the Supporting Shareholders beneficially own in the aggregate 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by American depositary shares, each representing two Class A Shares (the “ADSs”), Shares underlying certain vested restricted share units and Shares over which Mr. Yao holds a power of attorney to vote, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain vested restricted share units held by Mr. Yao).

Ohio River Investment Limited, THL E Limited and Huang River Investment Limited (collectively the “Other Rollover Shareholders”), which are not members of the Buyer Group, hold approximately 22.44% of the total issued and outstanding Shares and approximately 28.26% of the total voting power of the issued and outstanding Shares as of the date of the Proxy Statement. Pursuant to a rollover agreement, dated as of June 15, 2020, among the Other Rollover Shareholders and Parent, the Other Rollover Shareholders may, in their sole and absolute discretion, determine how to vote or abstain from voting at the general meeting of the shareholders of the Company in respect of the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote.

If you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: IR Department at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China) no later than September 4, 2020 at 6:00 p.m. (Beijing time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Class A Share or ten votes for each Class B Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

ii

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on August 10, 2020 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may instruct Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on September 2, 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs on the register of members of the Company prior to the close of business in the Cayman Islands on August 14, 2020 (the “Share Record Date”). If you wish to cancel your ADSs for the purpose of attending and/or voting at the extraordinary general meeting directly after the ADS Record Date, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 12, 2020, together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares),(b) payment of the ADS Depositary’s fees associated with such cancellation ($0.05 per ADS to be cancelled pursuant to the terms of the deposit agreement, dated as of October 31, 2013, by and among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes and (c) if you present your ADSs after the ADS Record Date and before the Share Record Date, a certification that you either (i) beneficially owned the relevant ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICL if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex C to the Proxy Statement. The fair value of their Shares as determined by the Court under the CICL could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

iii

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 1, 2020, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND, IF THEY PRESENT THEIR ADSs FOR CANCELLATION AFTER THE ADS RECORD DATE BUT BEFORE THE SHARE RECORD DATE, CERTIFY THAT EITHER (I) THEY BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICL. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please contact Morrow Sodali, the proxy solicitor at +1 (800) 662-5200 (U.S. Toll-Free) or +1 (203) 658-9400 (Non-U.S. Direct), or by email at 58@investor.morrowsodali.com.

The Merger Agreement, the Plan of Merger and the Transactions are described in the Proxy Statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A-1 and Annex A-2, respectively, to the Proxy Statement. We urge you to read the entire Proxy Statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

iv

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the Company’s offices at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, 100015, the People’s Republic of China, (Attention: IR Department), at least 2 hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jinbo Yao
Jinbo Yao

Chairman of the Board

August 7, 2020

v

PROXY STATEMENT

Dated August 7, 2020

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of 58.com Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you are an ADS holder, please consult the enclosed Depositary Notice to find out how you can vote the Class A ordinary shares underlying your ADSs.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Morrow Sodali, the proxy solicitor at +1 (800) 662-5200 (U.S. Toll-Free) or +1 (203) 658-9400 (Non-U.S. Direct), or by email at 58@investor.morrowsodali.com.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
The Parties Involved in the Merger	1
The Merger (Page 94)	3
Merger Consideration (Page 95)	4
Treatment of Company Options and Company RSUs (Page 95)	5
Record Date and Voting Information (Page 89)	5
Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 88)	6
Voting Information (Page 89)	6
Dissenters’ Rights of Shareholders and ADS Holders (Page 118)	6
Purposes and Effects of the Merger (Page 62)	7
Plans for the Company after the Merger (Page 67)	7
Recommendations of the Special Committee and the Board (Page 36)	7
Position of the Participants as to the Fairness of the Merger (Page 44)	8
Financing of the Merger (Page 68)	8
Interim Investors Agreement (Page 74)	9
Limited Guarantee (Page 74)	9
Support Agreement (Page 74)	9
Rollover Agreement (Page 75)	10
Opinion of the Special Committee’s Financial Advisor (Page 56)	10
Interests of the Company’s Executive Officers and Directors in the Merger (Page 77)	10
No Solicitation of Competing Transactions (Page 104)	11
Conditions to the Merger (Page 112)	11
Termination of the Merger Agreement (Page 113)	12
Termination Fees and Reimbursement of Expenses (Page 115)	13
U.S. Federal Income Tax Consequences (Page 81)	14
PRC Tax Consequences (Page 84)	14
Cayman Islands Tax Consequences (Page 85)	14
Regulatory Matters (Page 81)	15
Litigation Relating to the Merger (Page 81)	15
Accounting Treatment of the Merger (Page 81)	15
Market Price of the ADSs (Page 86)	15
Fees and Expenses (Page 79)	15
Remedies and Limitation on Liability (Page 116)	15

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	16
SPECIAL FACTORS	26
Background of the Merger	26
Reasons for the Merger and Recommendation of the Special Committee and the Board	36
Position of the Participant as to the Fairness of the Merger	44
Certain Financial Projections	50
Opinion of the Special Committee’s Financial Advisor	56
Purposes of and Reasons for the Merger	62
Effects of Merger on the Company	63
Plans for the Company after the Merger	67
Alternatives to the Merger	67
Effects on the Company if the Merger Is Not Completed	68
Financing of the Merger	68
Interim Investors Agreement	74
Limited Guarantees	74

i

Support Agreement	75
Rollover Agreement	75
Remedies and Limitation on Liability	75
Interests of Certain Persons in the Merger	76
Related Party Transactions	79
Fees and Expenses	79
Voting by the Participants at the Extraordinary General Meeting	80
Litigation Relating to the Merger	81
Accounting Treatment of the Merger	81
Regulatory Matters	81
Dissenters’ Rights	81
U.S. Federal Income Tax Consequences	81
PRC Tax Consequences	84
Cayman Islands Tax Consequences	85

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS	86
Market Price of the ADSs	86
Dividend Policy	86

THE EXTRAORDINARY GENERAL MEETING	87
Date, Time and Place of the Extraordinary General Meeting	87
Proposals to be Considered at the Extraordinary General Meeting	87
The Board’s Recommendation	88
Record Date; Shares and ADSs Entitled to Vote	88
Quorum	88
Vote Required	88
Procedures for Voting	89
Proxy Holders for Registered Shareholders	91
Voting of Proxies and Failure to Vote	91
Revocability of Proxies	92
Rights of Shareholders Who Object to the Merger	92
Whom to Call for Assistance	93
Solicitation of Proxies	93
Other Business	93

THE MERGER AGREEMENT AND PLAN OF MERGER	94
Structure and Completion of the Merger	94
Memorandum and Articles of Association; Directors and Officers of the Surviving Company	94
Merger Consideration	95
Treatment of Company Options and Company RSUs	95
Exchange Procedures	96
Representations and Warranties	97
Conduct of Business Prior to Closing	100
Shareholders’ Meeting	103
No Solicitation of Competing Transactions	104
No Change of Recommendation	106
Indemnification; Directors’ and Officers’ Insurance	108
Financing	109
Agreement to Use Reasonable Best Efforts	111
Certain Additional Covenants	112
Conditions to the Merger	112
Termination of the Merger Agreement	113
Termination Fees and Reimbursement of Expenses	115

ii

Remedies and Limitation on Liability	116
Amendment or Waiver	116

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	117
DISSENTERS’ RIGHTS	118
Requirements for Exercising Dissenters’ Rights	118

FINANCIAL INFORMATION	120
Selected Historical Financial Information	120
Net Book Value per Share of Our Shares	120

TRANSACTIONS IN THE SHARES AND ADSs	121
Purchases by the Company’s Directors and Executive Officers	121
Prior Public Offerings	122
Transactions in Prior 60 Days	122

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	123
FUTURE SHAREHOLDER PROPOSALS	125
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	126
WHERE YOU CAN FIND MORE INFORMATION	128
ANNEX A-1: AGREEMENT AND PLAN OF MERGER	A-1
ANNEX A-2: PLAN OF MERGER	A-101
ANNEX B: OPINION OF HOULIHAN LOKEY AS FINANCIAL ADVISOR	B-1
ANNEX C: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238	C-1
ANNEX D: SUPPORT AGREEMENT	D-1
ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	E-1
ANNEX F: FORM OF PROXY CARD	F-1
ANNEX G: FORM OF DEPOSITARY NOTICE AND FORM OF ADS VOTING INSTRUCTION CARD	G-1

iii

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this Proxy Statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below). You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 128. In this Proxy Statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to 58.com Inc. All references to “dollars” and “$” in this Proxy Statement are to U.S. dollars, and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and China’s largest online classifieds marketplace.

We are the issuer of ordinary shares, consisting of Class A ordinary shares, par value $0.00001 per share (each, a “Class A Share”), including the Class A Shares represented by American depositary shares, each representing two Class A Shares (“ADSs”), and Class B ordinary shares, par value $0.00001 per share (each, a “Class B Share” and, together with Class A Shares, collectively “Shares” and, each, a “Share”). Our principal executive offices are located at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China. The Company’s telephone number at this address is +86 10 5956-5858. Our registered office in the Cayman Islands is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed on April 29, 2020, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 128 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger (each as defined below). The registered address of Parent is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address of Parent is Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China.

Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address of Merger Sub is Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China.

The Warburg Pincus Filing Persons

WP SPV is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. The registered office of WP SPV is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Each of the Warburg Entities is an exempted limited partnership formed under the laws of the Cayman Islands. The registered office of each of the Warburg Entities is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

The business address and telephone number of each of WP SPV and the Warburg Entities is c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017, c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Center, Central, Hong Kong, +1 (212) 878-0600. The principal business of Warburg Pincus is private equity investment activities.

The General Atlantic Filing Persons

GA Interholdco is a Bermuda exempted company. Each of the GA Bermuda Funds is a Bermuda exempted limited partnership. GA CDA is a Delaware limited partnership. Each of GAPCO III, GAPCO IV and GAPCO V is a Delaware limited liability company. The GA Bermuda Funds and the GA Delaware Funds are the members of GA Interholdco that share beneficial ownership of the Shares held of record by GA SPV I at the time of this Proxy Statement. The general partner of the GA Bermuda Funds is GA GenPar Bermuda, a Bermuda exempted limited partnership. The general partner of GA GenPar Bermuda is GA Bermuda, a Bermuda exempted company. GA LLC is a Delaware limited liability company, and the managing member of each of GAPCO III, GAPCO IV and GAPCO V, and the general partner of GA CDA. The principal business of each of GA Interholdco, the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA Bermuda and GA LLC is investment.  The business address and telephone number of each of GA Interholdco, the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA Bermuda, and GA LLC is 55 East 52nd Street 33rd Floor New York, New York 10055, +1 (212) 715-4000.

GA Fund is a company incorporated and existing under the laws of Singapore and is majority owned by GA Interholdco. GA SPV I is a company incorporated and existing under the laws of Singapore that is wholly owned by GA Fund. GA SPV II is a company incorporated and existing under the laws of Singapore that is wholly owned by GA Fund. The principal business of each of GA Fund, GA SPV I and GA SPV II is investment. The business address and telephone number of each of GA Fund, GA SPV I and GA SPV II is Asia Square Tower 1, 8 Marina View, #41-04, Singapore 019860, +65 6661-6700.

The Ocean Link Filing Persons

Mr. Zheng is a citizen of the People’s Republic of China. Mr. Jiang is a Hong Kong permanent resident. Ocean Link GP is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Ocean Link Partners and Ocean Link Fund II is an exempted limited partnership formed under the laws of the Cayman Islands. Ocean Link SPV is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Mr. Zheng and Mr. Jiang owns 50% equity interest in Ocean Link GP. Ocean Link GP is the general partner of Ocean Link Partners. Ocean Link Partners is the general partner of Ocean Link Fund II. Ocean Link Fund II owns 100% equity interest in Ocean Link SPV.

The principal business address and telephone number of each of Mr. Zheng, Mr. Jiang, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II and Ocean Link SPV is Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong, +852 3669 8586.

The Founder Filing Persons

Mr. Yao is the chairman and chief executive officer of the Company and is a citizen of the People’s Republic of China. His principal occupation is as a director and officer of the Company. The business address of Mr. Yao is c/o Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China.

Nihao is a company incorporated under the laws of the British Virgin Islands. Nihao is an investment holding company. The business address of Nihao is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

Internet Opportunity Fund is an exempted limited partnership formed under the laws of the Cayman Islands. The principal business of Internet Opportunity Fund is investment activities. The business address of Internet Opportunity Fund is PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands.

The Other Rollover Entities

Tencent Holdings is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The business address of Tencent Holdings is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong and its business telephone number is +852 3148 5100. Tencent Holdings is an Internet company headquartered in China providing value-added Internet services, including communications and social, entertainment, content, online advertising, FinTech and cloud services. It has been listed on the Main Board of the Hong Kong Stock Exchange since June 16, 2004 (stock code: 700).

Ohio River is a British Virgin Islands company and a direct wholly owned subsidiary of Tencent Holdings. Ohio River is principally engaged in the business of holding securities in portfolio companies in which Tencent Holdings invests. The business address of Ohio River is 29/F, Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The phone number of Ohio River is +852 3148 5100.

THL E is a British Virgin Islands company and a direct wholly owned subsidiary of Tencent Holdings. THL E is principally engaged in the business of holding securities in portfolio companies in which Tencent Holdings invests. The business address of THL E is 29/F, Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The phone number of THL E is +852 3148 5100.

Huang River is a British Virgin Islands company and a direct wholly owned subsidiary of Tencent Holdings. Huang River is principally engaged in the business of holding securities in portfolio companies in which Tencent Holdings invests. The business address of Huang River is 29/F, Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The phone number of Huang River is +852 3148 5100.

Throughout this Proxy Statement, (i) WP SPV and the Warburg Entities are collectively referred to as “Warburg Pincus” or the “Warburg Pincus Filing Persons,” (ii) the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA LLC, GA Bermuda, GA Interholdco, GA Fund, GA SPV I and GA SPV II are collectively referred to as “General Atlantic” or the “General Atlantic Filing Persons,” (iii) Mr. Zheng, Mr. Jiang, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II and Ocean Link SPV are collectively referred to as “Ocean Link” or the “Ocean Link Filing Persons,” (iv) Mr. Yao, Nihao and Internet Opportunity Fund are collectively referred to as the “Founder Filing Persons,” (v) Ohio River, THL E and Huang River are collectively referred to as the “Other Rollover Shareholders,” Tencent Holdings, Ohio River, THL E and Huang River are collectively referred to as the “Other Rollover Entities,” or “Tencent,” (vi) Mr. Yao, Nihao and GA SPV I are collectively referred to as the “Supporting Shareholders,” (vii) Mr. Yao, Nihao and the Other Rollover Shareholders are collectively referred to as the “Rollover Shareholders,” and (viii) Parent, Merger Sub, Warburg Pincus, General Atlantic, Ocean Link and the Founder Filing Persons are collectively referred to as the “Buyer Group,” and the Buyer Group and the Other Rollover Entities are collectively referred to herein as the “Participants.”

Additional information regarding the parties to the Merger is set forth in Annex E, which is attached hereto and incorporated herein by reference.

The Merger (Page 94)

The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of June 15, 2020 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) after the Merger.

You are being asked to vote to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, the variation of the authorized share capital of the Company at the Effective Time from US$50,000 divided into (a) 4,800,000,000 Class A Shares, and (b) 200,000,000 Class B Shares to $50,000 divided into 5,000,000,000 shares of a par value of $0.00001 each (the “Variation of Capital”) and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”).

Following completion and as a result of the Merger, the Company, as the Surviving Company, will be wholly-owned by Parent (which will be beneficially owned by the Participants), and will continue to do business under the name “58.com Inc.” following the Merger. If the Merger is completed, the Company’s American depositary shares program for Class A Shares maintained pursuant to the deposit agreement, dated as of October 31, 2013 (the “Deposit Agreement”), by and among the Company, Citibank, N.A., in its capacity as ADS depositary (the “ADS Depositary”) and the holders and beneficial owners of ADSs issued thereunder will be terminated, the Company will cease to be a publicly traded company and ADSs will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of ADSs in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the U.S. Securities and Exchange Commission (the “SEC”), registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated. After the effective time of the Merger (the “Effective Time”), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A-1 and Annex A-2, respectively, to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this Proxy Statement, are the legal documents that govern the Merger.

Merger Consideration (Page 95)

Under the terms of the Merger Agreement, at the Effective Time, (a) each Share, other than Shares represented by ADSs, the Excluded Shares (as defined below) and the Dissenting Shares (as defined below), issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive $28.00 per Share (the “Per Share Merger Consideration”) and (b) each ADS, other than each ADS representing the Excluded Shares, issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled in exchange for the right to receive $56.00 per ADS (the “Per ADS Merger Consideration”) (less any applicable ADS Depositary’s fees ($0.05 per ADS cash distribution fee) payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes. If the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	(i) any Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective subsidiaries, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (ii) Shares (including ADSs corresponding to such Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined below), which will be cancelled and cease to exist without payment of any consideration or distribution therefor, and (iii) each of the 53,969,212 Class A Shares (including Class A Shares represented by ADSs and Class A Shares issuable upon conversion of restricted share units that are vested or will vest prior to December 31, 2020) and the 43,309,204 Class B Shares held by the Rollover Shareholders (collectively, the “Rollover Shares”), which will be cancelled and cease to exist without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration in exchange for newly issued ordinary shares of Parent pursuant to the Support Agreement (as defined below) and the Rollover Agreement (as defined below) (collectively, the “Excluded Shares”); and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”) (the “Dissenting Shares”) will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with the provisions of Section 238 of the CICL.

At the Effective Time, each ordinary share, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.00001 per share, of the Surviving Company.

Treatment of Company Options and Company RSUs (Page 95)

At the Effective Time, the Company will (a) instruct the ADS Depositary to terminate the Company’s ADS program, (b) terminate the Company’s Employee Stock Option Plan adopted in March 2010 and Share Incentive Plan adopted in September 2013 (collectively, the “Share Incentive Plans”), and all relevant award agreements entered into under the Share Incentive Plans, (c) cancel all options to purchase Shares or ADSs (the “Company Options”) granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable, and (d) cancel all restricted share units of the Company (the “Company RSUs”) granted under the Share Incentive Plans that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) each former holder of a Company Option that shall have become vested or is expected to vest on or prior to December 31, 2020 and remains outstanding on the closing date (each, a “Vested Company Option”) that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash equal to the product of (x) the excess, if any, of $28.00 over the applicable per Share exercise price of such Vested Company Option and (y) the number of Class A Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes, (ii) each former holder of a Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option, (iii) each former holder of a Company RSU that shall have become vested or is expected to vest on or prior to December 31, 2020 and remains outstanding on the closing date (each, a “Vested Company RSU”) that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one or more of its subsidiaries, a cash amount equal to $28.00 per Share underlying such Vested Company RSU, without interest and net of any applicable withholding taxes, and (iv) each former holder of a Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU. The Company may also consider, subject to the Buyer Group’s consent and approvals by governmental authorities or other third parties (if applicable), accelerating the vesting schedule of Vested Company Options and/or Vested Company RSUs with original vesting dates occurring after the Effective Time and on or prior to December 31, 2020, as a result of which holders of such Vested Company Options and/or Vested Company RSUs could exercise their Company Options for and/or convert their RSUs, into ADSs or Class A Ordinary Shares, and receive, with respect to the Merger, Per ADS Merger Consideration or Per Share Merger Consideration, respectively, for each of ADS or Class A Ordinary Share they own rather than receiving a cash payment in respect of such Vested Company Options and/or Vested Company RSUs in connection with the Merger.

Record Date and Voting Information (Page 89)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name on the register of members of the Company at the close of business in the Cayman Islands on August 14, 2020, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is September 4, 2020 at 6:00 p.m. (Beijing time).

If you own ADSs as of the close of business in New York City on August 10, 2020 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may instruct the ADS Depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs.

The Company will instruct the ADS Depositary to deliver to ADS holders as of August 10, 2020 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the form of each of which is attached as Annex G to this Proxy Statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on September 2, 2020 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the ADS Depositary) in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs on the register of members of the Company prior to the close of business in the Cayman Islands on August 14, 2020 (the “Share Record Date”), and you certify that you have not voted, and will not vote, the ADSs. Each holder has one vote for each Class A Share or ten votes for each Class B Share, in each case held as of the close of business on the register of members of the Company in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 254,632,267 Class A Shares and 45,232,120 Class B Shares entitled to be voted at the extraordinary general meeting. See “—Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 88)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICL) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Requisite Company Vote”).

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs and Shares beneficially owned by certain executive officers and employees of the Company who acquired the ownership of such Shares pursuant to the Share Incentive Plans and who have authorized Mr. Yao to vote such Shares on their behalf under power of attorney, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 123 for additional information. Pursuant to the terms of the Support Agreement (as defined below), these Shares (including such Shares represented by ADSs) will be voted in favor of the Merger, at the extraordinary general meeting.

Voting Information (Page 89)

Before voting your Shares, we encourage you to read this Proxy Statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is September 4, 2020, at 6:00 p.m. (Beijing time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Dissenters’ Rights of Shareholders and ADS Holders (Page 118)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICL if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, which is attached as Annex C to this Proxy Statement. The fair value of your Shares as determined by the Court under the CICL could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 1, 2020, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND, IF THEY PRESENT THEIR ADSs FOR CANCELLATION AFTER THE ADS RECORD DATE BUT BEFORE THE SHARE RECORD DATE, CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICL.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex C to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 62)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Shares and ADSs (other than the Excluded Shares, the Dissenting Shares and ADSs representing the Excluded Shares) will be cancelled in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 62 for additional information.

ADSs representing Class A Shares are currently listed on the NYSE under the symbol “WUBA.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Participants. See “Special Factors—Effects of the Merger on the Company” beginning on page 63 for additional information.

Plans for the Company after the Merger (Page 67)

Following the completion of the Merger, Parent will own 100% of the equity interest in the Company as the Surviving Company. The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. See “Special Factors—Financing of the Merger—Debt Financing” beginning on page 70 for additional information.

Following the completion of the Merger and the anticipated deregistration of the Class A Shares and the ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act, or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 36)

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors unaffiliated to the management of the Company or any Participant, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The Special Committee, after consultation with its independent financial advisor and independent legal advisor and due consideration, unanimously:

•	determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the unaffiliated security holders of the Company (as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, “Unaffiliated Security Holders”); and
•	recommended that the Board (A) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (B) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of Transactions, including the Merger, and (C) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares), and the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 65. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Participants as to the Fairness of the Merger (Page 44)

Each Participant believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Participants as to the Fairness of the Merger” beginning on page 44.

Financing of the Merger (Page 68)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions is anticipated to be approximately $5.85 billion as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. The Buyer Group expects to provide this amount through a combination of:

(a)              cash contributions in the aggregate amount of approximately $2.95 billion contemplated by certain equity commitment letters, dated as of June 15, 2020, between Parent and each of the Warburg Entities, GA Fund, Ocean Link Fund II and Internet Opportunity Fund (the “Equity Commitment Letters”);

(b)              debt financing of (i) a senior term loan facility of $2.00 billion (or its equivalent in RMB), (ii) a $500.00 million offshore cash bridge facility and (iii) a $1.00 billion (or its equivalent in RMB) offshore cash bridge facility provided pursuant to a debt commitment letter, dated as of June 5, 2020, among Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch and Merger Sub (the “Debt Commitment Letter”); and

(c)              cash held by the Company and its subsidiaries.

See “Special Factors—Financing of the Merger” beginning on page 68 for additional information.

Interim Investors Agreement (Page 74)

Concurrently with the execution and delivery of the Merger Agreement, Mr. Yao, Internet Opportunity Fund, WP SPV, GA SPV II, Ocean Link SPV, Parent and Merger Sub entered into an interim investors agreement (“Interim Investors Agreement”), which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger.

The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the equity and debt financing pending consummation of the Merger, (ii) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, and (iii) the arrangement for the sharing of certain fees and expenses among the Buyer Group.

Limited Guarantee (Page 74)

Concurrently with the execution and delivery of the Merger Agreement, each of the Warburg Entities, GA Fund, Ocean Link Fund II and Internet Opportunity Fund (the “Guarantors”) executed and delivered a limited guarantee, dated as of June 15, 2020, in favor of the Company (the “Limited Guarantees”). Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement.

Support Agreement (Page 74)

Concurrently with the execution and delivery of the Merger Agreement, the Supporting Shareholders entered into the Support Agreement with Parent, pursuant to which they have agreed, among other things, that:

(a)       each Supporting Shareholder will vote, or cause to be voted, all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it or him (or over which it or he holds a power of attorney to vote) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)       the Rollover Shares (including Shares represented by ADSs) held by the Supporting Shareholders will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration.

Each of the Supporting Shareholders (other than GA SPV I) will instead receive a number of newly issued ordinary shares of Parent equal to their respective number of Rollover Shares immediately prior to the closing of the Merger.

A copy of the Support Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own an aggregate of 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs and Shares beneficially owned by certain executive officers and employees of the Company who acquired the ownership of such Shares pursuant to the Share Incentive Plans and who have authorized Mr. Yao to vote these Shares on their behalf under power of attorney, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao).

Rollover Agreement (Page 75)

Concurrently with the execution and delivery of the Merger Agreement, the Other Rollover Shareholders entered into the Rollover Agreement with Parent, pursuant to which, among other things,

(a)              each of the Other Rollover Shareholders may, in its sole and absolute discretion, determine how to vote or abstain from voting at any general meeting of the shareholders of the Company in respect of the Merger and the other Transactions or any other matter (including any competing or alternative transaction) submitted to a shareholder vote; and

(b)              each of the Other Rollover Shareholders agrees that (i) its Rollover Shares (including Shares represented by ADSs) will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration; and (ii) in consideration for the cancellation of its Rollover Shares, it will subscribe for a number of newly issued ordinary shares of Parent equal to the number of its Rollover Shares at a consideration per share equal to the par value of such Parent shares immediately prior to the closing of the Merger.

As of the date of this Proxy Statement, the Other Rollover Shareholders beneficially own in the aggregate 52,563,898 Class A Shares and 14,722,000 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 22.44% of the total number of issued and outstanding Shares and approximately 28.26% of the total voting power of the outstanding Shares.

Opinion of the Special Committee’s Financial Advisor (Page 56)

The Special Committee retained Houlihan Lokey (China) Limited (“Houlihan Lokey”) to act as its financial advisor in connection with the Merger. On June 15, 2020, Houlihan Lokey orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated June 15, 2020, addressed to the Special Committee) as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or holder of ADSs or any other person as to how to act or vote with respect to any matter relating to the Merger. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on Page 56.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 77)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•	the beneficial ownership of equity interests in Parent by Mr. Yao as a result of the Merger (if approved and consummated);

•	the potential enhancement or decline of the share value of the Surviving Company, of which Mr. Yao will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•	among the directors of the Company, Mr. Xiaoguang Wu is affiliated with Tencent (in his capacity as senior management adviser of Tencent), and Mr. Chi Zhang is affiliated with General Atlantic (in his capacity as a Managing Director of GA Bermuda and GA LLC) and is also affiliated with Ocean Link (in his capacity as a director of Ocean Link GP);

•	the cash-out of Vested Company Options and Vested Company RSUs held by the directors and executive officers of the Company;

•	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	the compensation at a rate of $50,000 per month for each member of the Special Committee in exchange for his or her services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for additional information.

No Solicitation of Competing Transactions (Page 104)

The Merger Agreement restricts our ability, until the Effective Time or the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement and Plan of Merger—No Solicitation of Competing Transactions” beginning on page 104). See and read carefully “The Merger Agreement and Plan of Merger—No Solicitation of Competing Transactions” and “The Merger Agreement and Plan of Merger—No Change of Recommendation” beginning on page 104 and page 106, respectively.

Conditions to the Merger (Page 112)

The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being approved by the Requisite Company Vote; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent which is then in effect or has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•	there not having been any Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement and Plan of Merger—Representations and Warranties” beginning on page 97) since the date of the Merger Agreement that is continuing;

•	the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•	the aggregate amount of available cash of the Company on a consolidated basis equaling or exceeding (i) the RMB equivalent of $1,100,000,000 that shall be available in one or more RMB denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks in the PRC (“PRC”, means the People’s Republic of China excluding, for the purposes of this Proxy Statement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and (ii) $500,000,000 that shall be available in one or more U.S. dollar denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit with the paying agent to pay the Merger consideration, respectively, and the Company having delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent prior to the closing date of the Merger in accordance with the requirements under the Buyer Group’s definitive debt financing documents.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

•	Parent having delivered to the Company a certificate dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement (Page 113)

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)        by mutual written consent of the Company and Parent;

(b)       by either the Company or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement (or, in the case of termination by Parent, the failure of the Supporting Shareholders to fulfill their respective obligations under the Support Agreement) has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), upon:

•	a Termination Date Termination Event;

•	a Permanent Order Termination Event; or

•	a No-Vote Termination Event;

(c)        by the Company, upon:

•	a Parent Breach Termination Event;

•	a Parent Failure to Close Termination Event; or

•	a Superior Proposal Termination Event; or

(d)       by Parent, upon:

•	a Company Breach Termination Event; or

•	a Change in the Company Recommendation Termination Event;

each as defined in the section entitled “The Merger Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 113.

Termination Fees and Reimbursement of Expenses (Page 115)

The Company is required to pay Parent a termination fee of $126,400,000 in the event the Merger Agreement is terminated:

•	by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated (and not publicly withdrawn) after the date of the Merger Agreement and prior to the Shareholders’ Meeting (or prior to the termination of the Merger Agreement if there has been no Shareholders’ Meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event, (c) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%”);

•	by Parent pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

In the event that (i) Parent terminates the Merger Agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, or (ii) either Parent or the Company terminates the Merger Agreement pursuant to a Termination Date Termination Event or a No-Vote Termination Event and, prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has not been an extraordinary general meeting), the Board effected a Change in the Company Recommendation, the Company is additionally required to reimburse certain expenses of Parent, Merger Sub and their affiliates incurred in connection with the Transactions up to $4,000,000.

Parent is required to pay the Company a termination fee of $252,800,000 in the event the Merger Agreement is terminated:

•	by the Company pursuant to a Parent Breach Termination Event; or

•	by the Company pursuant to a Parent Failure to Close Termination Event.

In the event that the Company terminates the Merger Agreement pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event, Parent is additionally required to reimburse certain expenses of the Company and its affiliates incurred in connection with the Transactions up to $4,000,000.

In the event that the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or expenses, together with interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.0% (or a lesser rate that is the maximum permitted by applicable law) on such unpaid termination fee or expenses.

U.S. Federal Income Tax Consequences (Page 81)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—U.S. Federal Income Tax Consequences” beginning on page 81. The U.S. federal income tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Tax Consequences (Page 84)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Please see “Special Factors—PRC Tax Consequences” beginning on page 84 for additional information.

Cayman Islands Tax Consequences (Page 85)

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, the Variation of Capital, and the Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 81)

The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the United States federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the CICL) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette.

Litigation Relating to the Merger (Page 81)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger (Page 81)

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

Market Price of the ADSs (Page 86)

The closing price of ADSs on the NYSE on April 1, 2020, the last trading date immediately prior to the Company’s announcement on April 2, 2020 that it had received a going-private proposal from the Buyer Group, was $46.70 per ADS. The consideration of $56.00 per ADS to be paid in the Merger represents a premium of approximately 19.9% over that closing price.

Fees and Expenses (Page 79)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement or in the Interim Investors Agreement, as applicable.

Remedies and Limitation on Liability (Page 116)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement and Plan of Merger—Remedies and Limitation on Liability” beginning on page 116.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of $252,800,000 and $126,400,000, respectively, (ii) reimbursement of all expenses incurred by the Company and its affiliates, or Parent, Merger Sub and their respective affiliates, as applicable, in connection with the Transactions, up to a maximum amount of $4,000,000, (iii) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (iv) the out-of-pockets costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving this Proxy Statement?

A:	On June 15, 2020, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on September 7, 2020, at 10:30 a.m. (Beijing time) at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

•

as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A;

•	as a special resolution, to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A; and

•	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by the Participants, and as a result of the Merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?

A:	If you own Shares and the Merger is completed, you will be entitled to receive $28.00 in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the CICL with respect to the Merger, in which event you will be entitled to have the Court determine the fair value of your Shares determined pursuant to the CICL).

If you own ADSs and the Merger is completed, you will be entitled to receive $56.00 per ADS (less $0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time unless you (a) before 5:00 p.m. (New York City Time) on September 1, 2020, surrender your ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of your ADSs, and provide delivery instructions for the corresponding Shares, and if you present your ADSs for cancellation after the ADS Record Date and before the Share record Date certify that you either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become a registered holders of Shares and (b) comply with the procedures and requirements for exercising dissenters’ rights for the Shares under Section 238 of the CICL.

Please see “Special Factors—U.S. Federal Income Tax Consequences,” “Special Factors—PRC Tax Consequences” and “Special Factors—Cayman Islands Tax Consequences” beginning on page 81 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company Options and Company RSUs be treated in the Merger?

A:	As soon as practicable after the Effective Time, (i) each Vested Company Option that is cancelled at the Effective Time will have the right to receive an amount in cash equal to the product of (x) the excess, if any, of $28.00 over the applicable per Share exercise price of such Vested Company Option and (y) the number of Class A Shares underlying such Vested Company Option; (ii) each Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option; (iii) each Vested Company RSU that is cancelled at the Effective Time will have the right to receive a cash amount equal to $28.00; and (iv) each Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU. The Company may also consider, subject to the Buyer Group’s consent and approvals by governmental authorities or other third parties (if applicable), accelerating the vesting schedule of Vested Company Options and/or Vested Company RSUs with original vesting dates occurring after the Effective Time and on or prior to December 31, 2020, as a result of which holders of such Vested Company Options and/or Vested Company RSUs could exercise their Company Options for and/or convert their RSUs, into ADSs or Class A Ordinary Shares, and receive, with respect to the Merger, Per ADS Merger Consideration or Per Share Merger Consideration, respectively, for each of ADS or Class A Ordinary Share they own rather than receiving a cash payment in respect of such Vested Company Options and/or Vested Company RSUs in connection with the Merger.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be an independent publicly traded company and will instead become a private company beneficially owned by the Participants. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the Merger, the registration of the Shares and ADSs and the Company's reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon the completion of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NYSE, and the Company’s ADS program will terminate.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the second half of 2020, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options or Vested Company RSUs receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the SEC. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for certain expenses in connection with the Merger, or Parent may be required to pay the Company a termination fee and reimburse the Company for certain expenses in connection with the Merger, in each case as described in “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 117.

Q:	After the Merger is consummated, how will I receive the Merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Shares represented by book entry (“Uncertificated Shares”) in exchange for the applicable Per Share Merger Consideration.

Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the CICL, upon your surrender of any share certificates (or an affidavit and indemnity of loss in lieu of the share certificates), if applicable, and/or such other documents as may be required by the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, you will receive a check in the amount equal to (i) the number of your Shares (excluding Excluded Shares and Dissenting Shares) represented by such share certificate (or affidavits and indemnities of loss in lieu of share certificates) or the number of your Uncertificated Shares (excluding Excluded Shares and Dissenting Shares), multiplied by (ii) $28.00 per Share, in cash, without interest and net of any applicable withholding taxes, in exchange for your Shares (excluding Excluded Shares and Dissenting Shares).

The Per Share Merger Consideration payable in the Merger may be subject to withholding taxes, including if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the Merger consideration for my ADSs?

A:	If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of your ADRs (or an affidavit and indemnity of loss in lieu of ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for $56.00 per ADS (less $0.05 per ADS cash distribution fee payable pursuant to the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for your ADRs after the completion of the Merger.

The Per ADS Merger consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the Per ADS Merger Consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs with DTC and the remittance of the Merger consideration (net of applicable fees and taxes, including the cash distribution fee of $0.05 per ADS payable pursuant to the terms of the Deposit Agreement) to DTC for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the CICL) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on August 14, 2020, the Share Record Date for the extraordinary general meeting, 254,632,267 Class A Shares and 45,232,120 Class B Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, among other things, the Supporting Shareholders have agreed to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•

FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A;

•	FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is August 14, 2020. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is August 10, 2020. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you do not vote the ADSs and convert your ADSs into Shares by the close of business in New York City on August 12, 2020 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of one or more shareholders representing not less than one-third of all voting power of the Company’s share capital in issue will constitute a quorum for the extraordinary general meeting.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:

Pursuant to the Support Agreement, each Supporting Shareholder has agreed to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Supporting Shareholders beneficially own an aggregate of 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs and Shares beneficially owned by certain executive officers and employees of the Company who acquired the ownership of such Shares pursuant to the Share Incentive Plans and who have authorized Mr. Yao to vote these Shares on their behalf under power of attorney, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao). As of the date of this Proxy Statement, our directors and executive officers who are not Supporting Shareholders beneficially own, in the aggregate, 0.4% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 123 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than September 4, 2020 at 6:00 p.m. (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	The Company will instruct the ADS Depositary to deliver to ADS holders as of August 10, 2020 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of which are attached as Annex G to the Proxy Statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly (whether in person or by proxy), but you may instruct the ADS Depositary (as the registered holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on September 2, 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, the Shares represented by the ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder, except as discussed below. If the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists as to such matter, or (C) the rights of holders of Shares may be materially adversely affected. If the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs on the register of members of the Company prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of attending and/or voting at the extraordinary general meeting after the ADS Record Date, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 12, 2020 together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation ($0.05 for each ADS to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) if you present your ADSs for cancellation after the ADS Record Date but before the Share Record Date, a certification that you either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will direct Citibank, N.A. - Hong Kong , the custodian holding the Shares, to deliver, or cause the delivery of the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 for each ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted. You should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:

If, as a shareholder, you abstain from voting, fail to cast your vote in person, or fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected by such matter.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least 2 hours before the commencement of the extraordinary general meeting. Any such written notice revoking a proxy should be sent to the Company’s offices at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, the People’s Republic of China, Attention: IR Department.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 6:00 p.m. (Beijing time) on September 4, 2020, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on September 2, 2020. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxies or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs evidencing ADSs, should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the Merger consideration. Please do not send in your Share certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADSs for delivery of the Merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of Uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their Merger consideration (net of applicable fees and taxes) shortly after the Merger is consummated without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADSs in exchange for the Merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on August 10, 2020. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICL could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs as determined by the Court. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must, before 5:00 p.m. (New York City Time) on September 1, 2020, surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, and provide delivery instructions for the corresponding Shares, and, if they present their ADSs for cancellation after the ADS Record Date but before the Share Record Date, certify that they either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become registered holders of Shares. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the CICL. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 for each ADS issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 118 as well as “Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Morrow Sodali as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact Morrow Sodali, the proxy solicitor at +1 (800) 662-5200 (U.S. Toll-Free) or +1 (203) 658-9400 (Non-U.S. Direct), or by email at 58@investor.morrowsodali.com.

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Most of the events leading to the execution of the Merger Agreement described in this Background of the Merger occurred primarily in the PRC and Hong Kong. Therefore, all dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company also have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events. While the Company’s management had discussions from time to time with third parties regarding possible options over the past years, these discussions did not result in any specific proposals for any strategic transaction prior to the events described below.

On March 24, 2020, the Company engaged Kaihui Limited (“KL”) as a strategic consultant representative to explore potential strategic transactions, including possible minority or control transactions, mergers and acquisitions, debt financings or equity financings. The Company was not actively seeking a potential buyer, but rather sought to evaluate strategic options in light of the impact of the coronavirus disease 2019 (COVID-19).

On March 25, 2020, representatives of KL began exploring possible financing or strategic transactions involving the Company with representatives of Warburg Pincus, which was a prior investor in the Company. These discussions were based on publicly available information of the Company. Warburg Pincus had not entered into any confidentiality agreement with the Company at that time, nor had Warburg Pincus received any Company-facilitated due diligence or confidential information.

During the period from March 29, 2020 to April 2, 2020, there were discussions amongst representatives of KL and Warburg Pincus regarding a potential transaction involving the Company, but Warburg Pincus did not make a proposal for a transaction at that time.

On April 2, 2020, at the request of the Company, KL reached out to a second private equity firm, Ocean Link, in light of its prior take-private experiences, and held discussions with Ocean Link regarding possible financing or strategic transactions involving the Company, including a potential going-private transaction with respect to the Company. That evening, Ocean Link Partners Limited, an affiliate of Ocean Link, submitted to the Board a preliminary non-binding proposal letter (the “Original Proposal”), pursuant to which it proposed to acquire all of the outstanding Shares of the Company, including Class A Shares represented by ADSs, for $27.50 in cash per Class A Share or Class B Share, or $55.00 in cash per ADS (the “Proposed Transaction”). The proposal letter stated that the Original Proposal represented a premium of 17.8% to the Company’s last closing price on April 1, 2020 and a premium of approximately 17.1% to the volume-weighted average closing price during the last 15 days preceding the Original Proposal. The Original Proposal was based on publicly available information, with no confidential information or due diligence facilitated by the Company. The Original Proposal stated that Ocean Link Partners Limited intended to fund the consideration payable in the Proposed Transaction primarily with equity capital from it and any additional members that would be accepted into a consortium of buyers, and possibly debt financing.

In the evening of April 2, 2020, a representative of Ocean Link notified a representative of General Atlantic via email of the submission of the Original Proposal by Ocean Link Partners Limited, an affiliate of Ocean Link, and expressed Ocean Link’s interest in starting a discussion with General Atlantic about the Proposed Transaction. The representative of General Atlantic acknowledged receipt of the email but did not engage in discussion with the representative of Ocean Link regarding the Proposed Transaction at that time.

On April 2, 2020, the Company issued a press release regarding its receipt of the Original Proposal and the Proposed Transaction.

During the period from April 3, 2020 and April 13, 2020, representatives of the Company and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), U.S. legal counsel to the Company, discussed how the Company should respond to the Original Proposal, including calling a meeting of the Board to consider whether the Original Proposal merited further consideration by the Company, and if so, whether the Board should form a special committee of independent directors to review and evaluate the Original Proposal.

On April 3, 2020, representatives of KL reached out to representatives of Warburg Pincus to discuss whether Warburg Pincus would have an interest in joining the Proposed Transaction. At that time, Warburg Pincus expressed reluctance to join such Proposed Transaction in light of the offer price, market uncertainties and considerations due to the general market and economic environment.

On April 4, 2020, representatives of Ocean Link arranged through KL a telephonic discussion with representatives from Warburg Pincus regarding the Proposed Transaction.

On April 13, 2020, the Company announced the appointment of Ms. Li (Lily) Dong (“Ms. Dong”) and Mr. Robert Frank (Bob) Dodds, Jr. (“Mr. Dodds”) as independent directors of the Board.

On April 20, 2020, the Board held a telephonic meeting, together with the Company’s Chief Financial Officer (the “Company CFO”) and representatives of Skadden and KL, to discuss the Original Proposal. During the course of this meeting, representatives of KL reviewed the Original Proposal with the Board and described discussions between representatives of KL and Ocean Link prior to the submission of the Original Proposal, and representatives of Skadden reviewed with the Board the fiduciary duties of Board members in considering the Proposed Transaction. The Board discussed relationships between certain Board members and the potential participants in a transaction, and resolved to form a Special Committee consisting of its two new independent directors, Mr. Dodds and Ms. Dong, in order to evaluate the Company’s strategic options, including the Original Proposal, remaining as a listed U.S. public company and any other alternative transactions that might be available to the Company.

After discussion of these matters, the Board adopted resolutions delegating to the Special Committee the exclusive power and authority of the Board to, among other things: (i) establish, approve and direct the process and procedures related to the review and evaluation of the Original Proposal and any alternative transaction, including the authority to determine whether or not to proceed with any transaction, (ii) respond, including on behalf of the Board and/or the Company, to any communications, inquiries or proposals regarding the Original Proposal or any alternative transaction, (iii) review, evaluate and negotiate on behalf of the Board and the Company the terms and conditions of the Proposed Transaction or any alternative transaction, (iv) determine on behalf of the Board and the Company whether the Original Proposal or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate), (v) approve or reject the Original Proposal or any alternative transaction, and to recommend such approval or rejection to the Board, (vi) authorize or recommend to the Board the consummation of the transactions contemplated under the definitive agreement related to the Original Proposal or any alternative transaction, (vii) retain such financial, legal and other advisers as the Special Committee from time to time deem necessary, appropriate or advisable and (viii) take such other actions as the Special Committee deems necessary or appropriate to carry out its delegated responsibilities. The Board further resolved that it would not approve the Original Proposal or any alternative transaction, or recommend the foregoing to the Company’s shareholders, in the absence of a prior favorable recommendation of such action by the Special Committee (and which recommendation had not been previously revoked or withdrawn by the Special Committee).

Following this meeting, the Company issued a press release announcing the formation of the Special Committee consisting of two independent directors, Mr. Dodds and Ms. Dong, to evaluate and consider the Proposed Transaction or any alternative strategic options that the Company may pursue.

Following its formation, the Special Committee interviewed and evaluated law firms, including Fenwick & West LLP (“Fenwick”), to act as independent legal counsel for the Special Committee. During the same period of time, the Special Committee interviewed financial advisory firms, including Houlihan Lokey, to act as independent financial advisor to the Special Committee. During the course of these interviews and evaluations, the Special Committee evaluated these advisors’ credentials, experience and independence to serve as legal and financial advisors, respectively, to the Special Committee and negotiated the fees to be paid to the financial advisor.

On April 22, 2020, representatives of each of Warburg Pincus and General Atlantic expressed to representatives of Ocean Link their interest in engaging in discussions to explore the possibility of participating in the transaction contemplated by the Original Proposal.

During the period between April 22, 2020 and April 29, 2020, each of Warburg Pincus, General Atlantic and Ocean Link (collectively and together with certain of their affiliated entities, the “PE Firms”) continued to evaluate the possibility of participating in a potential privatization transaction involving the Company.

On April 23, 2020, representatives of the PE Firms indicated to representatives of the Company, including KL, that the PE Firms were interested in having discussions with the Company to explore the Proposed Transaction and, pending internal clearances, would be prepared to commence due diligence review of the Company.

On April 23, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, to discuss the selection of the Special Committee’s independent financial advisor and the fees to be paid to the financial advisor, Fenwick’s engagement as legal counsel to the Special Committee, and the process for the Company’s preparation of its financial projections.

On April 24, 2020, representatives of the PE Firms contacted Mr. Yao and asked him to consider discussing the Proposed Transaction with them. On the same day, representatives of the PE Firms and Mr. Yao held a telephonic meeting to discuss the Proposed Transaction and the possibility of forming a consortium to make a proposal to the Special Committee to pursue a going-private transaction involving the Company. Mr. Yao indicated to the PE Firms that he would consider the matters discussed and provide his feedback in the subsequent days.

On April 27, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, and approved the engagement of Fenwick as its independent legal counsel and Houlihan Lokey as its independent financial advisor, formally engaged Fenwick and Houlihan Lokey in such capacities and reviewed and approved a form of confidentiality agreement to be entered into with members of the Buyer Group. The Company then issued a press release announcing the engagement of Fenwick and Houlihan Lokey by the Special Committee on the same day.

During its meeting on April 27, 2020, the Special Committee also approved a form of confidentiality agreement to be used with the PE Firms in furtherance of their due diligence review of the Company and, following discussions with Fenwick and Skadden, the approved form of confidentiality agreement was sent to each of the PE Firms, in each case to be entered into on behalf of itself and certain affiliated entities.

On April 28, 2020, the Company began preparing a virtual data room for review by the PE Firms and their advisors.

Also, on April 28, 2020, Mr. Yao indicated to representatives of the PE Firms that he would be interested in participating in the transaction subject to further discussions.

On April 30, 2020, the Special Committee held a telephonic meeting with representatives of Fenwick, and for certain portions of the meeting, with representatives of KL and Houlihan Lokey, to discuss, among other things, the Original Proposal and the role of the Special Committee. During the course of the meeting, representatives of Fenwick described the Special Committee’s authority and fiduciary duties. Representatives of KL then provided an update regarding the discussions that had occurred with representatives of the PE Firms, and their anticipated process to secure debt financing and conduct due diligence. Representatives of Houlihan Lokey then described the general process of a going-private transaction from a financial advisor’s perspective and its financial analyses.

On the same day, Warburg Pincus Asia LLC, an affiliate of Warburg Pincus, GA Fund, Ocean Link Partners Limited, an affiliate of Ocean Link, and Mr. Yao, entered into an exclusivity letter (the “Exclusivity Letter”) pursuant to which the parties agreed to, submit an updated non-binding going-private proposal letter to the Board, act in good faith to pursue and deal exclusively with each other in pursuing the going-private transaction, and cooperate and participate in the negotiation of the terms of definitive documentation in connection with such transaction.

Later that day, the parties to the Exclusivity Letter jointly delivered an updated non-binding going-private proposal letter (the “Proposal”), pursuant to which the parties proposed to, together with their respective affiliates, acquire all of the outstanding Shares of the Company (including Class A Shares represented by ADSs), for $27.50 in cash per Class A Share or Class B Share, or $55.00 in cash per ADS (in each case other than those ADSs or Shares that may be rolled over in connection with the Proposed Transaction), the same offer price as in the Original Proposal.  The proposal letter stated that the parties and their respective affiliates had agreed to work exclusively with each other in pursuing the Proposed Transaction, which they intended to finance with a combination of debt and equity financing.

Later on April 30, 2020, the Company issued a press release regarding its receipt of the Proposal from the Buyer Group.

On May 2, 2020, following negotiations of confidentiality agreements with each of the PE Firms and their respective legal counsels, (a) Warburg Pincus Asia LLC, an affiliate of Warburg Pincus, entered into a confidentiality agreement with the Company regarding any non-public information that may be received by it or its affiliates in connection with the Proposed Transaction, which was amended on May 7, 2020, and (b) each of GA Fund and Ocean Link Partners Limited, an affiliate of Ocean Link, entered into a confidentiality agreement with the Company regarding any non-public information that may be received by it or its affiliates in connection with the Proposed Transaction.

During the period from May 6, 2020 to May 8, 2020, the Company received extensive requests for due diligence information from members of the Buyer Group and advisors engaged by the Buyer Group concerning commercial, financial, regulatory and legal due diligence matters, to which the Company responded, with the relevant information and documents being provided by emails, on-site or through the virtual data room.

Between May 6, 2020 and June 8, 2020, representatives and advisors of the Buyer Group conducted due diligence on the Company.

On May 7, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Houlihan Lokey, to discuss the status of the Proposed Transaction. During the course of this meeting, representatives of Fenwick provided an update regarding the execution of confidentiality agreements by Warburg Pincus Asia LLC, an affiliate of Warburg Pincus, GA Fund and Ocean Link Partners Limited, an affiliate of Ocean Link, on May 2, 2020 and expected execution of joinders to the confidentiality agreement by and between the Special Committee and Ocean Link Partners Limited, an affiliate of Ocean Link, by certain banks in connection with potential debt financing, and representatives of Houlihan Lokey provided an update regarding the Buyer Group’s diligence process.

Also, during the period from May 7, 2020 to June 5, 2020, representatives of financial, tax and legal advisors engaged by the Buyer Group conducted on-site due diligence sessions at the Company’s Beijing office.

On May 8, 2020, at the request of the Special Committee, the Company began preparation of updated financial projections for the fiscal years ending 2020 through 2025 for use by Houlihan Lokey in connection with its financial analysis.

On May 9, 2020, the Company’s virtual data room was made available to each of the Buyer Group members and their advisors. The Company continued to add additional materials to the virtual data room from May 9, 2020 through June 8, 2020.

During the period from May 9, 2020 to May 22, 2020, representatives of the Buyer Group had preliminary discussions with certain potential lenders regarding arranging debt financing for the Proposed Transaction contemplated by the Proposal. Eleven potential lenders that had indicated interest in participating in the Proposed Transaction each executed joinders to the confidential agreement by and between the Special Committee and Ocean Link Partners Limited, an affiliate of Ocean Link. Access to data room was granted to these potential lenders after signing of their respective joinders to the confidentiality agreement by and between the Special Committee and Ocean Link Partners Limited, an affiliate of Ocean Link.

Between May 12 and May 27, 2020, representatives of the Buyer Group members and their advisors conducted interviews with the members of the Company’s executive management team.

On May 14, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey and KL, to discuss the status of the Proposed Transaction, including the PE Firms’ diligence review, debt financing and related discussions with potential lenders and preparation of the Company’s financial projections.

On May 21, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey and KL, to discuss the status of the Proposed Transaction, including the diligence process being conducted by the members of the Buyer Group and their advisors, the Buyer Group’s process to secure debt financing and the preparation of the Company’s financial projections. Representatives of KL then departed from the meeting and representatives of Houlihan Lokey discussed the process for conducting its financial analysis of the Proposed Transaction once the Company’s financial projections had been completed, including conducting diligence interviews with the Company’s management. Representatives of Houlihan Lokey then departed from the meeting and representatives of Fenwick reported to the Special Committee regarding key deal terms in certain comparable “going-private” transactions. The Special Committee members and representatives of Fenwick then discussed the potential benefits and risks of conducting a “market check” prior to entering into a merger agreement in which it would reach out to third parties to solicit potential interest in an acquisition of the Company, or retaining a “go-shop” right to engage in such a process after entering into a merger agreement. After discussion and taking into consideration (i) the agreement by Mr. Yao and the other members of the Buyer Group to work exclusively with the Buyer Group, (ii) the voting power represented by the Shares anticipated to be held by members of a consortium that included Mr. Yao, which collectively represented approximately 44.01% of the total voting power of the outstanding Shares as of May 21, 2020, such that a third party proposal would not be able to obtain shareholder approval without the support of members of the Buyer Group, and (iii) the fact that the Original Proposal and the Proposal had been publicly announced, thereby providing any interested third parties with an opportunity to contact the Special Committee or Houlihan Lokey to make their interest in an alternative transaction known, the Special Committee concluded that reaching out to third parties to assess their interest in an alternative transaction would be very unlikely to produce a competing offer on terms better than the Proposal and would not be in the best interests of the Company and its shareholders. Accordingly, the Special Committee determined not to conduct such a “market check” or insist on a “go shop” provision, but would remain open to and evaluate any inbound inquiries and indications of interest.

On May 21, 2020, representatives of KL spoke with representatives of another private equity fund to discuss such fund’s potential interest in considering joining the Buyer Group in the Proposed Transaction. At this time, such private equity fund indicated that it was not ready to commit to joining the Buyer Group and, while it would consider doing so, it would first require its own due diligence process and to secure debt financing. In light of the uncertainty expressed by such private equity fund and additional time and process required for it to make a decision, discussions with such fund did not progress beyond this initial conversation.

On May 23, 2020, the Company provided draft financial projections for the fiscal years ending 2020 through 2025 to the Special Committee.

On May 25, 2020, Houlihan Lokey conducted interviews of certain members of the Company’s executive management team in connection with its due diligence review of the Company.

On May 26, 2020, the Company provided the final version of its financial projections for the fiscal years ending 2020 through 2025 (the “Management Projections”), which updated a few immaterial points in the draft financial projections from May 23, 2020, to the Special Committee and Houlihan Lokey.

On May 26, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey, KL and, for a portion of the meeting, the Company CFO, and discussed the Management Projections. In the course of this discussion, the Company CFO described the Company’s business model, revenues and costs, the potential impact of the COVID-19 pandemic on the Company’s business, the effect of competition on the Company, trends in the Company’s gross margins, and the Company’s need to increase its investment in certain services. Following this discussion, and after the Company CFO and representatives of KL had departed the meeting, the Special Committee approved providing the Management Projections with the Buyer Group.

On May 27, 2020, the Management Projections were provided to the Buyer Group.

On May 29, 2020, Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”), international co-counsel to the Buyer Group, provided Fenwick with an initial draft of the Merger Agreement.

On May 31, 2020, representatives of KL discussed with representatives of Tencent the potential rollover participation of Tencent in the transaction. At this time, representatives of Tencent indicated that Tencent may consider such rollover participation, but did not have an interest in receiving confidential information of the Company, pursuing due diligence or joining the Buyer Group.

On June 2, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Houlihan Lokey. Representatives of Houlihan Lokey discussed their financial review and approach to their financial analysis. The Special Committee members and representatives of Houlihan Lokey then discussed strategies for the negotiation of the per Share price to be paid in the Proposed Transaction. Representatives of Fenwick reviewed the terms of the draft Merger Agreement and discussed a number of material issues to be negotiated on behalf of the Special Committee. Those issues, among others, included (i) a requirement that the Company have a minimum level of cash in its onshore and offshore bank accounts as a condition to closing (the “Minimum Cash Condition”), (ii) a requirement that shareholders of the Company holding no more than five percent of the Shares had exercised their dissenters’ rights as a condition to closing (the “Dissenters’ Rights Condition”) and (iii) the amount and terms of termination fees payable by the Company and reverse termination fees payable by the Buyer Group upon termination of the Merger Agreement under certain circumstances. In addition, the Special Committee considered whether to propose requiring that, as a condition to closing, the Proposed Transaction be approved by a majority of the outstanding shares held by shareholders of the Company who are not affiliated with the Buyer Group or the Other Rollover Shareholders (the “Approval by a Majority of the Unaffiliated Condition”). The Special Committee provided the representatives of Fenwick with direction on the positions to be taken in the revised draft of the Merger Agreement with respect to these issues. The Special Committee members and representatives of Fenwick and Houlihan Lokey also discussed the absence of a “go-shop” provision in the draft Merger Agreement and again discussed the advisability and feasibility of conducting a pre-signing “market check” or requiring the ability to do so after signing; however, in view of the factors discussed during the Special Committee meeting on May 21, 2020, the Special Committee again concluded that reaching out to third parties and conducting a “market check” process would likely be futile and would not be in the best interests of the Company and its shareholders. Therefore, while the Special Committee would continue to evaluate any inbound inquiries and indications of interest, it would focus on negotiating the best deal available with the Buyer Group in order to maximize shareholder value.

On June 3, 2020, representatives of Fenwick provided Wilson Sonsini with a revised draft of the Merger Agreement, which draft reflected discussions with the Special Committee, as well as feedback from Skadden, Hankun Law Offices (“Hankun”), the PRC legal counsel to the Company, and Conyers Dill & Pearman (“Conyers”), the Cayman Islands legal counsel to the Company. Among other things, as directed by the Special Committee, the revised draft (i) narrowed the scope of the representations and warranties to be provided by the Company, (ii) added the right of the Company to adjourn the shareholders’ meeting due to certain intervening events for fiduciary duty reasons, (iii) added the right of the Company to change the recommendation for the transaction due to certain intervening events, (iv) revised the definition of superior proposal to give the Company greater flexibility to negotiate a competing proposal, (v) deleted the Dissenters’ Rights Condition, (vi) deleted the Minimum Cash Condition, (vii) added the Approval by a Majority of the Unaffiliated Condition, and (viii) proposed 1.5% of the total equity value of the Company for the Company termination fee and 3.0% of the total equity value of the Company for the Buyer Group termination fee. Thereafter, and until June 15, 2020, representatives of Fenwick and Skadden negotiated the terms of the Merger Agreement with representatives and legal counsels to the Buyer Group. From time to time during this process, representatives of Fenwick discussed issues arising under the Merger Agreement, and positions to be taken in negotiations, with the Special Committee and representatives of Houlihan Lokey, KL, Hankun and Conyers.

On June 5, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey and KL, to discuss the $55.00 per ADS or $27.50 per Share price set forth in the Proposal, and the position to be taken and approach to be followed in negotiating the price with the Buyer Group. At this time, representatives of KL provided background for the price negotiation with the Buyer Group, including comments from the Buyer Group regarding the impact of rising US-China tensions, competitive pressures affecting the Company, the Company’s anticipated declines in gross margins and the impact of the COVID-19 pandemic on the Company. Following this discussion, the Special Committee members and representatives of Houlihan Lokey and KL discussed arguments that could be made to the Buyer Group in support of an increase in the per Share and per ADS consideration to be paid in the Proposed Transaction.

On June 5 and June 6, 2020, the Buyer Group received a debt commitment letter from each of Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (“SPDB”) and another bank, each with an underwritten commitment of an amount up to $3.5 billion. The debt commitment letters from SPDB and the other bank were sent to the Special Committee and Fenwick. The debt commitment letter with SPDB was counter-signed by Merger Sub on June 5, 2020. The debt commitment letter with the other bank was not counter-signed and therefore was not legally binding on Merger Sub.

On June 8, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Houlihan Lokey. During this meeting, the Special Committee members and such representatives further discussed the process for purchase price negotiations with the Buyer Group and the approach to be taken in that negotiation, and the status of Houlihan Lokey’s financial analysis. Representatives of Fenwick then discussed the status of the draft Merger Agreement and communications between representatives of Fenwick and the legal counsels to the Buyer Group.

On June 8, 2020, Kirkland & Ellis (“Kirkland”), international co-counsel to the Buyer Group, discussed with Fenwick telephonically the terms of the debt commitment letter from SPDB.

Also, on June 8, 2020, Wilson Sonsini provided Fenwick with the initial drafts of the form of the equity commitment letter and form of the limited guarantee, and a revised draft of the Merger Agreement. Among other things, the revised draft of the Merger Agreement accepted certain revisions made by Fenwick to the Company representations and warranties, but rejected certain revisions made by Fenwick on other provisions, including (i) deleting the Company’s right to adjourn the shareholders’ meeting due to certain intervening events for fiduciary duty reasons, (ii) deleting the Company’s right to change the recommendation for the transaction due to certain intervening events, (iii) rejecting Fenwick’s changes to the definition of superior proposal, (iv) restoring the Dissenters’ Rights Condition and the Minimum Cash Condition, (v) deleting the Approval by a Majority of the Unaffiliated Condition, and (vi) rejecting Fenwick’s comments to the termination fee and counter-offering 1.0% of the total equity value of the Company for the Company termination fee and 2.0% of the total equity value of the Company for the Buyer Group termination fee.

On June 9, 2020, Wilson Sonsini and Fenwick held a telephonic meeting to discuss the positions of the Special Committee and the Buyer Group on various issues related to the Merger Agreement, including the Dissenters’ Rights Condition, the Minimum Cash Condition, the Approval by a Majority of the Unaffiliated Condition and the Company and Buyer Group termination fees.

On the same day, representatives of Tencent indicated to representatives of the Company that, after further internal discussion and consideration, while still undecided regarding the possible rollover of its Shares in the Company at the Effective Time, Tencent had decided not to join the Buyer Group or contractually commit to vote its Shares in favor of the Merger.

On June 10, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey and KL. The Special Committee members and representatives of Houlihan Lokey and KL further discussed the process for price negotiations with the Buyer Group and positions to be taken in such negotiations. Representatives of Fenwick then discussed the revised draft of the Merger Agreement and the material open issues. The Special Committee directed representatives of Fenwick to again remove the Minimum Cash Condition and Dissenters’ Rights Condition, to provide for Company and Buyer Group termination fees equal to 1.5% and 3% of total equity value of the Company, respectively, and to continue to press for the Approval by a Majority of the Unaffiliated Condition. The Special Committee also directed KL to discuss these issues with members of the Buyer Group, and to commence negotiating with the members of the Buyer Group for an increase in the per Share and per ADS consideration. Following the conclusion of this meeting, representatives of Fenwick provided to Wilson Sonsini a revised draft of the Merger Agreement and comments to the initial drafts of the form of the equity commitment letter and form of the limited guarantee, in each case as directed by the Special Committee.

Later on June 10, 2020 and continuing through June 15, 2020, as directed by the Special Committee, representatives of KL discussed the proposed purchase price and other key issues in the draft Merger Agreement with representatives of the members of the Buyer Group. During discussions on June 10 through June 11, 2020, the Buyer Group members firmly rejected any increase in the proposed purchase price above $55.00 per ADS, and did not concede on the Dissenters’ Rights Condition or agree to include the Approval by a Majority of the Unaffiliated Condition. Representatives of Warburg Pincus also indicated to representatives of KL that $55.00 per ADS already reflected a considerable increase from a price range that Warburg Pincus had internally discussed proposing, prior to the Company’s receipt of the Original Proposal.

Also on June 10, 2020, Wilson Sonsini provided Fenwick with an initial draft of the Support Agreement. Later that day, Fangda Partners (“Fangda”), PRC counsel to the Buyer Group and Hankun held a telephonic meeting to discuss potential PRC regulatory approval in relation to the Proposed Transaction.

On June 11, 2020, Wilson Sonsini provided Fenwick with a revised draft of the Merger Agreement. Among other things, the revised draft (i) rejected Fenwick comments on certain key issues and revised to reinstate the Buyer Group’s previous positions on such key issues, including reinstating the Minimum Cash Condition and deletion of the Approval by a Majority of the Unaffiliated Condition, (ii) offered certain compromise positions, including reinstating the Dissenters’ Rights Condition but offering a higher threshold that required that holders of no more than 10% of the Shares dissent, and (iii) counter-offered 1.25% of the total equity value of the Company for the Company termination fee and 2.5% of the total equity value of the Company for the Buyer Group termination fee.

On the same day, Wilson Sonsini and representatives of Tencent had a telephonic discussion to answer Tencent’s questions about the Proposed Transaction and the initial draft of the Rollover Agreement prepared by the Buyer Group. During the period from June 13 to June 14, 2020, the Buyer Group and Tencent exchanged comments on the Rollover Agreement.

In the morning of June 12, 2020, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), international co-counsel to the Buyer Group, provided Skadden and Fenwick with an updated version of the representations and warranties to be provided by the Company in the Merger Agreement.

On June 12, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan and KL, to discuss the status of price negotiations with the Buyer Group and the remaining material issues in the latest revised draft of the Merger Agreement. Following a discussion regarding the Company’s cash position and the latest proposal from the Buyer Group in respect to the minimum amounts of cash to be required in order to satisfying the Minimum Cash Condition, the Special Committee determined to accept the Minimum Cash Condition, but to reiterate its positions that (i) the Merger Agreement should not include a Dissenters’ Right Condition, regardless of the stated maximum percentage, (ii) the Company and Buyer Group termination fees should be in an amount equal to 1.5% and 3% of the total equity value of the Proposed Transaction, respectively, and (iii) the Merger Agreement should include the Approval by a Majority of the Unaffiliated Condition. Representatives of KL then departed from the meeting, and representatives of Houlihan Lokey reviewed and discussed with the Special Committee its preliminary financial analysis regarding the Company and the Proposed Transaction. After Houlihan Lokey’s presentation, representatives of KL rejoined the meeting. The Special Committee directed representatives of Fenwick to revise the Merger Agreement as described above and representatives of KL to continue to engage with representatives of the members of the Buyer Group regarding price negotiations and key issues in the Merger Agreement. Following the conclusion of this meeting, representatives of Fenwick provided a revised draft of the Merger Agreement to Wilson Sonsini reflecting the direction provided by the Special Committee and informed advisors of the Buyer Group of the Special Committee’s position with respect to the Minimum Cash Condition and other key issues in the draft Merger Agreement, as described above.

On June 12, 2020, Skadden provided Wilson Sonsini with an initial draft of the disclosure schedules in relation to the Merger Agreement, which were then negotiated among Paul Weiss, Fangda and Skadden over the next several days.

Also, on June 12, 2020, Wilson Sonsini provided Fenwick with revised drafts of the form of the equity commitment letter and form of the limited guarantee.

On June 13, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey and KL, to discuss the status of price negotiations with the Buyer Group members and key issues in the Merger Agreement. Representatives of KL reported that the members of the Buyer Group continued to reject any increase in the proposed purchase price above $55.00 per ADS, and insist on both the inclusion of the Dissenters’ Rights Condition and exclusion of the Approval by a Majority of the Unaffiliated Condition.

Following the conclusion of this meeting and on June 13, 2020, Wilson Sonsini and Fenwick exchanged comments on the drafts of the form of the equity commitment letter and form of the limited guarantee. Fangda also exchanged comments with Hankun on representations and warranties of the Company relating to its PRC operations.

Later in the day on June 13, 2020 and through June 14, 2020, members of the Special Committee spoke with representatives of the PE Firms to request an increase in the purchase price, exclusion of the Dissenters’ Rights Condition and inclusion of the Approval by a Majority of the Unaffiliated Condition. During this time and in parallel with such discussions, representatives of KL continued to negotiate with representatives of members of the Buyer Group regarding an increase in the proposed purchase price and the other remaining key issues in the draft Merger Agreement. At this time, representatives of the Buyer Group firmly rejected an increase to the purchase price, noting concerns, following due diligence review of the Company, regarding the competitive pressures affecting the Company, the limited availability of growth opportunities for the Company’s core business, the value of some of the Company’s long-term investments and the Company’s anticipated declines in margins. Representatives of Warburg Pincus also stated to the Special Committee members that they could not agree to an increase to the $55.00 per ADS price, as this amount already reflected a considerable increase from the lower price range that Warburg Pincus had internally considered. In addition, representatives of the members of the Buyer Group insisted on restoring the Dissenters’ Rights Condition and not including the Approval by a Majority of the Unaffiliated Condition.

Later on June 13, 2020, representatives of Wilson Sonsini provided Fenwick with a revised draft of the Merger Agreement. Among other things, the revised draft (i) accepted Fenwick’s comments on the termination fee, (ii) reinstated the Dissenters’ Rights Condition, but compromised to offer a higher threshold which required that holders of no more than 15% of the Shares dissent, and (iii) deleted the Approval by a Majority of the Unaffiliated Condition.

On June 13, 2020, Wilson Sonsini provided Fenwick with a revised draft of the Support Agreement. Later that day, Ms. Dong called representatives of Warburg Pincus, and Mr. Dodds called representatives of General Atlantic, respectively, to further negotiate for a further increase in the purchase price, as well as the removal of the Dissenters’ Rights Condition and inclusion of the Approval by a Majority of the Unaffiliated Condition.

On June 14, 2020, the Special Committee, together with representatives of Fenwick, Houlihan Lokey and KL, held a telephonic meeting to discuss the Proposed Transaction, including the status of price negotiations with the Buyer Group and the remaining key issues in the draft Merger Agreement. At this time, representatives of KL reported to the Special Committee that certain members of the Buyer Group had indicated the possibility of increasing the purchase price from $55.00 per ADS to $55.30 per ADS; however, as a general matter, representatives of the Buyer Group members indicated no flexibility in price and a willingness to walk away from the Proposed Transaction if pushed to increase the proposed purchase price above $55.00 per ADS. Representatives of Warburg Pincus continued to emphasize that the $55.00 per ADS purchase price already reflected a considerable increase from the original price range they had considered internally, and that Warburg Pincus was not at that time willing to agree to any further increases in the proposed purchase price above $55.00. Similarly, representatives of the Buyer Group members continued to reject removal of the Dissenters’ Rights Condition or inclusion of the Approval by a Majority of the Unaffiliated Condition. The members of the Special Committee then described their discussions with representatives of the Buyer Group members, which were consistent with the information and descriptions provided by representatives of KL. The Special Committee members directed KL to firmly indicate to the Buyer Group members that an increase of the purchase price to $55.30 per ADS would be inadequate and directed representatives of Fenwick to again remove the Dissenters’ Rights Condition and restore the Approval by a Majority of the Unaffiliated Condition in the draft Merger Agreement. Following the conclusion of this meeting, representatives of Fenwick provided revised drafts of the Merger Agreement, Support Agreement, form of equity commitment letter and form of limited guarantee to the representatives of the Buyer Group.

Following the Special Committee meeting on June 14, 2020 and into June 15, 2020, representatives of KL and the members of the Special Committee continued their efforts to negotiate with representatives of members of the Buyer Group, insisting on the need for a meaningful increase in the purchase price, removal of the Dissenters’ Rights Condition and inclusion of the Approval by a Majority of the Unaffiliated Condition in order to proceed with the Proposed Transaction. During the course of these discussions, members of the Buyer Group rejected inclusion of the Approval by a Majority of the Unaffiliated Condition, though appeared increasingly more flexible on removing of the Dissenters’ Rights Condition, and certain members of the Buyer Group reiterated a willingness to walk away from the Proposed Transaction at a purchase price in excess of $55.00 per ADS.

Following these discussions among members of the Special Committee and representatives of KL and the Buyer Group members, on June 15, 2020, Mr. Yao, at the request of the Special Committee, first spoke with representatives of senior management of the PE Firms and subsequently spoke with representatives of senior management of the fund groups of Warburg Pincus and General Atlantic, in each case with respect to increasing the proposed purchase price and conceding the Dissenters’ Rights Condition.

Later, on June 15, 2020, the Special Committee received a verbal indication from the Buyer Group that it would agree to an increase in the proposed purchase price from $55.00 per ADS to $56.00 per ADS and to remove the Dissenters’ Rights Condition, subject to removal of the Approval by a Majority of the Unaffiliated Condition.

On June 14 and June 15, 2020, Fenwick, Wilson Sonsini, Paul Weiss and Kirkland continued to negotiate the remaining open points, exchange comments and various drafts of the Merger Agreement, form of the equity commitment letter, form of the limited guarantee, and Support Agreement and discussed and narrowed down the remaining open issues, reaching agreement to finalize the Merger Agreement and the other transaction documents, including, among other things, mutual agreement to not include a Dissenters’ Rights Condition or Approval by a Majority of the Unaffiliated Condition. The revised draft of the Merger Agreement also reflected an increase in purchase price to $28.00 per Share or $56.00 per ADS.

Early on June 15, 2020, Wilson Sonsini provided Fenwick with an initial draft of the Rollover Agreement and Paul Weiss provided Fenwick with an initial draft of the Interim Investors Agreement. Legal counsels exchanged comments on both documents during the course of that day.

On June 15, 2020, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Houlihan Lokey and KL. Following a discussion among the Special Committee and representatives of Fenwick and KL regarding the status of and latest proposal by the Buyer Group in relation to the price negotiation and other key issues in the Merger Agreement, the representatives of KL departed the meeting. At the request of the Special Committee, representatives of Houlihan Lokey reviewed and discussed its financial analysis with respect to the Company and the Merger. Thereafter, at the request of the Special Committee, representatives of Houlihan Lokey then proceeded to provide the oral opinion of Houlihan Lokey, subsequently confirmed in writing and attached hereto as Annex B, to the Special Committee to the effect that, as of June 15, 2020, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the $28.00 per Share Merger Consideration or $56.00 per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Proposed Transaction was fair, from a financial point of view, to such holders. Representatives of Fenwick then summarized for the Special Committee the key terms and final resolution of the issues that had been negotiated in the Merger Agreement. The representatives of Fenwick also reviewed the fiduciary duties of the Special Committee. After considering the proposed terms of the Merger Agreement and the other transaction agreements and the various presentations of Fenwick and Houlihan Lokey, including receipt of Houlihan Lokey’s oral opinion, and taking into account the other factors described below under the section entitled“– Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously (i) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders and (ii) recommended that the Board (A) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (B) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of Transactions, including the Merger, and (C) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

Following the meeting of the Special Committee, the Board held a meeting on June 15, 2020, together with representatives of KL, Skadden and Fenwick. At this meeting, the Special Committee presented its recommendation, described above, to the Board. After considering the proposed terms of the Merger Agreement and the other transaction agreements and the various presentations of Skadden, Fenwick and Houlihan Lokey, including Houlihan Lokey’s opinion provided to the Special Committee as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger is fair to them, and taking into account the other factors described below under the section entitled “–Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board (i) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, and (iii) resolved to direct that the authorization and approval of the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

On June 15, 2020, the Company, Parent and Merger Sub executed the Merger Agreement and the Company issued a press release announcing the execution of the Merger Agreement. Other transaction documents, including the Support Agreement, the Rollover Agreement, the Interim Investors Agreement, the Equity Commitment Letters and the Limited Guarantees were executed at the same time.

In the evening of June 15, 2020, the Company issued a press release announcing that it had entered into the Merger Agreement with the Buyer Group.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

At a meeting on June 15, 2020, the Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (i) determined that the execution of the Merger Agreement and Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders and (ii) recommended that the Board (A) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (B) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of Transactions, including the Merger, and (C) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.

At a meeting on June 15, 2020, acting upon the unanimous recommendation of the Special Committee, the Board (i) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, and (iii) resolved to direct that the authorization and approval of the execution, delivery and performance of Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, which are not listed in any relative order of importance:

•	the Special Committee’s and the Board’s belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders, including remaining an independent company and pursuing the Company’s current strategic plan, or continuing to pursue a sale to a company in the same or a related industry;

•	the challenges faced by the Company, including, among other things:

o	increased competition in China’s online marketing services, mobile services, e-commerce, internet and real estate industries, and Company’s “All in Services” strategic transformation initiative to establish new competitive advantage, which have resulted in, and are expected to further result, in declining gross margins;

o	the relative lack of meaningful growth opportunities for the Company’s core business;

o	uncertainties regarding the growth and profitability of the online marketing services, mobile services, e-commerce, internet and real estate industries in China;

o	uncertainties regarding the value of, and prospects for, the Long-Term Investments (as defined under “–Opinion of the Special Committee’s Financial Advisor”);

o

heightened U.S.- China trade tensions and the effect of uncertainty regarding the future relationship between the United States and

China with respect to trade policies, treaties, government regulations and tariffs;

o	the adverse impact of the outbreak of COVID-19 and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the PRC government to control its spread, including travel restrictions, quarantines, temporary shutdowns of businesses, on the global and China economy and the Company’s business, financial condition and results of operation;

o	challenges faced in anticipating user preferences and providing attractive services on its online platforms;

o	challenges faced in retaining existing or attract new business users to use its online platforms and pay for its membership and online marketing services; and

o	the need to increase the Company’s investment in certain services, and challenges in the Company’s capability to raise sufficient capital, on reasonable terms, to fund these investments and to sustain and expand its operations.

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of $28.00 and the Per ADS Merger Consideration of $56.00 represents a 19.9% premium of the closing price of $46.70 per ADS as quoted by the NYSE on April 1, 2020, the last trading day before the Original Proposal was made to the Board in a letter from Ocean Link Partners Limited, dated April 2, 2020, and a premium of 19.2% to the volume-weighted average closing price of the Company’s ADSs during the last 15 calendar days prior to its receipt of the Original Proposal;

•	the Company’s Management Projections, as described below under the section entitled “Certain Financial Projections,” together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled “Merger Agreement—No Solicitation of Competing Transactions” beginning on page 104) upon payment of a termination fee of $126,400,000 and expense reimbursement of up to $4,000,000, as provided in the Merger Agreement;

•	the fact that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are subject to the affirmative vote of at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the increased costs of compliance for public companies, and the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s belief that, following extensive negotiations with members of the Buyer Group, $28.00 and $56.00 was the highest price per Share and per ADS, respectively, that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the fact that the price range Warburg Pincus had originally considered internally prior to joining the Buyer Group was considerably lower than $56.00 per ADS, the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

o	the fact that Parent and Merger Sub had obtained equity and debt financing commitments for the Merger, the conditions to the financing and the reputation of the financing sources;

o	the absence of any financing condition in the Merger Agreement;

o	the absence of any condition to closing of the Merger pursuant to which Parent or Merger Sub would not be required to close the Merger if a certain percentage or more of the Company’s shareholders exercise their dissenters’ rights;

o	the Company’s ability, as set forth in the Merger Agreement, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including consummation of the Merger;

o	that the closing of the Merger is not subject to any governmental regulatory approvals;

o	the Special Committee’s belief that the Company’s Available Cash (as defined in the section entitled “Merger Agreement—Conditions to the Merger” beginning on page 112) at the Closing would equal to or exceed the Onshore Available Cash Amount (as defined in the section entitled “Merger Agreement—Conditions to the Merger” beginning on page 112) and Offshore Available Cash Amount (as defined in the section entitled “Merger Agreement—Conditions to the Merger” beginning on page 112) respectively; and

o	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing.

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of $252,800,000 and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantees;

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Houlihan Lokey as its independent financial advisor and Fenwick as its independent legal advisor, in each case reporting solely to the Special Committee;

•	the financial analyses reviewed and discussed with the Special Committee by representatives of Houlihan Lokey, as well as the fairness opinion of Houlihan Lokey rendered to the Special Committee on June 15, 2020 as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger was fair to them, as of June 15, 2020, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

•	the fact that, since the announcement and press release of its receipt of the Original Proposal on April 2, 2020, and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the potential impact of Holding Foreign Companies Accountable Act, which was passed by the U.S. Senate on May 20, 2020, or any other similar bills or legislations that may prohibit the Company’s ADSs from trading on the NYSE or other stock exchanges in the United States. If the Holding Foreign Companies Accountable Act were also passed by the U.S. House of Representatives and signed into law by the U.S. President, it may result in potential prohibitions on the trading of the Company’s ADSs on the NYSE or other stock exchanges in the United States, if, among others, the Company’s financial statements have been audited by an accounting firm branch or office that is not subject to the Public Company Accounting Oversight Board’s inspection for a period of three consecutive years;

•	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown in the PRC and globally and challenges in the macroeconomic environment; and

•	the potential continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders and to permit the Special Committee to represent effectively the interests of the Unaffiliated Security Holders, which procedural safeguards include the following and are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and the Merger Agreement;

•	the Special Committee was assisted in negotiations with members of the Buyer Group and in its evaluation of the Merger by Houlihan Lokey as its independent financial advisor and Fenwick as its independent legal advisor;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Original Proposal and the Proposal from the Buyer Group in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and members of the Buyer Group and their advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•	the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions;

•	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other Transactions;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Special Committee has the ability to consider a bona fide written proposal or offer with respect to a Competing Transaction (as defined in the section entitled “Merger Agreement— No Solicitation of Competing Transactions” beginning on page 104) that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

•	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “The Merger Agreement and Plan of Merger—No Change of Recommendation” beginning on page 106) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the CICL for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Court.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders and, given that the Buyer Group holds approximately 44.01% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao) as of June 15, 2020, the Buyer Group has the ability to substantially influence the outcome of the matters to be voted upon at the extraordinary general meeting unless a substantial majority of the Unaffiliated Security Holders vote against the proposal to authorize and approve the Merger Agreement;

•	that the significant portion of the voting power of Shares represented by the Buyer Group, and Mr. Yao’s participation in the Buyer Group, may have, and may continue to, deter other potentially interested parties from proposing to acquire the Company at a price per ADS that is higher than the $56.00;

•	the execution of the Exclusivity Letter on April 30, 2020 by and among Warburg Pincus Asia LLC, an affiliate of Warburg Pincus, GA Fund, Ocean Link Partners Limited, an affiliate of Ocean Link, and Mr. Yao, pursuant to which the parties and their respective affiliates agreed to submit the Proposal to the Board, and act in good faith to pursue, and deal exclusively with each other in pursuing, the Proposed Transaction as set forth in the Proposal, and that the Special Committee and the Board understood that neither Mr. Yao nor any of the other Buyer Group member would enter into any agreements with any other potential buyers regarding an alternative transaction with similar effect as the Transactions;

•	the Other Rollover Shareholders, which are not members of the Buyer Group and have approximately 28.26% of the total voting power of the outstanding Shares as of June 15, 2020, executed the Rollover Agreement and may, in their sole and absolute discretion, determine how to vote or abstain from voting at the general meeting of the shareholders of the Company in respect of, the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote;

•	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the highest historical closing price of the Company’s ADSs ($89.00 per ADS on May 7, 2018) since the Company became publicly listed on the NYSE in March 2014 and the highest closing price of the Company’s ADSs ($69.37) during the 52-week period prior to June 15, 2020 exceed the Per ADS Merger Consideration;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of $126,400,000 in connection with the termination of the Merger Agreement;

•	the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of $252,800,000, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the fact that certain key management members, though not members of the Participants, may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders;

•	that while the Special Committee expects to complete the Merger, there can be no assurance that all conditions to the parties’ obligations to complete the Merger under the Merger Agreement will be satisfied and, as a result, it is possible that the Merger may not be completed even if the Company’s shareholders approve it;

•	if the Merger is not completed, the disruption to businesses of the Company that may result from the announcement of the Merger (including loss of demand for services and negative impacts on operating results, ADS prices and ability to retain key personnel), the fact that officers and other employees of the Company will have expended extensive efforts and have experienced significant distractions from their work in attempting to complete the Transactions, the fact that substantial Transaction costs will have been incurred in connection with the Transactions and other potential consequences to the Company related to an announced transaction not being consummated; and

•	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors—U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the execution of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders because, among other things, (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, (b) the Special Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsel and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions, (c) the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, have been approved by a majority of the directors who are neither employees of the Company nor affiliated with the management of the Company or any Participant, and (d) the right of the Company to evaluate bona fide unsolicited alternative acquisition proposals that may arise before the Company’s shareholders vote upon the Merger.

In reaching its conclusion regarding the fairness of the Merger to the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Houlihan Lokey as an indication of the going-concern value of the Company. These analyses included, among others, discounted cash flow analysis and selected companies analysis. All of the material analyses as presented to the Special Committee on June 15, 2020 are summarized below under the section entitled “—Opinion of the Special Committee’s Financial Advisor” beginning on page 56. The Special Committee expressly adopted the opinion of Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger. No specific going concern value was calculated or considered by the Board or the Special Committee on behalf of the Company.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

Each of the Special Committee and the Board also considered the historical market prices of the Company’s ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 86. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities and total mezzanine, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2019 was $15.01 (based on 299,277,413 issued and outstanding Shares as of that date). Except for the Original Proposal and the Proposal, the Company is not aware of any other offers (firm or otherwise) made by any unaffiliated person, other than the Buyer Group, during the past two years for: (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The Board and management of the Company have been continuously dedicated to maximizing shareholder value. In reaching its determination that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the section entitled “—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Yao, the chairman of the Board and the chief executive officer of the Company, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders generally, as described under the section entitled “—Interests of Certain Persons in the Merger” beginning on page 76.

Considering the substantive factors and procedural safeguards discussed above, the Special Committee and the Board, on behalf of the Company, determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders.

For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares) and the Unaffiliated Security Holders.

Position of the Participants as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each Participant is required to express their belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Participants as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. The Participants have interests in the Merger that are different from, and/or in addition to, those of the other shareholders or holder of ADSs of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “—Interests of Certain Persons in the Merger—Interests of the Participants” beginning on page 76.

The Buyer Group’s Position

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36, the Buyer Group believes that the Merger is substantively fair to Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the Per ADS Merger Consideration of $56.00 represents a 19.9% premium to the closing price of $46.70 per ADS as quoted by the NYSE on April 1, 2020, the last trading day before the Original Proposal was made to the Board in a letter from Ocean Link Partners Limited, dated April 2, 2020, and a premium of 19.2% to the volume-weighted average closing price of the Company’s ADSs during the last 15 calendar days prior to its receipt of the Original Proposal;

•	the Company’s ADSs traded as low as $37.92 per ADS during the 52-week period prior to the receipt of the Original Proposal;

•	the members of the Special Committee are not officers or employees of the Company, are not affiliated with any Participant and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and the Merger Agreement;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Houlihan Lokey to the Special Committee on June 15, 2020, the Special Committee received an opinion from Houlihan Lokey stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger was fair to them, from a financial point of view;

•	the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

•	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares and ADSs, without incurring brokerage and other costs typically associated with market sales (other than, in the case of holders of ADSs, the ADS Depositary fee of $0.05 per ADS pursuant to the terms of the Deposit Agreement);

•	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown in the PRC and globally and challenges in the macroeconomic environment; and

•	the potential continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per ADS Merger Consideration of $56.00 and the Per Share Merger Consideration of $28.00 are substantially higher than the net book value per Share as of December 31, 2019 of $15.01 (based on 299,277,413 issued and outstanding Shares as of that date). See “Where You Can Find More Information” beginning on page 128 for a description of how to obtain a copy of our Annual Report.

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the Per ADS Merger Consideration of $56.00 represents a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a Merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, as defined under applicable NYSE rules, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and under the Merger Agreement;

•	the Special Committee retained independent financial advisors and legal counsels to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•	since the announcement of the receipt of the Original Proposal on April 2, 2020 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider a bona fide written proposal or offer with respect to a Competing Transaction(as defined in the section entitled “Merger Agreement—No Solicitation of Competing Transactions” beginning on page 104) that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions;

•	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the CICL for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Court; and

•	the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

The Other Rollover Entities’ Position

The Other Rollover Entities believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which they understood had negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Other Rollover Entities did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Additionally, the Other Rollover Entities did not participate in the negotiation of the Merger other than entering into the Rollover Agreement. Furthermore, the Other Rollover Entities did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Other Rollover Entities with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders. Based on their knowledge and analysis of available information regarding the Company (which did not include confidential information regarding the Company received by Buyer Group as the Other Rollover Entities did not participate in the negotiations of the Merger other than entering into the Rollover Agreement), as well as the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36, the Other Rollover Entities believe that the Merger is substantively fair to Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	the Per ADS Merger Consideration of $56.00 represents a 19.9% premium to the closing price of $46.70 per ADS as quoted by the NYSE on April 1, 2020, the last trading day before the Original Proposal was made to the Board in a letter from Ocean Link Partners Limited, dated April 2, 2020, and a 19.2% premium to the volume-weighted average closing price of the Company’s ADSs during the last 15 calendar days prior to its receipt of the Original Proposal;

•	the Company’s ADSs traded as low as $37.92 per ADS during the 52-week period prior to the receipt of the Original Proposal;

•	the members of the Special Committee are not officers or employees of the Company, are not affiliated with any Participant, and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and under the Merger Agreement;

•	notwithstanding that the Other Rollover Entities may not rely upon the opinion provided by Houlihan Lokey to the Special Committee on June 15, 2020, the Special Committee received an opinion from Houlihan Lokey stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger was fair to them, from a financial point of view; and

•	the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders.

The Other Rollover Shareholders are not members of the Buyer Group. Pursuant to the Rollover Agreement, the Other Rollover Shareholders may, in their sole and absolute discretion, determine how to vote or abstain from voting at the general meeting of the shareholders of the Company in respect of the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote.

The Other Rollover Entities did not consider the liquidation value of the Company because the Other Rollover Entities considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Other Rollover Entities did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Other Rollover Entities note, however, that the Per ADS Merger Consideration of $56.00 and the Per Share Merger Consideration of $28.00 are substantially higher than the net book value of $15.01 per Share as of December 31, 2019 (based on 299,277,413 issued and outstanding Shares as of that date). See “Where You Can Find More Information” beginning on page 128 for a description of how to obtain a copy of our Annual Report.

The Other Rollover Entities did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the Per ADS Merger Consideration of $56.00 represents a premium to the going concern value of the Company.

The Other Rollover Entities are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a Merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Other Rollover Entities did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.

The Other Rollover Entities believe that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the negotiations with the members of Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and the Merger Agreement;

•	the Special Committee retained independent financial advisors and legal counsels to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the Special Committee was empowered to exercise full power or authority of the Board in connection with the Transactions and related process;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

•	the Other Rollover Entities did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee; and

•	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the CICL for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Court.

The foregoing is a summary of the information and factors considered and given weight by the Other Rollover Entities in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Other Rollover Entities to include all material factors considered by it. The Other Rollover Entities did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Other Rollover Entities believe these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Other Rollover Entities to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with Houlihan Lokey’s financial analysis of the consideration to be paid in the Merger, our management provided the Management Projections to Houlihan Lokey, as the financial advisor to the Special Committee, on May 23, 2020. See “—Background of the Merger” beginning on page 26 for additional information. In connection with their due diligence review of the Company, on May 27, 2020, our management, with the approval of the Special Committee, also provided the Management Projections to the members of the Buyer Group. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections included in the Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenues, gross profit and operating expenses and capital expenditures. Although the Management Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In preparing the financial projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Management Projections are:

•	the Company’s management will be able to successfully implement its strategic focus on continued vertical, geographic and industry expansion to generate growth;

•	the Company will be able to successfully develop and implement its new business;

•	the growth of China’s online marketing services, mobile services, e-commerce, internet and real estate industries will continue in line with management’s expectations;

•	increased competition in China’s online marketing services, mobile services, e-commerce, internet and real estate industries, and Company’s “All in Services” strategic transformation initiative to establish new competitive advantage, which have resulted in, and were expected to further result, in declining gross margins;

•	total operating expenses and general and administrative expenses as a percentage of total revenues will decrease due to economies of scale as the Company continues to grow;

•	research and development as a percentage of revenue will slightly increase, as the Company undertakes projects to develop new initiatives and business segments;

•	increased investment in sales and marketing will be required during the near term to improve the Company’s brand recognition and competitiveness in the marketplace, and sales and marketing as a percentage of total revenues will decrease due to economies of scale as the Company continues to grow;

•	there will be no major changes in existing political, legal, fiscal and economic conditions in China;

•	there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry; and

•	the Chinese economy will continue to recover from COVID-19 pandemic and there is no material deterioration of the COVID-19 pandemic globally.

The Management Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger. Furthermore, the Management Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Management Projections.

Neither our independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP (“PwC”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Management Projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the Company Projection information. The Report of Independent Registered Public Accounting Firm issued by PwC report accompanying our audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2019 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this Proxy Statement and should not be read to do so. The financial projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to Houlihan Lokey and the Buyer Group and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger or whether or not to seek appraisal for his, her or its Shares.

The following tables summarize the Management Projections provided by the Company’s management and considered by Houlihan Lokey in connection with the delivery of its fairness opinion dated June 15, 2020 and provided by the Company’s management to the Buyer Group.

On May 7, 2020, the Company announced that Beijing Zhuanzhuan Youpin Auction Co., Ltd. (“Zhuan Zhuan”) one of the Company’s subsidiaries and an operator of an online used goods trading platform, entered into definitive agreements to acquire 100% equity interest in Shenzhen Wanshifu Technology Co., Ltd. (“Shenzhen Wanshifu Technology”) with a combination of cash and newly issued shares of Zhuan Spirit Holdings Limited, Zhuan Zhuan’s ultimate holding company. Shenzhen Wanshifu Technology operates the Zhaoliangji app. The business of Zhuan Spirit Holdings Limited, including Zhuan Zhuan and Shenzhen Wanshifu Technology, is collectively referred to as “Zhuan Zhuan and ZLJ.” The transactions contemplated under the definitive agreements were expected to close in the coming months. If the transaction were to close pursuant to the terms in the definitive agreements, the Company’s equity interest in Zhuan Spirit Holdings Limited would be diluted from 54.6% to less than 50% on fully diluted basis. The 100% owned and consolidated businesses of the Company (other than the businesses of Zhuan Zhuan and ZLJ ) are collectively referred to as “ Core Business.”

The following table summarizes the Management Projections relating to the Core Business:

	Management Projections
	For the Nine-Months Ending December 31,	For the Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in RMB million except percentages)(1)
Membership	*	3,758.6	3,835.4	3,918.2	3,984.6	4,034.6
Online Marketing Services	*	12,349.5	13,318.0	14,213.0	14,987.2	15,667.7
E-Commerce Services	*	114.3	120.7	127.9	134.3	139.7
Other Services	*	1,344.8	1,839.7	2,354.3	2,790.8	3,118.9
Total Revenues	13,440.0	17,567.3	19,113.8	20,613.4	21,896.9	22,960.8
Cost of Revenues(2)	(1,751.0)	(2,324.5)	(2,879.8)	(3,209.6)	(3,689.6)	(4,125.3)
Gross Profit	*	15,242.8	16,234.0	17,403.9	18,207.2	18,835.6
Margin %	*	86.8%	84.9%	84.4%	83.2%	82.0%
Sales and Marketing Expenses(2)	(6,852.2)	(8,648.6)	(9,082.5)	(9,539.9)	(9,953.2)	(10,319.4)
Research and Development Expenses(2)	(1,363.4)	(1,984.0)	(2,182.9)	(2,373.5)	(2,544.0)	(2,695.8)
General and Administrative Expenses(2))	(495.8)	(631.6)	(645.1)	(654.0)	(661.0)	(666.3)
Stock-Based Compensation Expense (3)	(586.5)	(487.7)	(450.0)	(450.0)	(450.0)	(450.0)
Depreciation(4)	107.4	186.0	227.8	280.0	338.0	406.8
Adjusted EBITDA(5)	2,498.4	3,676.9	4,101.3	4,666.4	4,937.1	5,110.8
Tax	(338.1)	(496.2)	(553.6)	(630.6)	(666.5)	(705.6)
Capital Expenditures (6)	(151.4)	(217.6)	(253.2)	(295.9)	(334.4)	(378.6)
Change in Net Working Capital (6)	836.0	(558.9)	(642.7)	(1,171.5)	(1,323.4)	(1,435.6)
Unlevered Free Cash Flow (7)	2,844.9	2,404.2	2,651.8	2,568.5	2,612.9	2,591.0

*	The Management Projections did not include this information for the nine-months ending December 31, 2020.

(1)	Financial projections were prepared and provided in only RMB.

(2)	Excludes stock-based compensation expense and amortization of intangible assets.

(3)	The Management Projections do not allocate stock-based compensation between the Core Business and Zhuan Zhuan and ZLJ. Instead, the Management Projections allocate all projected stock-based compensation of the Company to the Core Business. Stock-based compensation expense for Zhuan Zhuan and ZLJ are not expected to be material.

(4)	The Management Projections exclude the impact of amortization from all operating expenses. As a result, only depreciation is added back to calculate Adjusted EBITDA.

(5)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization for a specified time period, adjusted for certain non-recurring items.

(6)	The Management Projections do not allocate depreciation and amortization, capital expenditures, and change in net working capital between the Core Business and Zhuan Zhuan and ZLJ. Instead, the Management Projections allocate all projected depreciation and amortization, capital expenditures, and change in net working capital of the Company to the Core Business. Depreciation and amortization, capital expenditures and change in net working capital for Zhuan Zhuan and ZLJ are not expected to be material.

(7)	Unlevered free cash flow represents adjusted EBITDA minus taxes, capital expenditures, plus (or minus, as applicable) changes in net working capital.

The following table summarizes the Management Projections for Zhuan Zhuan and ZLJ.

	Management Projections
	For the Nine-Months Ending December 31,	For the Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in RMB million)(1)
Total Revenues	856.0	1,862.9	2,344.6	2,831.7	3,411.9	4,092.3
Cost of Revenues(2)	(562.8)	(1,058.8)	(1,217.4)	(1,401.9)	(1,571.0)	(1,796.6)
Gross Profit	*	804.1	1,127.2	1,429.7	1,840.9	2,295.7
Sales and Marketing Expenses(2)	(745.1)	(1,064.5)	(1,142.5)	(1,154.3)	(1,172.7)	(1,194.4)
Research and Development Expenses(2)	(203.2)	(315.7)	(361.1)	(397.2)	(436.9)	(480.6)
General and Administrative Expenses(2))	(41.9)	(62.9)	(68.7)	(74.2)	(80.1)	(86.5)
Adjusted EBITDA(3))	(697.0)	(639.0)	(445.0)	(195.9)	151.2	534.2
Unlevered Free Cash Flow (4))	(697.0)	(639.0)	(445.0)	(195.9)	151.2	534.2

*	The Management Projections did not include this information for the nine-months ending December 31, 2020.

(1)	Financial projections were prepared and provided in only RMB.

(2)	Excludes stock-based compensation expense and amortization of intangible assets.

(3)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization for a specified time period, adjusted for certain non-recurring items.

(4)	Unlevered free cash flow represents adjusted EBITDA minus taxes, which management expects to be zero through 2025 given the balance of net operating loss carryforwards available at Zhuan Zhuan and ZLJ. The Management Projections do not allocate depreciation and amortization, capital expenditures, and change in net working capital between the Core Business and Zhuan Zhuan and ZLJ. Instead, the Management Projections allocate all projected depreciation and amortization, capital expenditures, and change in net working capital of the Company to the Core Business. Depreciation and amortization, capital expenditures, and change in net working capital for Zhuan Zhuan and ZLJ are not expected to be material.

Adjusted EBITDA and Unlevered free cash flow are non-U.S. GAAP financial measures. Adjusted EBITDA and unlevered free cash flow are presented because they were utilized by Houlihan Lokey in its financial analysis of the consideration to be paid in the Merger, and, in the case of Adjusted EBITDA, because management believes that it is a useful financial indicator of the Company’s performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization for a specified time period, adjusted for certain non-recurring items. Although management uses this measure to assess the performance of the Company’s business compared to that of others in the industry, the use of Adjusted EBITDA is limited because it does not include interest, taxes, depreciation, and amortization that may be material in amount and is necessary to operate the Company’s business. Unlevered free cash flow represents Adjusted EBITDA minus taxes, capital expenditures, plus (or minus, as applicable) changes in net working capital. Unlevered free cash flow is a liquidity measure used in evaluating the cash generated by our operations after purchases of property and equipment and capitalized internal-use software but prior to the impact of our capital structure. The usefulness of unlevered free cash flow as an analytical tool is limited because it excludes certain items which are paid in cash, does not represent residual cash flow available for discretionary expenses, does not reflect our future contractual commitments, and is calculated differently by other companies in our industry. Accordingly, it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 120. In addition, because non-U.S. GAAP financial measures are not determined consistently by all companies, the non-U.S. GAAP measures presented in these financial projections may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this Proxy Statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 126 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE MANAGEMENT PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Houlihan Lokey to act as its financial advisor in connection with the Merger. On June 15, 2020, Houlihan Lokey orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing, by delivery of Houlihan Lokey’s written opinion, dated June 15, 2020, addressed to the Special Committee) as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or holder of ADSs, or any other person as to how to act or vote with respect to any matter relating to the Merger.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the draft Merger Agreement dated June 15, 2020;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including Management Projections;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2025;

•	spoke with certain members of the Company’s management regarding the respective businesses, operations, financial condition, and prospects of the Company, the Merger, and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for the Company’s publicly-traded securities, and the current and historical market prices and trading volume of the publicly-traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	reviewed certificates and/or confirmation emails addressed to Houlihan Lokey from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

•	conducted such other financial studies, analyses, and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

In giving its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Management Projections reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. In addition, the management of the Company did not have access to and did not provide Houlihan Lokey with, latest financial results and conditions of certain long-term investments held by the Company (the “Long-Term Investments”). The management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the estimated book value of the Long-Term Investments as of March 31, 2020 and the reported latest implied valuations of the Long-Term Investments were reasonably prepared by the management of the Company in good faith on bases reflecting the best currently available estimates and judgments of such management as to the matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such estimates, assumptions or judgements on which they were based. With respect to the publicly available research analyst estimates for the Company referred to above, Houlihan Lokey reviewed and discussed such estimates with the management of the Company and such management advised Houlihan Lokey, and Houlihan Lokey assumed, that such estimates represented reasonable estimates and judgments of the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such estimates or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The credit, financial and stock markets have recently been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal, and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger consideration pursuant to the Merger Agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Plan of Merger would not differ in any respect from the form attached as an annex to the Merger Agreement.

Furthermore, in connection with such opinion, Houlihan Lokey was not requested to make and did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, or the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Special Committee, the Board, the Company, or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with the Special Committee’s evaluation of the Merger, and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey has consented to the inclusion of its opinion in its entirety and the description thereof in this Proxy Statement. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

The discussion materials (the “Discussion Materials”), as set out in Exhibit (C)-(2) and Exhibit (C)–(3) to a transaction statement on Schedule 13E-3 originally filed with SEC by the Company on July 6, 2020 (the “Schedule 13E-3”), were prepared by Houlihan Lokey for the information of the Special Committee in connection with the Special Committee’s consideration of the Merger. Subject to the assumptions and qualifications set forth in the Discussion Materials, the Unaffiliated Security Holders may rely upon the information disclosed in the Discussion Materials. Houlihan Lokey has consented to the inclusion of the Discussion Materials in its entirety as exhibits to the Schedule 13E-3.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, or Parent, their respective security holders, or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form, structure, or any other portion or aspect of, the Merger or otherwise (other than the Merger consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company or its security holders, Parent, or its security holders, or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness, or fair value of the Company, Parent, or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors, or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel, or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company, Parent, and their respective advisors as to all legal, regulatory, accounting, insurance, tax, and other similar matters with respect to the Company and the Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Management Projections prepared by members of the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee and the Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger consideration or of the views of the Special Committee or the Board with respect to the Merger or the Merger consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Board, the Company, Parent, any security holder or creditor of the Company, Parent, or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee on the one hand and the Buyer Group on the other hand, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.

Financial Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on June 15, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable, or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, and capital lease obligations less the amount of cash and cash equivalents on its balance sheet) plus non-controlling interests and other certain non-operating liabilities less the amount of its equity-method investments and other certain non-operating assets.

•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period, adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the ADSs and the common shares/ADSs of the selected companies listed below as of June 12, 2020. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

With respect to the Core Business of the Company, which includes the 100% owned and consolidated businesses of the Company but does not include businesses of Zhuan Zhuan and ZLJ, the financial data reviewed included:

•	Enterprise value as a multiple of estimated calendar year (“CY”) 2020 Adjusted EBITDA;
•	Enterprise value as a multiple of estimated CY 2021 Adjusted EBITDA; and
•	Enterprise value as a multiple of estimated CY 2022 Adjusted EBITDA,

and the selected companies included the following:

•	51job, Inc.;
•	Autohome Inc.;
•	Baidu, Inc.;
•	SINA Corporation;
•	Vipshop Holdings Limited; and
•	Weibo Corporation.

With respect to Zhuan Zhuan and ZLJ, the financial data reviewed included:

•	Enterprise value as a multiple of estimated CY 2020 revenue;

•	Enterprise value as a multiple of estimated CY 2021 revenue;

•	Enterprise value as a multiple of estimated CY 2022 revenue,

and the selected companies included the following:

•	Mercari, Inc.;
•	51job, Inc.;
•	Autohome Inc.;
•	Baidu, Inc.;
•	SINA Corporation;
•	Vipshop Holdings Limited; and
•	Weibo Corporation.

The selection of the selected companies by Houlihan Lokey gave consideration to size, growth, profitability, geographic areas of focus, and services offered, amongst other factors. Additionally, the selection gave consideration to certain market competitive dynamics. The China internet landscape is comprised of companies that primarily operate within China and have limited operations outside of China, and conversely few non-Chinese internet companies that widely operate in China. Further, Chinese internet companies mainly compete for screen time share with other Chinese internet companies, rather than with other companies in the same business line but operating in non-China markets. Lastly, in China many of the Company’s competitors are backed by well-capitalized companies that can drive user traffic to their platforms of choice.

Taking into account the results of the selected companies analysis, (i) with respect to the Core Business, Houlihan Lokey applied selected multiple ranges of 8.5x to 12.5x estimated CY 2020 Adjusted EBITDA, 6.0x to 10.0x estimated CY 2021 Adjusted EBITDA and 5.0x to 9.0x estimated CY 2022 Adjusted EBITDA to corresponding financial data for the Core Business; and (ii) with respect to Zhuan Zhuan and ZLJ, Houlihan Lokey applied selected multiple ranges of 12.00x to 14.00x estimated CY 2020 revenue, 5.50x to 7.50x estimated CY 2021 revenue and 4.00x to 6.00x estimated CY 2022 revenue to corresponding financial data for Zhuan Zhuan and ZLJ . As compared to the Per ADS Merger Consideration of $56.00, the selected companies analysis indicated implied per ADS value reference ranges of:

•	$51.79 to $65.65 per ADS based on the selected range of multiples of estimated CY 2020 Adjusted EBITDA with respect to the Core Business and the selected range of multiples of estimated CY 2020 revenue with respect to Zhuan Zhuan and ZLJ;
•	$49.94 to $67.87 per ADS based on the selected range of multiples of estimated CY 2021 Adjusted EBITDA with respect to the Core Business and the selected range of multiples of estimated CY 2021 revenue with respect to Zhuan Zhuan and ZLJ; and
•	$48.16 to $68.04 per ADS based on the selected range of multiples of estimated CY 2022 Adjusted EBITDA with respect to the Core Business and the selected range of multiples of estimated CY 2022 revenue with respect to Zhuan Zhuan and ZLJ.

Selected Transactions Analysis. Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available and the limited comparability of transactions that were consummated prior to the COVID-19 pandemic (and the economic impacts of COVID-19), Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

Discounted Cash Flow Analysis. With respect to the Core Business, Houlihan Lokey performed a discounted cash flow analysis of the Core Business by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Core Business based on the Management Projections. Houlihan Lokey calculated terminal values for the Core Business by applying a range of perpetuity growth rates of 2.0% to 4.0% to the Core Business’s normalized 2025 unlevered free cash flows. The net present values of the Core Business’s projected future cash flows and terminal values were then calculated using discount rates ranging from 11.5% to 13.5%. With respect to Zhuan Zhuan and ZLJ, Houlihan Lokey performed a discounted cash flow analysis of Zhuan Zhuan and ZLJ by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Zhuan Zhuan and ZLJ based on the Management Projections. Houlihan Lokey calculated terminal values for Zhuan Zhuan and ZLJ by applying a range of terminal revenue multiples of 12.00x to 14.00x to the Core Business’s estimated CY2025 revenue. The net present values of Zhuan Zhuan and ZLJ’s terminal values were then calculated using discount rates ranging from 25.0% to 35.0%. The discounted cash flow analysis indicated an implied per ADS reference range of $53.61 to $71.05 per Company ADS, as compared to Per ADS Merger Consideration of $56.00. Revenue multiples were used for Zhuan Zhuan and ZLJ because the Management Projections project that Zhuan Zhuan and ZLJ will incur negative EBITDA and unlevered cash flow through 2023, and because the growth and earnings of Zhuan Zhuan and ZLJ may not have reached stabilized levels in 2024 and 2025.

Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services to the Special Committee, including an opinion as to the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares). The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to a fixed fee of $1,250,000, $250,000 of which became payable on the date three weeks following the execution of Houlihan Lokey’s engagement letter, $950,000 of which became payable upon the earlier of the execution by the Company of the Merger Agreement or the delivery of Houlihan Lokey’s opinion upon the request of the Special Committee, and the remaining $50,000 balance of which will become payable upon the consummation of the Merger. No portion of Houlihan Lokey’s fee is contingent upon any conclusions set forth in Houlihan Lokey’s opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates, and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold, or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates are currently providing and have, in the past two years, provided certain corporate finance and financial advisory services to certain affiliates of Warburg Pincus, in relation to Warburg Pincus’ or its affiliates’ disposal of a portfolio company, for which Houlihan Lokey and its affiliates have received certain compensation in cash and may receive further compensation in cash. Houlihan Lokey and certain of its affiliates have in the past two years provided financial advisory services to certain affiliates of Warburg Pincus in relation to certain corporate finance transactions, for which Houlihan Lokey and its affiliates have received certain compensation in cash. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Purposes of and Reasons for the Merger

The Participants

Under SEC rules governing going-private transactions, each Participant is required to express their reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.

Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Participants, the purpose of the Merger is to enable Parent to acquire 100% of the Company, in a transaction in which the Shares and the ADSs (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for $28.00 per Share or $56.00 per ADS (less $0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement), so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares and ADSs are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow Mr. Yao, together with his affiliates, to increase his ownership percentage in the Company through his indirect ownership in Parent and maintain a leadership role with the Surviving Company, as further described in this Proxy Statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Participants.”

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Other Rollover Entities decided to participate in the going-private transaction by rolling over their Rollover Shares because they wish to retain their investment in the Surviving Company after the closing of the Merger and participate in the future prospects of the Surviving Company through such investment. The Other Rollover Entities did not consider alternative transaction structures other than the going-private transaction which was initiated by the Buyer Group and negotiated between the Company and the Buyer Group. The Other Rollover Entities did not participate in the negotiations of the Transactions other than entering into the Rollover Agreement.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive $28.00 per Share and $56.00 per ADS (less $0.05 per ADS cash distribution fee payable pursuant to the Deposit Agreement) in each case, in cash, without interest and net of any applicable withholding taxes, which represents a 19.9% premium over the closing price of $46.70 per ADS as quoted by the NYSE on April 1, 2020, the day before the Proposal was made to the Board in a letter from Ocean Link Partners Limited, dated April 2, 2020, and a premium of 19.2% to the volume-weighted average closing price of the Company’s ADSs during the last 15 calendar days prior to its receipt of the Original Proposal. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of Merger on the Company

Private Ownership

ADSs representing Class A Shares are currently listed on the NYSE under the symbol “WUBA.” It is expected that, following the consummation of the Merger, the Company’s American depositary shares program for Class A Shares maintained pursuant to the Deposit Agreement will be terminated, and the Company, as the Surviving Company, will cease to be a publicly traded company and will instead become a private company beneficially owned by the Participants.

Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Upon completion of the Merger, (a) each Share, other than Shares represented by ADSs, the Excluded Shares and the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, and (b) each ADS, other than each ADS representing the Excluded Shares, issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less $0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Excluded Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Shares as determined by the Court in accordance with the provisions of Section 238 of CICL. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company’s shareholders and ADS holders, other than Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time of, the Company will (i) terminate the Share Incentive Plans, and all relevant award agreements entered into under the Share Incentive Plans, (ii) cancel all Company Options granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and (iii) cancel all Company RSUs granted under the Share Incentive Plans that are then outstanding, whether or not vested.

At the Effective Time, each Vested Company Option will be cancelled and converted into the right to receive, from the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the applicable per Share exercise price of such Vested Company Option and (ii) the number of Class A Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes; provided that, if the exercise price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such option shall be cancelled without any payment therefor.

At the Effective Time, each Unvested Company Option will be cancelled and shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option.

At the Effective Time, each Vested Company RSU will be cancelled and converted into the right to receive, from the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), a cash amount equal to the Per Share Merger Consideration per Share underlying such Vested Company RSU, without interest and net of any applicable withholding taxes.

At the Effective Time, each Unvested Company RSU will be cancelled and shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU.

The Company may also consider, subject to the Buyer Group’s consent and approvals by governmental authorities or other third parties (if applicable), accelerating the vesting schedule of Vested Company Options and/or Vested Company RSUs with original vesting dates occurring after the Effective Time and on or prior to December 31, 2020, as a result of which holders of such Vested Company Options and/or Vested Company RSUs could exercise their Company Options for and/or convert their RSUs, into ADSs or Class A Ordinary Shares, and receive, with respect to the Merger, Per ADS Merger Consideration or Per Share Merger Consideration, respectively, for each of ADS or Class A Ordinary Share they own rather than receiving a cash payment in respect of such Vested Company Options and/or Vested Company RSUs in connection with the Merger.

For the Merger consideration to be received by our directors and executive officers (excluding Mr. Yao) in respect of their Shares, Company Options and Company RSUs upon the completion of the Merger, see “—Interests of Certain Persons in the Merger—Treatment of Shares, Company Options and Company RSUs, Including Those Held by Officers and Directors” beginning on page 77 for additional information.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the Effective Time, Article I of the memorandum of association of the Surviving Company will be amended to read as follows: The name of the Company is “58.com Inc.”). In addition, the directors of Merger Sub immediately prior to the completion of the Merger will become the initial directors of the Surviving Company and the officers of the Company will become the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include the following:

•	The receipt by the Unaffiliated Security Holders of $28.00 per Share or $56.00 per ADS in cash, representing a premium of 19.9% to the closing price of $46.70 per ADS as quoted by the NYSE on April 1, 2020, the day before the Original Proposal was made to the Board in a letter from Ocean Link Partners Limited, dated April 2, 2020, and a premium of 19.2% to the volume-weighted average closing price of the Company’s ADSs during the last 15 calendar days prior to its receipt of the Original Proposal.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger, as well as the uncertainty and risks associated with growing existing and new businesses of the Company, including, among others, as a result of (i) increased competition from other companies, (ii) challenges faced in retaining existing or attract new business users of the Company and (iii) the fact that risks for new businesses may be greater.

The primary detriments of the Merger to the Unaffiliated Security Holders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “—U.S. Federal Income Tax Consequences” beginning on page 81 for additional information.

The primary benefits of the Merger to the Participants include the following:

•	If the Company successfully executes its business strategies, the value of the Participants’ equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent.

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately $1.5 million per year on a recurring basis. The Participants will be able to enjoy the benefit of such cost savings, while the Unaffiliated Security Holders do not and will not share the benefit of any such cost savings.

The primary detriments of the Merger to the Participants include the following:

•	All of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.

•	An equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

•	The Company will bear substantially more debt than it currently has.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Participants before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2019.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000	%(1)	$’000	%(1)
Warburg Pincus	-	-	-	-	832,435.42	18.53%	219,883.76	18.53%
General Atlantic	214,232.96	4.77%	56,588.59	4.77%	813,118.25	18.10%	214,781.22	18.10%
Ocean Link	-	-	-	-	297,394.63	6.62%	78,555.34	6.62%
The Founder Filing Persons(2)	444,874.40	9.90%	117,511.40	9.90%	1,056,155.25	23.51%	278,978.26	23.51%
Other Rollover Entities	1,008,031.94	22.44%	266,266.72	22.44%	1,493,711.70	33.25%	394,556.66	33.25%

 Note:

(1)       Ownership percentages prior to the Merger are based on 299,864,387 Shares issued and outstanding as of the date of this Proxy Statement, net of Shares held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company’s Share Incentive Plans.

(2)       Shares over which Mr. Yao holds a power of attorney to vote but does not hold dispositive power are excluded.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company. The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. The increase in debt for the Company following the completion of the Merger reflects the borrowing of up to $3.50 billion under the senior secured credit facilities as part of the financing by the Buyer Group of the funds necessary to complete the Merger and the related transactions at the time of closing of the Merger, including for the payment of the Merger consideration to the Unaffiliated Security Holders. Although the borrower under such credit facilities as of the date of the definitive documents governing such credit facility will be Merger Sub, after the completion of the Merger, the Surviving Company will become the borrower and will be responsible for the payment of principal, interest and other amounts due under such credit facilities.

Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Participants do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, the Participants will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Participants expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on April 20, 2020, in response to the receipt of the Original Proposal on April 2, 2020. The Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group in light of (i) the fact that, since the Company’s receipt of the Original Proposal dated April 2, 2020, no party except for the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, (ii) the execution of the Exclusivity Letter on April 30, 2020 by and among Warburg Pincus Asia LLC, an affiliate of Warburg Pincus, GA Fund, Ocean Link Partners Limited, an affiliate of Ocean Link, and Mr. Yao, pursuant to which the parties and their respective affiliates agreed to deal exclusively with each other in pursuing the Proposed Transaction as set forth in the Proposal, and that the Special Committee and the Board understood that neither Mr. Yao nor any other member of the Buyer Group would enter into any agreements with any other potential buyers, (iii) the fact that the Buyer Group holds approximately 44.02% of the aggregate voting power of the issued and outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao) as of the date of the Merger Agreement, and that the Other Rollover Shareholders, which are not members of the Buyer Group and hold approximately 28.26% of the aggregate voting power of the outstanding Shares as of the date of the Merger Agreement, executed the Rollover Agreement. In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, and become a private company rather than to remain a public company.

The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the Merger Agreement, may terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of $126,400,000 and expense reimbursement of up to $4,000,000, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to, subject to the terms and conditions thereunder, respond to an alternative transaction proposed by a third party that is or could reasonably be expected to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options or Vested Company RSUs receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee equal to $126,400,000 and/or expenses up to a maximum amount equal to $4,000,000, or Parent may be required to pay the Company a termination fee equal to $252,800,000 and/or expenses up to a maximum amount equal to $4,000,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” beginning on page 115.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions is anticipated to be approximately $5.85 billion as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Vested Company Options and Vested Company RSUs, as well as the related costs and expenses, in connection with the Transactions.

The Buyer Group expects to provide this amount through a combination of (i) cash contributions contemplated by the Equity Commitment Letters, dated as of June 15, 2020, among Parent and each of the Warburg Entities, GA Fund, Ocean Link Fund II and Internet Opportunity Fund (collectively, the “Sponsors”), (ii) the proceeds from a committed senior term loan facility and two committed offshore cash bridge facilities contemplated by a Debt Commitment Letter dated June 5, 2020 by and among Merger Sub and Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch (the “Arranger and Underwriter”), and (iii) cash held by the Company and its subsidiaries.

Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will provide equity financing in an aggregate amount of approximately $2.95 billion to Parent to complete the Merger.

Under the terms and subject to the conditions of the Debt Commitment Letter, the Arranger and Underwriter committed to arrange and underwrite a senior term loan facility of $2.00 billion (or its equivalent in RMB), a $500.00 million offshore cash bridge facility and a $1.00 billion (or its equivalent in RMB) offshore cash bridge facility to Merger Sub to complete the Merger.

Equity Financing

Pursuant to the Equity Commitment Letters, the Sponsors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Parent, at or prior to the Effective Time, in an aggregate cash amount of $2.95 billion (which amount includes the automatic increase of GA Fund’s equity commitment under its Equity Commitment Letter to $1.0254 billion due to the GA Election, see “—Rollover Equity” below for details of the GA Election).

The amount of each Sponsor’s equity commitment under its Equity Commitment Letter is $1.05 billion by the Warburg Entities, $1.0254 billion by GA Fund (which amount reflects the automatic increase to GA Fund’s equity commitment under its Equity Commitment Letter due to the GA Election, see “—Rollover Equity” below for details of the GA Election), $375.00 million by Ocean Link Fund II, and $500.00 million by Internet Opportunity, with such funds to be used by Parent solely for the purpose of financing such portion of the funds required to complete the Transactions, including the Merger.

The funding of each Sponsor’s equity commitment under its Equity Commitment Letter is conditioned upon (i) the satisfaction in full or waiver (if permissible) of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) either the substantially contemporaneous consummation of the closing of the Merger or the Company obtaining, in accordance with the Merger Agreement, a final and non-appealable order requiring Parent to cause the equity financing under the Equity Commitment Letters to be funded and to effect the closing of the Merger, (iii) the debt financing described below and/or any alternative financing (if applicable) having been funded or will be funded at the closing of the Merger in accordance with the terms thereof if the equity financing is funded at the closing of the Merger, (iv) the substantially contemporaneous funding to Parent of the contributions contemplated by the other Equity Commitment Letters, and (v) the substantially contemporaneous consummation of the contribution of the Rollover Shares by the Rollover Shareholders pursuant to each of the Support Agreement and the Rollover Agreement or the applicable party thereto seeking enforcement of such Support Agreement or Rollover Agreement.

The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation, (iii) the Company or any of its affiliates directly or indirectly (a) asserting a claim or initiating a proceeding against Parent, Merger Sub, such Sponsor (or any Warburg Entity, in the case of the Equity Commitment Letter issued by the Warburg Entities), any Non-Recourse Party (as defined in the relevant Limited Guarantee) of such Sponsor in connection with or relating to such Equity Commitment Letter, the Merger Agreement, the relevant Limited Guarantee, or any of the Transactions (other than a claim seeking an order of specific performance of such Sponsor’s (or such Warburg Entity’s, in the case of the Equity Commitment Letter issued by the Warburg Entities) obligation to fund its equity commitment, or seeking payment pursuant to the terms of a Limited Guarantee, or seeking specific performance pursuant to the Merger Agreement), or (b) asserting that the relevant cap on such Sponsor’s aggregate liabilities under its Equity Commitment Letter (or, in the case of the Equity Commitment Letter delivered by the Warburg Entities, with respect to any Warburg Entity, asserting that such Warburg Entity’s cap on its aggregate liabilities under such Equity Commitment Letter) or the relevant caps of other Sponsors in their respective Equity Commitment Letters on their respective liabilities is illegal, invalid or unenforceable in whole or in part, and (iv) any event which, by the terms of the relevant Limited Guarantee, is an event which terminates such Sponsor’s liabilities under such Limited Guarantee.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of such Sponsor’s affiliates, limited partners of such Sponsor or such Sponsor’s affiliates, or any affiliated investment fund or investment vehicle sponsored, advised or managed by the general partner or the investment manager of such Sponsor or any of such Sponsor’s affiliates thereof so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.

Debt Financing

Merger Sub has entered into the Debt Commitment Letter, pursuant to which, the Arranger and Underwriter will arrange and underwrite a senior term loan facility of $2.00 billion (or its equivalent in RMB), a $500.00 million offshore cash bridge facility and a $1.00 billion (or its equivalent in RMB) offshore cash bridge facility (collectively, the “Facility”) to Merger Sub, subject to the conditions set forth therein, for the purpose of financing the consideration for the Merger, fees and expenses incurred in connection with the Merger and/or existing external indebtedness of the Company and its subsidiaries.

Either the Arranger and Underwriter (in the case of paragraphs (i) to (iv) below only) or Merger Sub (in the case of paragraphs (i) to (iii) and (v) below only) may terminate its respective obligations under the Debt Commitment Letter and such obligations shall terminate immediately upon written notice to Merger Sub from the Arranger and Underwriter (in the case of paragraphs (i) to (iv) below only) or upon written notice to the Arranger and Underwriter from Merger Sub (in the case of paragraphs (i) to (iii) and (v) below only) if:

(i)	the definitive documents governing the Facility have not been executed on or before the date falling 60 business days after the date they are first circulated for review by the Arranger and Underwriter;

(ii)	Merger Sub (or the sponsors on its behalf) notifies the Arranger and Underwriter that (a) it has conclusively and definitively withdrawn and terminated its (and any of its affiliates’) bid for the entire issued share capital of the Company, (b) the Special Committee has notified the sponsors that Merger Sub’s (and any of its affiliates’) offer for the Company is conclusively and definitively rejected, (c) the Special Committee conclusively and definitively terminates such Merger process or (d) the Merger Agreement is terminated in accordance with the terms thereof;

(iii)	the closing of the Merger has not occurred before or on December 15, 2020 (as such time and date may be extended from time to time with the consent of the Arranger and Underwriter (such consent not to be unreasonably withheld or delayed));

(iv)	Merger Sub fails to comply with any terms of the Debt Commitment Letter in any material respect and has not remedied such failure to comply within 20 business days of a written notice from the Arranger and Underwriter; or

(v)	subject to other provisions of the Debt Commitment Letter, the Arranger and Underwriter fails to comply with any term of the Debt Commitment Letter in any material respect or Merger Sub has requested (acting reasonably and in good faith) amendments and/or supplements to the commitment documents, the finance documents or any other documents delivered thereunder or in relation thereto (including the Merger Agreement) that are necessary to implement or complete the Merger or have arisen as part of the negotiations with the Company, its board and the Special Committee in connection with the Merger following the date of the Debt Commitment Letter or as contemplated pursuant to the Merger Agreement and which are not (taken as a whole) materially adverse to the interests of that Arranger and Underwriter or conflict with the requirements of that Arranger and Underwriter set out in its credit committee’s approval letter and the relevant Arranger and Underwriter has not consented to such amendment.

The Arranger and Underwriter is obliged to negotiate in good faith to finalize and enter into the definitive documents governing the Facility based on the term sheet in respect of the Facility within 40 business days after the date they are first circulated for review by the Arranger and Underwriter. The term sheet in respect of the Facility is attached to the Debt Commitment Letter.

The definitive documents governing the Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Facility may differ from those described in this Proxy Statement. Except as described herein, there is no other plan or arrangement to finance the Merger.

The Buyer Group expects to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facility.

Terms of the Facility

The Senior Term Loan Facility (the “Senior Term Loan Facility”)

•	Interest Rate. The Senior Term Loan Facility is expected to bear interest at a rate equal to: (a) if denominated in USD, LIBOR (London interbank offer rate) plus 1.70% per annum; or (b) if denominated in RMB, LPR (loan prime rate) plus 0.80% per annum.

•	Maturity. The Senior Term Loan Facility will mature after seven years.

•	Amortization. The loan under the Senior Term Loan Facility is expected to be repaid in semi-annual instalments starting from 30 months following the closing of the Merger.

•	Conditions Precedent. The availability of the Senior Term Loan Facility is subject to, among other things, (a) each of the conditions to completion of the Merger under the Merger Agreement having been satisfied or waived (other than any other matter or condition which cannot be satisfied until the Merger or following the Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the lenders or with the consent of the agent (acting on the instruction of the majority lenders, such consent not to be unreasonably withheld or delayed), and the Merger will occur promptly following the initial utilization date of the Senior Term Loan Facility and no other term of the Merger Agreement having been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the definitive document governing the Senior Term Loan Facility, (b) execution of the ancillary documents required under the definitive document governing the Senior Term Loan Facility, (c) the funding of the equity financing, and (d) certain other customary conditions set forth in the Debt Commitment Letter.

The Cash Bridge Facility A (the “Cash Bridge Facility A”)

•	Interest Rate. The Cash Bridge Facility A is expected to bear interest at a rate equal to LIBOR (London interbank offer rate) plus a margin of 1.30% per annum.

•	Maturity. The Cash Bridge Facility A will mature 6 months from the date of initial utilization of Cash Bridge Facility A.

•	Amortization. The loan under the Cash Bridge Facility A is expected to be repaid in full upon maturity.

•	Conditions Precedent. The availability of the Cash Bridge Facility A is subject to, among other things, (a) evidence of minimum cash available in the offshore bank accounts of the Company and its non-PRC subsidiaries which are subject to an account control arrangement, (b) the initial utilization date of the Senior Term Loan Facility having occurred or will occur concurrently with the initial utilization of the Cash Bridge Facility A, and (c) no event of default has occurred or is continuing.

The Cash Bridge Facility B (the “Cash Bridge Facility B”)

•	Interest Rate. The Cash Bridge Facility B is expected to bear interest at a rate equal to: (a) if denominated in USD, LIBOR (London interbank offer rate) plus 1.80% per annum; or (b) if denominated in RMB, 3.85% per annum.

•	Maturity. The Cash Bridge Facility B will mature after 24 months from the date of initial utilization of the Cash Bridge Facility B.

•	Amortization. The loan under the Cash Bridge Facility B is expected to be repaid in full upon maturity.

•	Conditions Precedent. The availability of the Cash Bridge Facility B is subject to, among other things, (a) evidence of minimum cash available in the onshore bank accounts of the Company’s PRC subsidiaries which are subject to an account control arrangement, (b) the initial utilization date of the Senior Term Loan Facility having occurred or will occur concurrently with the initial utilization of the Cash Bridge Facility B, and (c) no event of default has occurred or is continuing.

Other terms of the Facility

•	Security. The Senior Term Loan Facility will be secured, subject to agreed upon exceptions, by: (i) security over all the shares in, and all intercompany loans made to, Merger Sub by Parent, (ii) security over certain bank accounts of Merger Sub, (iii) security over all the shares in and all intercompany loans made to certain material subsidiaries of the Company, and (iv) security over certain bank accounts of certain material subsidiaries of the Company, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive document governing the Senior Term Loan Facility. Other than (i) and (ii) above, the delivery of other security by the Company or its subsidiaries will not be a condition precedent to the availability of the Senior Term Loan Facility, but will be required to be delivered following the closing date of the Merger.

The Cash Bridge Facility A and Cash Bridge Facility B will be secured, subject to agreed upon exceptions, respectively by: (i) security over certain offshore bank accounts of the Company and certain subsidiaries of the Company, and (ii) security over certain onshore bank accounts of the Company and certain subsidiaries of the Company, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive document governing the Cash Bridge Facility A or Cash Bridge Facility B (as applicable). The delivery of security by the Company or its subsidiaries will not be a condition precedent to the availability of the Cash Bridge Facility A or Cash Bridge Facility B, but will be required to be delivered following the initial utilization of the Cash Bridge Facility A or Cash Bridge Facility B (as applicable).

•	Other Major Terms. The Facility will contain customary representations and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, sales of assets, mergers, joint ventures, acquisition, prepayments of certain other indebtedness, dividends and other distributions. The Facility will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Facility, Merger Sub has also agreed to pay upfront fees and arrangement fees to the Arranger and Underwriter in relation to the Facility.

Available Cash

Pursuant to the Merger Agreement, at the closing of the Merger, the aggregate amount of available cash of the Company and its subsidiaries on a consolidated basis (net of issued but uncleared checks and drafts, in each case available free of any lien on the closing date of the Merger) shall equal to or exceed (i) $500 million available in one or more U.S. dollar denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks outside of the PRC, and (ii) RMB equivalent of $1.1 billion available in one or more RMB denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks in the PRC as specified in the Buyer Group’s definitive debt financing documents, respectively.  In connection with the closing of the Merger, at the request of Parent, the Company will deposit an amount which does not exceed the available cash prescribed in clause (i) above with the paying agent.

Rollover Equity

Concurrently with the execution and delivery of the Merger Agreement, the Supporting Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, among other things, (i) 831,436 Class A Shares represented by 415,718 ADSs and 28,587,204 Class B Shares held by Nihao (representing the equivalent of an aggregate value of approximately $823.72 million at the Per Share Merger Consideration of $28.00) and (ii) 300,878 Class A Shares issuable upon conversion of Vested Company RSUs held by Mr. Yao (representing the equivalent of an aggregate value of approximately $8.42 million at the Per Share Merger Consideration of $28.00), in each case, will, in connection with the Merger and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration in exchange for a number of newly issued ordinary shares of Parent equal to such number of Rollover Shares immediately prior to the closing of the Merger.

Pursuant to the terms of the Support Agreement, on June 21, 2020, GA SPV I elected not to contribute any of the Shares represented by ADSs held by it to Parent in connection with the Merger and instead elected that such ADSs be cancelled in consideration for the right to receive the Per ADS Merger Consideration of $56.00 per ADS pursuant to the terms of the Merger Agreement (the “GA Election”). As a result of the GA Election, GA Fund’s equity commitment pursuant to its Equity Commitment Letter automatically increased from $625 million to $1.0254 billion.

The consummation of the subscription for and issuance of ordinary shares of Parent contemplated by the Support Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger). The Support Agreement will terminate immediately upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) with respect to a Supporting Shareholder, the written agreement of such Supporting Shareholder and Parent (however, the termination clause and certain miscellaneous clauses will survive the termination of the Support Agreement). A copy of the Support Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.

Concurrently with the execution and delivery of the Merger Agreement, the Other Rollover Shareholders entered into the Rollover Agreement with Parent. Pursuant to the Rollover Agreement, among other things, an aggregate of 52,563,898 Class A Shares (including Shares represented by ADSs) and 14,722,000 Class B Shares held by the Other Rollover Shareholders (representing the equivalent of an aggregate value of approximately $1.88 billion at the Per Share Merger Consideration of $28.00) will, in connection with the Merger and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration. In consideration for the cancellation of its Rollover Shares, each Other Rollover Shareholder will subscribe for a number of newly issued ordinary shares of Parent equal to the number of its Rollover Shares at a consideration per share equal to the par value of such Parent shares immediately prior to the closing of the Merger. Under the Rollover Agreement, Parent acknowledges and agrees that, each of the Other Rollover Shareholders may, in its sole and absolute discretion, determine how to vote or abstain from voting at the general meeting of the shareholders of the Company in respect of, the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote.

The consummation of the transactions contemplated by the Rollover Agreement is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger). The Rollover Agreement will terminate immediately upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of the Other Rollover Shareholders and Parent, (iv) delivery of a written termination notice by the Other Rollover Shareholders to Parent following the occurrence of a Change in the Company Recommendation (as defined in the section entitled “The Merger Agreement and Plan of Merger—No Change of Recommendation” beginning on page 106), and (v) the occurrence of any breach by Parent of certain obligations thereunder which is not cured by Parent within ten days following receipt of written notice of breach from the Other Rollover Shareholders, including obligations not to, without the prior written consent of the Other Rollover Shareholders, (w) amend the Merger Agreement or waive compliance or satisfaction with any agreement or condition under the Merger Agreement, (x) amend any Parent Group Contract (as defined in the Merger Agreement) or any Financing Document (as defined in the Merger Agreement) in a way that by its terms has an impact on the Other Rollover Shareholders that is disproportionate to the impact on the Buyer Group members or on terms that are adverse to Parent, Merger Sub or the Other Rollover Shareholders compared to the terms that are effective prior to such amendment, (y) enter into any agreement, arrangement or understanding with respect to the Transactions with any person that would become a shareholder of Parent, and/or (z) offer, issue or sell, or enter into agreement to offer, issue or sell, any equity securities of Parent to certain parties identified under the Rollover Agreement.

Interim Investors Agreement

Concurrently with the execution and delivery of the Merger Agreement, Mr. Yao, Internet Opportunity Fund, WP SPV, GA SPV II, Ocean Link SPV, Parent and Merger Sub entered into an interim investors agreement (the “Interim Investors Agreement”), which governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the equity and debt financing pending consummation of the Merger, (ii) the mechanism for making decisions relating to the Merger Agreement and ancillary agreements pending consummation of the Merger, and (iii) the arrangement for the sharing of certain fees and expenses among the Buyer Group.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement, the Guarantors executed and delivered the Limited Guarantees, each dated as of June 15, 2020, in favor of the Company. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. Each Limited Guarantee will terminate on the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent termination fee or pay any other amounts pursuant to the Merger Agreement, (iii) the payment in full of the obligations under such Limited Guarantee, and (iv) the three-month anniversary of any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to make a payment of the Parent termination fee or pay any other amounts pursuant to the Merger Agreement, except as to a claim for payment of any guaranteed obligation under such Limited Guarantee presented in writing by the Company to Parent, Merger Sub or the relevant Guarantor on or prior to such three-month anniversary.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Supporting Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, among other things, (i) each Supporting Shareholder will vote, or cause to be voted, all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it or him (or over which it or he holds a power of attorney to vote) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) the Rollover Shares (including Shares represented by ADSs) held by the Supporting Shareholders will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration.

Each of the Supporting Shareholders (other than GA SPV I) will instead receive a number of newly issued ordinary shares of Parent equal to their respective number of Rollover Shares immediately prior to the closing of the Merger.

A copy of the Support Agreement is attached as Annex D to this Proxy Statement and is incorporated herein by reference.

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own an aggregate of 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs and Shares beneficially owned by certain executive officers and employees of the Company who acquired the ownership of such Shares pursuant to the Share Incentive Plans and who have authorized Mr. Yao to vote these Shares on their behalf under power of attorney, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao).

Rollover Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Other Rollover Shareholders entered into the Rollover Agreement with Parent. Pursuant to the Rollover Agreement, among other things, (i) each of the Other Rollover Shareholders may, in its sole and absolute discretion, determine how to vote or abstain from voting at any general meeting of the shareholders of the Company in respect of the Merger and the other Transactions, or any other matter (including any competing or alternative transaction) submitted to a shareholder vote, and (ii) each of the Other Rollover Shareholders has agreed that (a) its Rollover Shares (including Shares represented by ADSs) will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration and (b) in consideration for the cancellation of its Rollover Shares, it will subscribe for a number of newly issued ordinary shares of Parent equal to the number of its Rollover Shares at a consideration per share equal to par value of such Parent shares immediately prior to the closing of the Merger.

As of the date of this Proxy Statement, the Other Rollover Shareholders beneficially owns in the aggregate 52,563,898 Class A Shares and 14,722,000 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 22.44% of the total number of issued and outstanding Shares and approximately 28.26% of the total voting power of the outstanding Shares.

Remedies and Limitation on Liability

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) having been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions to the extent not so satisfied and (b) if specific performance is granted and the equity financing and debt financing are funded, then the closing of the Merger will occur.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of $252,800,000 and $126,400,000, respectively, (ii) reimbursement of all expenses incurred by the Company and its affiliates, or Parent, Merger Sub and their respective affiliates, as applicable, in connection with the Transactions, up to a maximum amount of $4,000,000, (iii) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (iv) the out-of-pockets costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each Participant has interests in the Transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “—Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Participants

As the result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. The Founder Filing Persons, Warburg Pincus, General Atlantic, Ocean Link and the Other Rollover Entities will beneficially own approximately 23.51%, 18.53%, 18.10%, 6.62%,and 33.25%, respectively, of the equity interest in Parent immediately following the completion of the Merger, subject to adjustments set forth in the Interim Investors Agreement. Because of Parent’s equity interest in the Surviving Company, each Participant will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Participants, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the Participants, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:

•	the beneficial ownership of equity interests in Parent by Mr. Yao as a result of the Merger (if approved and consummated);

•	the potential enhancement or decline of the share value of the Surviving Company, of which Mr. Yao will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•	among the directors of the Company, Mr. Xiaoguang Wu is affiliated with Tencent (in his capacity as senior management adviser of Tencent), and Mr. Chi Zhang is affiliated with General Atlantic (in his capacity as a Managing Director of GA Bermuda and GA LLC) and is also affiliated with Ocean Link (in his capacity as a director of Ocean Link GP);

•	the cash-out of Vested Company Options and Vested Company RSUs held by the directors and executive officers of the Company;

•	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	the compensation at a rate of $50,000 per month for each member of the Special Committee in exchange for his or her services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Shares, Company Options and Company RSUs, Including Those Held by Officers and Directors

At the Effective Time, the Company will (a) terminate the Share Incentive Plans, and all relevant award agreements entered into under the Share Incentive Plans, (b) cancel all Company Options granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable, and (c) cancel all Company RSUs granted under the Share Incentive Plans that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) each former holder of a Vested Company Option that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash equal to the product of (x) the excess, if any, of $28.00 over the applicable per Share exercise price of such Vested Company Option and (y) the number of Class A Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes, (ii) each former holder of an Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option, (iii) each former holder of a Vested Company RSU (other than Mr. Yao) that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one or more of its subsidiaries, a cash amount equal to $28.00 per Share underlying such Vested Company RSU, without interest and net of any applicable withholding taxes, and (iv) each former holder of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU. The Company may also consider, subject to the Buyer Group’s consent and approvals by governmental authorities or other third parties (if applicable), accelerating the vesting schedule of Vested Company Options and/or Vested Company RSUs with original vesting dates occurring after the Effective Time and on or prior to December 31, 2020, as a result of which holders of such Vested Company Options and/or Vested Company RSUs could exercise their Company Options for and/or convert their RSUs, into ADSs or Class A Ordinary Shares, and receive, with respect to the Merger, Per ADS Merger Consideration or Per Share Merger Consideration, respectively, for each of ADS or Class A Ordinary Share they own rather than receiving a cash payment in respect of such Vested Company Options and/or Vested Company RSUs in connection with the Merger.

The following table shows, as of the date of this Proxy Statement, for each director and executive officer of the Company, (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Vested Company Options granted under the Share Incentive Plans, whether vested or unvested, (d) the number of Vested Company RSUs granted under the Share Incentive Plans, whether vested or unvested, and (e) the cash payment that will be made in respect of the Vested Company Options and Vested Company RSUs granted under the Share Incentive Plans at the Effective Time (in all cases before applicable withholding taxes).

Name	Shares	Cash payment to be received for the Shares upon Effective Time ($)	Shares underlying Vested Company Options	Exercise Price ($)	Cash payment to be received for Vested Company Options upon Effective Time ($)	Shares underlying Vested Company RSUs	Cash payment to be received for Vested Company RSUs upon Effective Time ($)
Jinbo Yao	29,418,640	-	-	-	-	300,878	-
Xiaoguang Wu	-	-	-	-	-	-	-
	-	-	3,000	0.0050	83,985.00	-	-
Herman Yu	-	-	1,332	0.0025	37,292.67	-	-
Chi Zhang	-	-	-	-	-	-	-
Li (Lily) Dong	-	-	-	-	-	-	-
Robert Frank (Bob) Dodds, Jr.	-	-	-	-	-	-	-
Jiandong Zhuang	-	-	-	-	-	216,098	6,050,744.00
Mingke He	-	-	-	-	-	328,658	9,202,424.00
	-	-	372,600	20.980	2,615,652.00	-	-
	-	-	978,338	2.220	25,221,553.64	-	-
Hao Zhou	-	-	100,000	2.500	2,550,000.00	-	-
	-	-	-	-	-	214,682	6,011,096.00
Wei Ye	-	-	-	-	-	111,722	3,128,216.00
	-	-	200,000	18.675	1,865,000.00	-	-
Hongyu Xing	-	-	345,000	20.980	2,421,900.00	-	-
	-	-	-	-	-	152,092	4,258,576.00
Minghui Xiang	-	-	-	-	-	76,564	2,143,792.00
Total	29,418,640	-	2,000,270	-	34,795,383.31	1,400,694	30,794,848.00

If the Merger is completed, pursuant to the Support Agreement, all of the Shares (including Class A Shares represented by ADSs and Class A Shares issuable upon conversion of Vested Company RSUs) directly and indirectly held by Mr. Yao, who is the chairman of the Board and chief executive officer of the Company, will, in connection with the Merger and at the Effective Time, be cancelled for no consideration in the Merger and Mr. Yao (directly or indirectly through Nihao) will instead receive a number of newly issued ordinary shares of Parent equal to such number of Shares. As of the date of this Proxy Statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 123), as a group, own 29,418,640 Shares (without considering Shares over which they hold a power of attorney to vote), 2,422,438 Company Options and 718,630 Company RSUs. After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers, as a group and excluding Mr. Yao, may receive in respect of their Shares, Vested Company Options and Vested Company RSUs is approximately $74.0 million (before applicable withholding taxes), including approximately $34.8 million in respect of Company Options, and approximately $39.2 million in respect of Company RSUs.

Indemnification and Insurance

See “the Merger Agreement and the Plan of Merger —Indemnification; Directors’ and Officers’ Insurance” beginning on page 108 of this Transaction Statement.

The Special Committee

On April 20, 2020, the Board established the Special Committee to consider the Original Proposal and any other alternative transactions and to take any actions it deems appropriate to assess the fairness and viability of such proposals. The Special Committee is composed of two independent directors: Mr. Dodds and Ms. Dong. Other than their receipt of Board compensation and Special Committee compensation (which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and the Merger Agreement, none of the members of the Special Committee has a financial interest in the Transactions, including the Merger and none of them is related to any Participant. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company compensates each member of the Special Committee in exchange for his or her service in such capacity at a rate of $50,000 per month (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

Position with the Surviving Company

After completion of the Merger, Mr. Yao expects to continue to serve as chairman of the board of directors of the Surviving Company. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2018 and 2019, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 128 for a description of how to obtain a copy of the Company’s annual report on Form 20-F.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Participants in connection with the Merger are estimated at the date of this Proxy Statement to be as follows:

Description	Amount ($ in’000)
Financing fees and expenses and other professional fees	73,273
Legal fees and expenses	12,687
Special Committee fees	537
Filing fees	759
Printer, proxy solicitation and mailing costs	95
ADR reimbursement	507
Total	87,859

These fees and expenses will not reduce the aggregate Merger consideration to be received by the Company’s shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger – Termination Fee.”

Voting by the Participants at the Extraordinary General Meeting

The Supporting Shareholders

Pursuant to the Support Agreement, each of the Supporting Shareholders has agreed, until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) the written agreement of such Supporting Shareholder and Parent, to appear or cause its or his representative(s) to appear at any annual or extraordinary general meeting of the shareholders of the Company or otherwise cause the Shares beneficially owned by him or it to be counted as present for purposes of determining whether a quorum is present and vote or cause to be voted all of such Shares (including Class A Shares represented by ADSs):

•	for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	against any competing transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, or in competition or inconsistent with the Transactions;

•	against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, or the Support Agreement or the performance by such Supporting Shareholders of its or his obligations under the Support Agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Shareholder contained in the Support Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions;

•	in favor of any other matter necessary to effect the Transactions; and

•	in favor of any adjournment or postponement of any annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in this paragraph is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

The obligations of the Supporting Shareholders under the Support Agreement will terminate immediately upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) with respect to a Supporting Shareholder, the written agreement of such Supporting Shareholder and Parent (however, the termination clause and certain miscellaneous clauses will survive the termination of the Support Agreement).

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs and Shares beneficially owned by certain executive officers and employees of the Company who acquired the ownership of such Shares pursuant to the Share Incentive Plans and who have authorized Mr. Yao to vote such Shares on their behalf under power of attorney, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao).

The Other Rollover Shareholders

Under the Rollover Agreement, each of the Other Rollover Shareholders may, in its sole and absolute discretion, determine how to vote or abstain from voting at the general meeting of the shareholders of the Company in respect of, the Merger and the other Transactions, or any other matter (including any competing proposal or transaction) submitted to a shareholder vote.

As of the date of this Proxy Statement, the Other Rollover Shareholders beneficially own an aggregate of 52,563,898 Class A Shares and 14,722,000 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 22.44% of the total number of issued and outstanding Shares and approximately 28.26% of the voting power attached to the total number of issued and outstanding Shares.

Litigation Relating to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under United States federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the CICL) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “The Merger Agreement and Plan of Merger—Conditions to the Merger” beginning on page 112 for additional information.

Dissenters’ Rights

Registered holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this Proxy Statement. The fair value of their Shares as determined by the Court under the CICL could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 118).

U.S. Federal Income Tax Consequences

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies, regulated investment companies, mutual funds, or real estate investment trusts, brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or (xi) holders that dissent from the Merger. This discussion assumes that Shares are held as "capital assets" (generally, property held for investment) under the Code.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is subject to tax in the PRC (see “—PRC Tax Consequences”) or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the “—PRC Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the Treaty. If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger against your U.S. income tax liability on such gain unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as the Company, will be classified as a passive foreign investment company or "PFIC" in any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account in determining the Company’s asset value. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. The Company will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

The Company believes it was not a PFIC for our taxable year ended December 31, 2019 or any previous taxable years, and it does not expect to be a PFIC in the current taxable year. However, no assurance can be given in this regard because the determination of whether we are a PFIC is a factual determination made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of the ADSs may cause us to be a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election (as discussed below), the U.S. Holder will generally be subject to special tax rules on any gain realized on the disposition of the Shares. Under the PFIC rules (a) the gain will be allocated ratably over the U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we were a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income and (c) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC that made a mark-to-market election with respect to the ADSs, would generally have (i) included as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deducted as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the amounts previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs are listed on the New York Stock Exchange, which is an established securities market in the United States. Consequently, we expect that the mark-to-market election would be available to a U.S. Holder that holds the ADSs were we to be or become a PFIC.

If the Company is a PFIC for any taxable year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if the Company is a PFIC or has been a PFIC during any prior year in which a U.S. Holder held Shares.

PRC Tax Consequences

Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and was amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger, the Variation of Capital and the Amendment of the M&A and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing two Class A Shares, on the NYSE under the symbol “WUBA” for each quarter of 2018, 2019 and 2020 (through August 6, 2020)

	Sales Price Per ADS (in $)
Quarterly:	High	Low
2018
First quarter	87.65	67.09
Second quarter	89.90	65.78
Third quarter	77.60	56.70
Fourth quarter	73.99	50.30
2019
First quarter	74.17	51.33
Second quarter	72.90	53.53
Third quarter	65.03	48.36
Fourth quarter	67.23	47.20
2020
First quarter	69.89	37.92
Second quarter	55.18	46.50
Third quarter (through August 6, 2020)	55.75	53.70

On April 1, 2020, the last trading day immediately prior to the Company’s announcement on April 2, 2020 that it had received the Original Proposal, the reported closing price of our ADSs on the NYSE was $46.70 per ADS. The Merger consideration of $28.00 per Share, or $56.00 per ADS, represents a premium of 19.9% over the closing price of $46.70 per ADS on Aril 1, 2020, and a premium of 19.2% to the volume-weighted average closing price of the Company’s ADSs during the last 15 calendar days prior to its receipt of the Original Proposal. On August 6, 2020, the most recent practicable date before the date of this Proxy Statement, the high and low reported sales prices of our ADSs were $55.69 and $55.45, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company neither declared nor paid any dividends in 2017, 2018 or 2019 through the date of this Proxy Statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its Shares in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.

The Board has complete discretion on whether to distribute dividends subject to our memorandum and articles of association and certain restrictions under Cayman Islands law.

Future cash dividends, if any, will be declared at the sole discretion of the Board and will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors the Board may deem relevant.

The Company generates substantially all of its revenues through contractual arrangements with its PRC operating companies. PRC governmental authorities may, however, require the Company to amend these contractual arrangements in a manner that would materially and adversely affect the Company’s PRC subsidiaries’ ability to pay dividends to the Company. If the Company’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict the ability of the Company’s PRC subsidiaries to pay dividends to the Company. Furthermore, PRC legal restrictions permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, the Company’s PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their statutory reserve funds until the cumulative amount reaches 50% of their paid-in capital. The Company’s PRC subsidiaries may also allocate a portion of their net income to their discretional reserve funds. These reserves are not distributable as cash dividends to the Company. Moreover, cash transfers from the Company’s PRC subsidiaries to the Company are subject to the PRC government’s currency conversion policy, and the Company’s PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to the Company. Any failure by any of the Company’s shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in the Company could also subject the Company to legal sanctions, including a restriction on the Company’s PRC subsidiaries’ ability to distribute dividends to the Company. Furthermore, the Enterprise Income Tax Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on the Company’s subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this Proxy Statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will take place on September 7, 2020, at 10:30 a.m. (Beijing time) at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including (i) the Merger, (ii) the Variation of Capital and (iii) upon the Merger becoming effective, the Amendment of the M&A, be authorized and approved; and

THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the (i) Merger, (ii) the Variation of Capital and (iii) upon the Merger becoming effective, the Amendment of the M&A;

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, (a) each Share, other than Shares represented by ADSs, the Excluded Shares and the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive $28.00 per Share and (b) each ADS, other than each ADS representing the Excluded Shares, issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled in exchange for the right to receive $56.00 per ADS (less $0.05 per ADS distribution fee payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Excluded Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Shares as determined by the Court in accordance with the provisions of Section 238 of CICL.

In addition, at the Effective Time, the Company will (a) terminate the Company’s Share Incentive Plans, and all relevant award agreements entered into under the Share Incentive Plans, (b) cancel all Company Options granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and (c) cancel all Company RSUs granted under the Share Incentive Plans that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) each former holder of a Vested Company Option that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash equal to the product of (x) the excess, if any, of $28.00 over the applicable per Share exercise price of such Vested Company Option and (y) the number of Class A Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes, (ii) each former holder of an Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option, (iii) each former holder of a Vested Company RSU that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one or more of its subsidiaries, a cash amount equal to $28.00 per Share underlying such Vested Company RSU, without interest and net of any applicable withholding taxes, and (iv) each former holder of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU. The Company may also consider, subject to the Buyer Group’s consent and approvals by governmental authorities or other third parties (if applicable), accelerating the vesting schedule of Vested Company Options and/or Vested Company RSUs with original vesting dates occurring after the Effective Time and on or prior to December 31, 2020, as a result of which holders of such Vested Company Options and/or Vested Company RSUs could exercise their Company Options for and/or convert their RSUs, into ADSs or Class A Ordinary Shares, and receive, with respect to the Merger, Per ADS Merger Consideration or Per Share Merger Consideration, respectively, for each of ADS or Class A Ordinary Share they own rather than receiving a cash payment in respect of such Vested Company Options and/or Vested Company RSUs in connection with the Merger.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•	determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares), and the Unaffiliated Security Holders, and that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions;

•	authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger; and

•	resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business on the register of members of the Company in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is September 4, 2020 at 6:00 p.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your voting instructions no later than 10:00 a.m. (New York City time) on September 2, 2020 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of one or more shareholders holding not less than one-third of all voting power of the Company’s share capital in issue. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the CICL and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICL) of the Company’s shareholders, which requires the affirmative vote of shareholders holding at least two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this Proxy Statement, the Supporting Shareholders beneficially own in the aggregate 15,408,314 Class A Shares and 29,590,120 Class B Shares, including Class A Shares represented by ADSs, Shares underlying certain Vested Company RSUs and Shares beneficially owned by certain executive officers and employees of the Company who acquired the ownership of such Shares pursuant to the Share Incentive Plans and who have authorized Mr. Yao to vote such Shares on their behalf under power of attorney, which represent approximately 14.99% of the total issued and outstanding Shares and approximately 44.02% of the total voting power of the outstanding Shares (for purposes of this calculation, including, in the issued and outstanding Shares, Shares underlying certain Vested Company RSUs held by Mr. Yao). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 123 for additional information. These Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Neither the CICL nor the Merger Agreement requires that the Merger Agreement and Plan of Merger be approved by a majority of the Unaffiliated Security Holders.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final Proxy Statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 6:00 p.m. on September 4, 2020 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact Morrow Sodali.

ADSs

The Company will instruct the ADS Depositary to deliver to ADS holders as of August 10, 2020 (the “ADS Record Date”) a Depositary Notice and an ADS Voting Instruction Card, the forms of which are attached as Annex G to the Proxy Statement, and ADS holders as of the close of business in New York City on the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

Holders of ADSs as of the close of business on August 10, 2020 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing the ADS Voting Instruction Card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on September 2, 2020. Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares (in person or by proxy) represented by ADSs in accordance with your voting instructions. If the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary has advised the Company that it will deem such ADS holder (unless otherwise specified in the notice distributed to ADS holders) to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Furthermore, if the ADS Depositary does not receive instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the Deposit Agreement (the “Designee”), provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected by such matters. Likewise, unless the Company notifies the ADS Depositary that it does not wish such proxy to be given, that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected by such matters, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such ADSs FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Holders of ADSs will not be able to attend the extraordinary general meeting directly (whether in person or by proxy) unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on August 14, 2020, the Share Record Date. ADS holders who wish to attend and/or vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on August 12, 2020 together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) if they present their ADSs for cancellation after the ADS Record Date and before the Share Record Date, a certification that the ADS holder either (i) beneficially owned the ADSs as of the ADS Record Date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the ADSs as of the ADS Record Date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct Citibank, N.A. – Hong Kong, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on NYSE. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

Holders of ADSs as of the close of business on August 10, 2020 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS Voting Instruction Card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on September 2, 2020. Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares represented by ADSs in accordance with the ADS holder’s voting instructions timely received (or deemed received) from the holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. If the ADS Depositary does not timely receive voting instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by the relevant ADSs, in each case pursuant to the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected by such matters.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least 2 hours before the commencement of the extraordinary general meeting. Any such written notice revoking a proxy should be sent to the Company’s offices at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, China, Attention: IR Department.

•	Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 6:00 p.m. (Beijing time) on September 4, 2020, which is the deadline to lodge your proxy card.

•	Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on September 2, 2020. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICL could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 1, 2020, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION THEIR ADSs, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND, IF THEY PRESENT THEIR ADSs FOR CANCELLATION AFTER THE ADS RECORD DATE BUT BEFORE THE SHARE RECORD DATE, CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THEIR SHARES UNDER SECTION 238 OF THE CICL. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 FOR EACH ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Morrow Sodali.

Solicitation of Proxies

We have engaged to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by Morrow Sodali will be approximately $20,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A-1 and Annex A-2, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and, in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 128.

Structure and Completion of the Merger

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the Merger will occur as soon as practicable, but in any event no later than the fifteenth business day following the day the last of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, if permissible, waiver of such conditions), or such other date as the Company, Parent and Merger Sub may determine. On the closing date, Merger Sub and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other related documents with the Cayman Registrar. The Merger will become effective on the date specified in the Plan of Merger in accordance with the CICL.

We expect that the Merger will be completed during the second half of 2020, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time will be the memorandum and articles of association of the Company as the Surviving Company, provided that at the Effective Time, (a) the memorandum and articles of association of the Surviving Company will be amended to refer to the name of the Surviving Company as “58.com Inc.,” (b) references to the authorized share capital of the Surviving Company will be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than as set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and Parent will cause such provisions described in this clause (c) not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable law.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

Each Class A Share and each Class B Share (excluding Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive $28.00, in cash, without interest and net of any applicable withholding taxes.

Each ADS (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive $56.00 (less $0.05 per ADS cash distribution fee payable pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, the following Shares (including such Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentences:

(a)       Each of the Excluded Shares and ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor.

(b)       Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the CICL. See “Dissenters’ Rights” beginning on page 118 for additional information.

At the Effective Time, each ordinary share, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.00001 per share, of the Surviving Company.

The Merger consideration will not be paid to shareholders (including holders of ADSs) who are untraceable unless and until they notify the paying agent appointed by Parent or the ADS Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members maintained by the Company or the ADS Depositary, as applicable, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary, as applicable, or (c) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable will be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of six years from the closing date will be forfeited and will revert to the Surviving Company.

Treatment of Company Options and Company RSUs

At the Effective Time, the Company will (a) terminate the Share Incentive Plans, and all relevant award agreements entered into under the Share Incentive Plans, (b) cancel all Company Options granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and (c) cancel all Company RSUs granted under the Share Incentive Plans that are then outstanding, whether or not vested.

Following the Effective Time (and in any event no more than five business days after the Effective Time), (i) each former holder of a Vested Company Option that is cancelled at the Effective Time will, in exchange therefor, be paid by the Surviving Company or one of its subsidiaries an amount in cash equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the applicable per Share exercise price of such Vested Company Option and (y) the number of Class A Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes; (ii) each former holder of an Unvested Company Option that is cancelled at the Effective Time will, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company Option; (iii) each former holder of a Vested Company RSU that is cancelled at the Effective Time will, in exchange therefor, be paid by the Surviving Company or one of its subsidiaries a cash amount equal to $28.00 per Share underlying such Vested Company RSU, without interest and net of any applicable withholding taxes; and (iv) each former holder of an Unvested Company RSU that is cancelled at the Effective Time will, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to the terms and conditions to be determined by Parent and in accordance with the Share Incentive Plans and the award agreement with respect to such Unvested Company RSU.

Exchange Procedures

Prior to the Effective Time, Parent will enter into an agreement with a bank or trust company to serve as paying agent with respect to the Merger in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, when ascertained, Parent will deposit, or cause to be deposited, with the paying agent for the benefit of the holders of Shares and ADSs (other than the Excluded Shares), the exchange fund sufficient for the paying agent to pay the Merger consideration. In connection with the closing of the Merger, at the request of Parent, the Company will deposit an amount which does not exceed $500,000,000 with the paying agent.

Promptly after the Effective Time (and in any event within five business days thereafter), the paying agent will deliver or mail to each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs, as the case may be) (a) a letter of transmittal specifying the manner in which the delivery of the exchange fund to registered holders of the Shares will be effected and containing such other provisions as Parent and the Company may mutually agree, and (b) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “share certificates”) (or affidavits and indemnities of loss in lieu of the share certificates) or Uncertificated Shares as may be required in exchange for the Per Share Merger Consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of a duly executed letter of transmittal, each registered holder of Shares represented by such share certificates (or affidavits and indemnities of loss in lieu of the share certificates) and each registered holder of Uncertificated Shares will be entitled to receive in exchange therefor a check, in an amount equal to (i) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or the number of Uncertificated Shares multiplied by (ii) the Per Share Merger Consideration, subject to applicable withholding. The share certificate so surrendered will forthwith be marked as cancelled.

If any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the paying agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate, the paying agent will pay in respect of such lost, stolen or destroyed share certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than the Excluded Shares or the Dissenting Shares) represented by such share certificate to which the holder thereof is entitled.

Prior to the Effective Time, Parent and the Company will establish procedures to ensure that, as promptly as reasonably practicable after the Effective Time, the paying agent will transmit to the ADS Depositary an amount equal to the product of (i) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (ii) the Per ADS Merger Consideration, in cash, without interest and net of any applicable withholding taxes. The ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs, without interest and net of any applicable withholding taxes. Pursuant to the terms of the Deposit Agreement, the ADSs holders will pay any applicable fees, charges and expenses of the ADS Depositary, stock transfer or other taxes and other government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any, which shall be withheld by the ADS Depositary) due to or incurred by the ADS Depositary in connection with the distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC after January 1, 2017 and prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

•	no violation in any material respect of the organizational documents of the Company and its subsidiaries;

•	capitalization of the Company, and the absence of undisclosed options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company’s shareholders;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the Transactions, the enforceability of the Merger Agreement against the Company, and the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	upon unanimous recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

•	the receipt of a fairness opinion from Houlihan Lokey, as the financial advisor to the Special Committee;

•	the absence of violations of, or conflict with, the governing documents of the Company or any of its subsidiaries, laws applicable to the Company or any of its subsidiaries or by which their respective properties or assets are bound or affected, and certain material contracts or obligations to which the Company or any of its subsidiary is a party or by which their respective properties or assets are bound as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions;

•	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since January 1, 2017 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in the Schedule 13E-3 and this Proxy Statement;

•	the absence of any Company Material Adverse Effect (as defined below) on the Company or certain other changes or events since December 31, 2019;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans and labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	privacy and data security;

•	tax matters;

•	the absence of secured creditors;

•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•	environmental matters;

•	insurance;

•	interested party transactions;

•	the absence of a shareholder rights agreement and the inapplicability of any takeover statute to the Company, the Shares, the Merger and other Transactions;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission;

•	power and authority to execute and deliver, to perform its obligations under, the series of agreements and documents with respect to the variable interest entities controlled by the Company, by the parties thereto; and

•	an acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that is or would reasonably be expected to (i) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (ii) prevent or materially delay the consummation by the Company of the Merger; provided, however, that the determination of whether a Company Material Adverse Effect shall have occurred under clause (i) above shall not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date of the Merger Agreement following or resulting from:

(a)       geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic- or pandemic-induced public health crises (including, for the avoidance of doubt, as a result of the COVID 19 virus) or other force majeure events;

(b)       changes in laws, generally accepted accounting principles or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Merger Agreement;

(c)       changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate, including changes in interest rates or foreign exchange rates;

(d)       changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions;

(e)       the announcement, pendency or consummation of the Transactions or identity of Parent, its affiliates of the Sponsors;

(f)        any action taken (or omitted to be taken) by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or expressly required by the Merger Agreement;

(g)       any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breach of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or the Transactions;

(h)       any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition); or

(i)       any matters set forth in the disclosure schedule of the Company delivered in connection with the Merger Agreement or in the Company’s SEC filings after January 1, 2017 and prior to the date of the Merger Agreement;

except, in the case of clause (a), (b), (c) or (d) above, to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) .

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and or by which their respective properties or assets are bound or affected, and any contracts or obligations to which Parent or Merger Sub is a party or by which their respective properties or assets are bound as a result of Parent and Merger Sub entering into and performing under the Merger Agreement and consummating the Transactions;

•	governmental consents and approvals;

•	the absence of secured creditors of Merger Sub;

•	their capitalization, ownership structure and operations;

•	sufficiency of funds in the financing to complete the Merger and the other Transactions, subject to certain assumptions;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	each Limited Guarantee being in full force and effect and the lack of any default thereunder;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	the absence of undisclosed Shares and other securities of, any other economic interest in, or any other rights to acquire the Shares and other securities of, the Company, beneficially owned by Parent, Merger Sub, Mr. Yao, Nihao, the Sponsors or any of their respective affiliates;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and this Proxy Statement;

•	the solvency of the Surviving Company at and immediately after the Effective Time;

•	delivery of true, correct and complete copies of the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement, and the Rollover Agreement;

•	the absence of any undisclosed agreements (i) relating to the Transactions between or among two or more of the following persons: Parent, Merger Sub, any Rollover Shareholder, any Supporting Shareholder or any Sponsor; (ii) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Supporting Shareholder, any Sponsor or any of their affiliates, on the one hand, and any member of the Company’s management, any member of the Board or any of the Company’s shareholders in their capacities as such, on the other hand, or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal (as defined below);

•	independent investigation conducted by Parent and Merger Sub; and

•	an acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub.

Conduct of Business Prior to Closing

The Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, (a) the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice, and (b) the Company shall use its best efforts to preserve substantially intact the assets and the business organization of the Company and its subsidiaries, to keep available the services of the current officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing customers, suppliers and other persons with which any of the Company or its subsidiaries has material business relations as of the date of the Merger Agreement.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by applicable law, the Company shall not and shall not permit its subsidiaries to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents, other than those changes to the registered address or business scope of the Company or a subsidiary thereof as reasonably needed within the ordinary course of business of the Company or such subsidiary;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, as appropriate, (a) any shares of any class of the Company or any of its subsidiaries, with limited exceptions as set forth in the Merger Agreement, (b) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of $10,000,000, except in the ordinary course of business, or (c) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries consistent with past practice;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than (a) the purchase of shares to satisfy obligations under the Share Incentive Plans, including the withholding of shares in connection with the exercise of option to purchase Shares or restricted share units in accordance with the terms and conditions of such options or restricted share units, as applicable, and (b) the cancellation, repurchase and redemption or re-designation and reclassification of Class B Shares in connection with the conversion thereof to Class A Shares in accordance with the memorandum and articles of association of the Company);

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than the Transactions;

•	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of $50,000,000 in any transaction or related series of transactions;

•	make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of $50,000,000 in aggregate;

•	incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, or issue any debt securities, except for (a) the incurrence or guarantee of indebtedness under the existing credit facilities of the Company or any subsidiary thereof as in effect on the date of the Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, or (b) not in an aggregate amount in excess of $50,000,000;

•	other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $10,000,000 for the Company and its subsidiaries taken as a whole;

•	except as required pursuant to any Company’s employee benefit plan or the Merger Agreement, (a) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries other than the hiring or termination of employees with an aggregate annual compensation of less than $150,000, (b) grant or provide any severance or termination payments or benefits to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, by more than 4%, (d) make any new equity awards to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries, (e) establish, adopt, amend or terminate any employee benefit plan or materially amend the terms of any outstanding options to purchase Shares, (f) take any action to accelerate the vesting or payment, of compensation or benefits under the employee benefit plan, or (g) forgive any loans to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries;

•	issue or grant any Company Option, Company RSU or awards of other types to any person under the Share Incentive Plans;

•	make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

•	enter into, amend, modify, or consent to the termination of, or waive any material rights under, any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date hereof) that calls for annual aggregate payments of $50,000,000 or more or with a term longer than one year which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

•	enter into any contract between the Company or any of its subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its subsidiaries, on the other hand, except for (a) contracts solely between the Company and/or its wholly owned subsidiaries, (b) contracts, with due approval following the Company’s internal governance rules and policies, entered into on an arm’s length basis and to be carried out in the ordinary course of the Company’s business, and (c) contracts permitted under the Merger Agreement;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	commence any action for a claim or more than $1,000,000 (excluding any action seeking for an injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries (a) for an amount in excess of $1,000,000, (b) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (c) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions;

•	permit any material intellectual property owned by the Company or any subsidiary thereof to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of material intellectual property owned by the Company or any subsidiary thereof, or grant or license or transfer to any third party any material intellectual property owned by the Company or any subsidiary thereof;

•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act of 1933, as amended or the Exchange Act or the rules and regulations promulgated thereunder;

•	enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company of any of its subsidiaries to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	(a) amend any tax return, enter into any closing agreement or seek any ruling from any governmental authority with respect to material taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, change any method or tax accounting or tax accounting period, or initiate any voluntary tax disclosure to any governmental authority or (b) outside the ordinary course of business, incur any material amount of taxes or make or change any material tax election;

•	grant any fixed or floating security interests of the Company; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

During the period from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, the Company shall use commercially reasonable efforts to ensure that the Company and each of its subsidiaries will conduct its business in compliance with all applicable laws in all material respects, and use commercially reasonable efforts to obtain, make and maintain in effect, all consents, approvals, authorizations or permits of, or filing with or notifications to, the relevant governmental authority or other person required in respect of the due and proper establishment and operations of the Company or such subsidiary in accordance with applicable laws.

Shareholders’ Meeting

The Company shall establish a record date for determining shareholders of the Company entitled to vote at the extraordinary general meeting of the Company’s shareholders to be held to consider the authorization and approval of, and to authorize and approve, the Merger Agreement, the Plan of Merger and the Transactions contemplated, including the Merger (the “Shareholders’ Meeting”) in consultation with Parent and shall not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless required to do so by applicable law. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable law (as determined in good faith by the Special Committee), the Company will implement such adjournment or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting without the approval of Parent.

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than five days after such confirmation, the Company shall (i) mail or cause to be mailed this Proxy Statement to the holders of Shares, including Shares represented by ADSs, as of the record date, and (ii) instruct the ADS Depositary to (A) fix a date established by the Company as the record date for determining the holders of ADSs who will be entitled to give instructions for the exercise of the voting power pertaining to the Shares represented by ADSs at the Shareholders’ Meeting, (B) provide all proxy solicitation materials to all such holders of ADSs, and (C) vote all Shares represented by ADSs in accordance with the instructions of such holders of ADSs.

 As soon as practicable but in any event no later than 30 days after the date of mailing this Proxy Statement, the Company shall hold the Shareholders’ Meeting. In the event that subsequent to the date of the Merger Agreement, the Board makes a change in its recommendation in the manner described under “—No Change of Recommendation” below or any Superior Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting, unless the Merger Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.

The Company may, after consultation in good faith with Parent, and the Company shall, upon written request of Parent, adjourn or recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to this Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable law, or (iii) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in this Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company will convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter. The Company may not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five business days prior to the Termination Date (as defined under “—Termination of the Merger Agreement” below).

The authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Amendment of the M&A, are subject to the Requisite Company Vote.

No Solicitation of Competing Transactions

Until the earlier of the Effective Time or the termination of the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will, and the Company will cause its and its subsidiaries’ representatives, not to, directly or indirectly, in each case, directly or indirectly:

•	solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction;

•	enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

•	agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract (other than a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreements between the Company and each Sponsor or its affiliates, respectively, which does not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement (such confidentiality agreement, an “acceptable confidentiality agreement”)), or commitment contemplating or otherwise relating to any Competing Transaction; or

•	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover statute (and the Company will promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or takeover statue and to enforce each such confidentiality, standstill and similar agreement).

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company, (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; (e) any combination of the foregoing.

The Company has agreed to notify Parent as promptly as practicable (and in any event within 48 hours), orally and in writing, of any proposal or offer, or any inquiry or contact between the Company or its representatives and any third party, regarding a Competing Transaction, specifying (i) the material terms and conditions thereof (including any material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposal or offers, including proposed agreements, (ii) the identity of the party making such proposal or offer or inquiry or contact, unless the disclosure of such identity would be prohibited by a confidentiality agreement in effect on the date of the Merger Agreement, and (iii) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

The Company shall, and shall cause its subsidiaries and representatives of the Company and its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted as of the date of the Merger Agreement with respect to a Competing Transaction and immediately revoke or withdraw access of any third party to any data room containing any nonpublic information concerning the Company or any of its subsidiaries and request, and use its reasonable efforts to cause, all such third parties to promptly return or destroy all such non-public information. The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the Merger Agreement that prohibits the Company from providing such information to Parent.

At any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of the Company’s “no-shop” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:

(a)        contact the person who has made such proposal or offer solely to (A) refer to the applicable provisions of the Merger Agreement and/or clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(b)       provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company received from the person so requesting such information an executed an acceptable confidentiality agreement (provided that the Company shall concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives); and

(c)        engage or participate in any discussions or negotiations with such person.

In each such case referred to in clauses (b) and (c) above, the Special Committee must have (i) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (ii) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (iii) provided written notice to Parent at least 48 hours prior to taking any such action.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of the Company’s “no-shop” obligations under the Merger Agreement, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the Board (with the approval of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) solely from a financial point of view than the transactions contemplated by the Merger Agreement and the Plan of Merger (including the effect of any termination fee or provision relating to the reimbursement of expenses); provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the Merger Agreement.

No Change of Recommendation

The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement and the Transactions, including the Merger. Subject to certain exceptions (described below), under the terms of the Merger Agreement, neither the Board nor any committee thereof may:

•	(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to make the Company Recommendation or fail to include the Company Recommendation in this Proxy Statement, (c) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited or deemed to be a Change in the Company Recommendation within ten business days after commencement thereof, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction; (f) publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within ten business days after Parent so requests in writing, provided that Parent may not make such request more than one time unless there shall have been an additional public announcement with respect to such Competing Transaction or another Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn) (any of the foregoing, a “Change in the Company Recommendation”); or

•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction other than an acceptable confidentiality agreement.

From the date of the Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the “no-shop” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board (acting upon the unanimous recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board may (and at the direction of the Special Committee, shall) (i) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (ii) with respect to such Superior Proposal, authorize the Company to terminate the Merger Agreement and enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to such Superior Proposal, but only:

•	if the Company shall have complied with the “no-shop” obligations under the Merger Agreement described above with respect to such proposal or offer (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub);

•	after (a) providing at least five business days’ written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement; (b) negotiating with and causing its financial advisors and legal counsel to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal;

•	permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation and such presentation does not require any delay to any scheduled meeting of the Company’s shareholders or of the Board or the Special Committee); provided that any material modifications to such third party proposal or offer that the Board or the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the “no-shop” obligations under the Merger Agreement; provided, further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three-business-day period; and

•	following the end of such five-business-day period or three-business-day period (as applicable), the Board (upon the unanimous recommendation of the Special Committee) or the Special Committee shall have determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to the Merger Agreement and the financing proposed by Parent and Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, the Company has agreed not to enter into any agreement with respect to a Superior Proposal unless the Company has previously or concurrently paid to Parent the termination fee as described in further detail in “—Termination Fees and Reimbursement of Expenses” beginning on page 115.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six years from Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable to the indemnified parties than those in effect as of the Effective Time; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of the current annual premiums paid by the Company for such insurance. If the annual premiums for such insurance exceeds 300% of the current annual premiums paid by the Company for such insurance, the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies mentioned above, the Company may, and at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual costs of such policy does not exceed 300% of the current annual premiums paid by the Company for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	From and after the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (a) the indemnified parties against any and all kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of the Merger Agreement or the Transactions contemplated thereby or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any indemnified party) prior to or at the Effective Time, to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the CICL or any other applicable law; and (b) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

Each of Parent and Merger Sub has agreed that it will use its reasonable best efforts to obtain the financing on the terms and conditions described in the Equity Commitment Letters, Debt Commitment Letter and/or, if applicable, any definitive documents of alternative financing (the “Financing Documents”), including (i) maintaining in effect the Financing Documents until the Transactions are consummated in accordance with their respective terms, (b) satisfying, or causing to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Parent and/or Merger Sub that are within its control, including paying when due all commitment fees and other fees arising under the Financing Documents as and when they become due and payable thereunder, and (c) consummating the financing at or prior to the Effective Time in accordance with the terms of the Financing Documents; provided that Parent and/or Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the debt financing or increase the amount of debt financing to be obtained with alternative debt financing, subject only to such conditions to funding as are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders (other than the holders of Excluded Shares), than the terms and conditions as set forth in the Financing Documents as in effect on the date of the Merger Agreement, in each case only so long as (i) the aggregate proceeds of the debt and equity financing (as amended or modified) and/or any alternative financing, together with the available cash of the Company, will be sufficient for Parent and the Surviving Company to pay (A) the Merger consideration and (B) any other amounts required to be made in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and the Plan of Merger and (ii) such amendment or modification or the alternative debt financing would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Financing Documents and to the extent is not replaced by any alternative financing, Parent is required to notify the Company promptly.

The Company has agreed to provide, and to cause each of its subsidiaries and each of their respective representatives to provide, to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its representatives in connection with the debt financing and/or any alternative financing and the Transactions, including:

•	participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings;

•	assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its representatives in connection with the debt financing or any alternative financing;

•	as promptly as practicable, furnishing Parent and any sources or prospective sources of the debt financing and/or alternative financing with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent or any sources or prospective sources of the debt financing and/or any alternative financing and is reasonably available to the Company and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and any sources or prospective sources of the debt financing and/or any alternative financing;

•	reasonably cooperating with advisors, consultants and accountants of Parent or any sources or prospective sources of the debt financing and/or alternative financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries;

•	assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Parent and otherwise facilitating the pledging of collateral;

•	(i) to the extent customary and not prohibited by applicable laws, facilitating the granting of guaranty, security or pledging of collateral and (ii) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents; provided that any collateral pledged or security granted by the Company or any of its subsidiaries under, and any obligations of the Company or any of its subsidiaries under, any such definitive debt documents to which it is a party will be contingent upon the occurrence of the Effective Time;

•	taking all actions reasonably necessary to (i) permit the prospective sources of the debt financing and/or alternative financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements, subject to the terms of the confidentiality agreements between the Company and each of Warburg Pincus, General Atlantic or their respective affiliate, respectively, and (ii) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing;

•	furnishing Parent and Merger Sub and their respective representatives, as well as any prospective sources of the debt financing and/or alternative financing, promptly with all documentation and other information required with respect to the debt financing and any alternative financing, if applicable, under applicable “know your customer” and anti-money laundering rules and regulations, subject to the terms of the confidentiality agreements between the Company and each of Warburg Pincus, General Atlantic or Ocean Link or their respective or their respective affiliate, respectively;

•	using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the debt financing and any alternative financing, if applicable; and

•	taking all corporate actions reasonably necessary to permit the consummation of the debt financing and any alternative financing, if applicable.

Parent will, upon the termination of the Merger Agreement in accordance with its terms, (a) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by these financing covenants and (b) Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, expenses or losses actually suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith (other than information provided in writing by the Company or its subsidiaries specifically for use in connection therewith); except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, recklessness or willful misconduct of the Company, its subsidiaries or any of their respective representatives.

Agreement to Use Reasonable Best Efforts

Each party and its representatives will make promptly its respective filings, and thereafter make any other required submissions, with each relevant governmental authority with jurisdiction over enforcement of any applicable antitrust or competition laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the filings, including (i) notifying the other parties promptly of any communication (whether verbal or written) it or any of its affiliates receives from any governmental authority in connection with such filings or submissions or otherwise relating to the consummation of the Transactions, (ii) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any governmental authority in connection with such filings or submissions, (iii) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any governmental authority, and (iv) giving the other parties the opportunity to attend and participate in any meeting with any governmental authority in respect of any filing, investigation or inquiry.

Each party and its representatives will cooperate with the other parties hereto and use its reasonable best efforts, and cause its subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, except that:

(a) if any objections are asserted with respect to the Transactions under any law or if any suit is instituted (or threatened to be instituted) by any applicable governmental authority or any private party challenging any of the Transactions as violating any law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each party will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, which will include in the case of the Company if (and only if) requested by Parent, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions; and

(b) none of Parent, Merger Sub or any of their respective affiliates or representatives will be required to take or refrain from taking, or to agree to it, its affiliates or the Company or any of its subsidiaries taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements would (i) materially and adversely affect the interest of Parent, Merger Sub or any of their respective affiliates or representatives in the Transactions, (ii) require Parent, Merger Sub or any of their respective affiliates or representatives to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divesture or disposition of such of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, or (iii) require any Sponsor or its affiliates to agree to any material modification to the governance or similar rights of the Sponsors or their affiliates agreed by Mr. Yao and the Sponsors or their affiliates with respect to the Company and its affiliates following the closing of the Transactions.

Certain Additional Covenants

Pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Sub have agreed to certain additional covenants related to the following:

•	the filing of this Proxy Statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•	access by Parent and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and termination of the Merger Agreement (subject to applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Transactions;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

•	the prompt delivery to Parent of the resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

•	delisting of the ADSs from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time;

•	elimination or minimization of the effects of certain takeover statutes;

•	the Company’s obligations to assist with applications in accordance with, and to cause its PRC subsidiaries to comply with, the applicable foreign exchange regulations of the PRC; and

•	restrictions on Parent, Merger Sub and the Parent Group (as defined in the Merger Agreement) entering into any contract or amending, modifying, withdrawing, terminating or waiving any rights under the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement and the Rollover Agreement in a manner that would (i) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares or change the number of Rollover Shares of Mr. Yao or Nihao, in each case, other than as provided in the Support Agreement, (ii) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions, or (iii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any actions to the extent such actions are permitted to be taken by the Company under the Company’s “no-shop” obligations under the Merger Agreement; provided that in no event shall Parent or any other member of the Parent Group amend or modify the Support Agreement or the Equity Commitment Letters in any manner that is adverse to the rights of the Company to enforce certain terms thereof as a third party beneficiary without the Special Committee’s prior written consent.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being approved by the Requisite Company Vote; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent which is then in effect or has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•	there not having been any Company Material Adverse Effect since the date of the Merger Agreement that is continuing;

•	the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•	the aggregate amount of available cash of the Company (the “Company’s Available Cash”) on a consolidated basis equaling to or exceeding (i) RMB equivalent of $1,100,000,000 that shall be available in one or more RMB denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks in the PRC (the “Onshore Available Cash Amount”), and (ii) $500,000,000 that shall be available in one or more U.S. dollar denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit with the paying agent to pay the Merger consideration (the “Offshore Available Cash Amount”), respectively, and the Company having delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent prior to the closing date of the Merger in accordance with the requirements under the Buyer Group’s definitive debt financing documents.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

•	Parent having delivered to the Company a certificate dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)       by mutual written consent of the Company and Parent;

(b)       by either the Company or Parent (provided that this termination right is not available to either of the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement (or, in the case of termination by Parent, the failure of the Supporting Shareholders to fulfill their respective obligations under the Support Agreement) has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), if:

•	the Merger shall have not completed on or before December 15, 2020 (the “Termination Date”) (a “Termination Date Termination Event”);

•	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions (a “Permanent Order Termination Event”); or

•	the Requisite Company Vote shall have not been obtained at the Shareholders’ Meeting or any adjournment of the Shareholders’ Meeting (a “No-Vote Termination Event”);

(c)       by the Company, if:

•	a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub under the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of the Company to complete the Merger and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that the Company is then not in breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to close (a “Parent Breach Termination Event”);

•	(i) all of the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company to complete the Merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the Merger and (iii) Parent and Merger Sub fail to complete the closing of the Merger within five business days following the later of the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Parent (a “Parent Failure to Close Termination Event”);

•	prior to the receipt of the Requisite Company Vote, (i) the Board (acting upon the unanimous recommendation of the Special Committee) or the Special Committee (acting upon unanimous vote and to the extent it is within the authority of the Special Committee) has authorized the Company to terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to a Superior Proposal pursuant to the Merger Agreement, and (ii) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to a Superior Proposal; provided that the Company will not be entitled to terminate the Merger Agreement unless the Company has (a) complied with the “no-shop” obligations under the Merger Agreement with respect to such Superior Proposal and/or alternative acquisition agreement and (b) pays in full the Company termination fee prior to or concurrently with taking any such action and complies with its obligations with respect to payment of termination fee and reimbursement of expenses under the Merger Agreement (a “Superior Proposal Termination Event”); or

(d)       by Parent, if:

•	a breach of any representation, warranty, agreement or covenant of the Company under the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the Merger and such condition is incapable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date); provided that Parent and Merger Sub are then not in breach of any representations, warranties, or covenants that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

•	the Board or any committee thereof has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $126,400,000 in the event the Merger Agreement is terminated:

•	by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated (and not publicly withdrawn) after the date of the Merger Agreement and prior to the Shareholders’ Meeting (or prior to the termination of the Merger Agreement if there has been no Shareholders’ Meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event, (c) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%”);

•	by Parent pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

In the event that (i) Parent terminates the Merger Agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, or (ii) either Parent or the Company terminates the Merger Agreement pursuant to a Termination Date Termination Event or a No-Vote Termination Event and, prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has not been an extraordinary general meeting), the Board effected a Change in the Company Recommendation, then the Company is additionally required to reimburse certain expenses of Parent, Merger Sub and their affiliates incurred in connection with the transactions up to $4,000,000.

Parent is required to pay the Company a termination fee of $252,800,000 in the event the Merger Agreement is terminated:

•	by the Company pursuant to a Parent Breach Termination Event; or

•	by the Company pursuant to a Parent Failure to Close Termination Event.

In the event that the Company terminates the Merger Agreement pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event, Parent is additionally required to reimburse certain expenses of the Company and its affiliates incurred in connection with the Transactions up to $4,000,000.

In the event that the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or expenses, together with interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.0% (or a lesser rate that is the maximum permitted by applicable law) on such unpaid termination fee or expenses.

Remedies and Limitation on Liability

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, and (iv) the Company having irrevocably confirmed in writing that (A) all conditions to the Company’s obligation to complete the Merger have been satisfied or that it is willing to waive any of such conditions to the extent not so satisfied and (B) if specific performance is granted and the equity financing and debt financing are funded, the closing of the Merger will occur.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of $252,800,000 and $126,400,000, respectively, (ii) reimbursement of all expenses incurred by the Company and its affiliates, or Parent, Merger Sub and their respective affiliates, as applicable, in connection with the Transactions, up to a maximum amount of $4,000,000, (iii) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (iv) the out-of-pockets costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

Amendment or Waiver

The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (upon recommendation of the Special Committee); provided that after approval of the Merger Agreement and the Transactions, including the Merger, by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the Merger.

At any time prior to the Effective Time, each of the parties may, by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by or on behalf of the Board (upon recommendation of the Special Committee), by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

PROVISIONS FOR UNAFFILIATED Security Holders

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any Participant or (b) obtain counsel or appraisal services at the expense of the Company or any Participant.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares as determined by the Court (“dissenters’ rights”) in accordance with the Section 238 of the CICL. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICL, a copy of which is attached as Annex C to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Court upon dissenting from the Merger in accordance with Section 238 of the CICL.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

1.	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

2.	Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

3.	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenting Shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.

4.	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Islands Registrar of Companies, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

5.	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Court for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

6.	If a petition is timely filed and served, the Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the applicable taxes and fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the CICL. If you wish to cancel your ADSs, please contact your broker or custodian to make the necessary arrangements, or otherwise contact the ADS Depositary’s office at 388 Greenwich Street, New York, New York, 10013.

If you do not satisfy each of these requirements and comply strictly with all precedents required by the CICL with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, the People’s Republic of China, Attention: IR Department.

If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Court under Section 238 of the CICL could be more than, the same as, or less than $28.00 per Share in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2018 and 2019. The historical consolidated statements of operations data for the two years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, filed on April 29, 2020, beginning on page F-1, which are incorporated into this Proxy Statement by reference. The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, which are incorporated into this Proxy Statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	As of December 31,
	2018	2019
	(in thousands)
	RMB		US$*
BALANCE SHEET
Current Assets	9,517,934	17,790,824	2,550,217
Non-Current Assets	22,312,911	25,571,387	3,665,518
Current Liabilities	7,284,898	7,825,413	1,121,731
Non-current Liabilities	284,787	528,273	75,725
Noncontrolling Interests	296,187	408,125	58,502
Total 58.com Inc. Shareholders’ Equity	22,020,576	30,931,524	4,433,864
Total Shareholders’ Equity	22,316,763	31,339,649	4,492,366

	For the year ended December 31,
	2018	2019
	(in thousands)
	RMB		US$*
STATEMENT OF OPERATIONS
Total Revenue	13,137,815	15,576,523	2,232,809
Gross Profit	11,700,020	13,778,116	1,975,017
Income from Operations	2,386,661	2,852,489	408,888
Net Income	2,129,058	8,445,226	1,210,577
Net Income attributable to the Company	2,129,197	8,453,259	1,211,728
Comprehensive Income	2,144,544	8,582,597	1,230,268
Basic Net Income per Share	6.77	27.79	3.98
Diluted Net Income per Share	6.66	27.46	3.94
Weighted Average Number of Ordinary Shares Used in Computing Basic Earnings per Share	294,902,518	297,836,268	297,836,268
Weighted Average Number of Ordinary Shares Used in Computing Diluted Earnings per Share	299,711,258	301,449,100	301,449,100

Note:

*	Translations from Renminbi to U.S. dollars were made at a rate of RMB6.9762 to $1.00, the middle rate published by the State Administration of Foreign Exchange, or SAFE, on December 31, 2019.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2019 was $15.01 based on 299,277,413 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company’s Directors and Executive Officers

The following table shows purchases of the Class A Shares by the Company’s directors and executive officers during the past two years:

Purchaser	Period	Total Number of Shares Purchased	Range of Prices Paid per Share ($)	Average Price Paid per Share ($)
Jinbo Yao	Third Quarter 2018	34,988	$0.00	$0.00
	Third Quarter 2019	61,414	$0.00	$0.00
Jiandong Zhuang	Second Quarter 2018	6,882	$0.00	$0.00
	Third Quarter 2018	43,580	$0.00	$0.00
	Fourth Quarter 2018	7,334	$0.00	$0.00
	First Quarter 2019	11,026	$0.00	$0.00
	Second Quarter 2019	7,430	$0.00	$0.00
	Third Quarter 2019	55,640	$0.00	$0.00
	First Quarter 2020	4,936	$0.00	$0.00
Mingke He	Third Quarter 2018	47,912	$0.00	$0.00
	First Quarter 2019	7,064	$0.00	$0.00
	Third Quarter 2019	57,628	$0.00	$0.00
	First Quarter 2020	2,956	$0.00	$0.00
Hao Zhou	Third Quarter 2018	43,062	$0.00	$0.00
	First Quarter 2019	9,442	$0.00	$0.00
	Third Quarter 2019	53,012	$0.00	$0.00
	Fourth Quarter 2019	120	$0.00	$0.00
	First Quarter 2020	4,144	$0.00	$0.00
Wei Ye	Third Quarter 2018	3,272	$0.00	$0.00
	Fourth Quarter 2018	8,856	$0.00	$0.00
	First Quarter 2019	3,104	$0.00	$0.00
	Third Quarter 2019	8,070	$0.00	$0.00
	Fourth Quarter 2019	9,908	$0.00	$0.00
	First Quarter 2020	1,068	$0.00	$0.00
Hongyu Xing	Third Quarter 2018	24,268	$0.00	$0.00
	First Quarter 2019	27,370	$0.00	$0.00
	Third Quarter 2019	24,194	$0.00	$0.00
	First Quarter 2020	6,916	$0.00	$0.00
Minghui Xiang	Second Quarter 2018	376	$0.00	$0.00
	Third Quarter 2018	4,734	$0.00	$0.00
	Fourth Quarter 2018	280	$0.00	$0.00
	First Quarter 2019	5,460	$0.00	$0.00
	Second Quarter 2019	376	$0.00	$0.00
	Third Quarter 2019	3,456	$0.00	$0.00
	Fourth Quarter 2019	120	$0.00	$0.00
	First Quarter 2020	1,068	$0.00	$0.00

Prior Public Offerings

In November 2013, the Company completed its initial public offering (the “IPO”), which involved the sale by the Company of 11,000,000 ADSs, followed by the underwriters’ full exercise of their option to purchase from the Company an additional 1,650,000 ADSs. The initial offering price was $17.00 per ADS. The net proceeds to the Company from the IPO, after deducting the underwriting discounts and expenses payable by the Company in the IPO, were approximately $200.0 million.

In March 2014, the Company completed its follow-on offering (the “FO”), which involved the sale by the Company of 2,000,000 ADSs. The offering price was $38.00 per ADS. The net proceeds to the Company from the FO, after deducting the underwriting discounts and expenses payable by the Company in the FO, were approximately $71.6 million.

The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Interim Investors Agreement, the Support Agreement, the Limited Guarantees, the Equity Commitment Letters and the Rollover Agreement, and the exercise of Company Options or the conversion of Company RSUs by the Company’s officers and directors, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any Participant, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this Proxy Statement, by:

•	each of the Company’s directors and executive officers;

•	the Company’s directors and executive officers as a group;

•	each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares; and

•	each Filing Person, as applicable.

The calculations in the table below are based on 299,864,387 Shares outstanding as of the date of this Proxy Statement, comprising 254,632,267 Class A Shares and 45,232,120 Class B Shares and excluding 1,089,926 Class A Shares issued to the ADS Depositary and reserved for future exercise of vested options and RSUs under the Company’s Share Incentive Plans by our management and other employees, which are not deemed as outstanding for the purpose of calculating the beneficial ownership in the following table.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from the date of this Proxy Statement, including through the exercise of any option, warrant, or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Number	%(1)
Directors and Executive Officers:**
Jinbo Yao(2)	30,698,434	10.2%
Xiaoguang Wu(3)	—	—
Herman Yu(4)	*	*
Chi Zhang(5)	—	—
Li (Lily) Dong	—	—
Robert Frank (Bob) Dodds, Jr.	—	—
Jiandong Zhuang(6)	*	*
Mingke He	*	*
Hao Zhou	*	*
Wei Ye	*	*
Hongyu Xing	*	*
Minghui Xiang	*	*
All directors and executive officers as a group	33,562,624	11.1%
Principal Shareholders:
Tencent Holdings Limited(7)	67,285,898	22.4%
Standard Life Aberdeen plc(8)	29,984,972	10.0%
Nihao China Corporation(9)	29,418,640	9.8%
T. Rowe Price Associates, Inc.(10)	19,754,314	6.6%
General Atlantic Singapore 58 Pte. Ltd. (11)	14,300,000	4.8%

*	Less than one percent of our total outstanding capital.

**	Except for Mr. Xiaoguang Wu, Mr. Herman Yu and Mr. Chi Zhang, the business address of our directors and executive officers is c/o Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, the People’s Republic of China.

(1).	The number of ordinary shares outstanding in calculating the percentages for each listed person or group includes the ordinary shares underlying the options or RSUs held by such person or group exercisable or convertible (including in respect of share incentive awards that vest) within 60 days of this Proxy Statement. Percentage of beneficial ownership of each listed person or group is based on (i) 299,864,387 Shares outstanding as of the date of this Proxy Statement, and (ii) the number of Shares underlying share incentive awards exercisable by such person or group (including in respect of share incentive awards that vest) within 60 days of the date of this Proxy Statement.

(2).	Consists of (i) 28,587,204 Class B Shares and 415,718 ADSs (representing 831,436 Class A Shares) held by Nihao which is beneficially owned by Mr. Yao through a trust; and (ii) 1,002,916 Class B Shares beneficially owned by certain of our executive officers and employees who acquired the ownership of these shares pursuant to our employee stock option plan and who authorize Mr. Yao to vote these shares on their behalf under power of attorney. Such individuals include all executive officers and employees who became our ordinary shareholders through our employee stock option plan; and (iii) 276,878 Class A Shares issuable to Mr. Yao upon conversion of restricted share units within 60 days of the date of this Proxy Statement.

(3).	The business address of Mr. Wu is 49F, Tencent Binhai Building, Haitian 2nd Avenue, Nanshan District, Shenzhen, PRC.

(4).	The business address of Mr. Yu is Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, PRC.

(5).	The business address of Mr. Zhang is Suite 5704-07, Two IFC, 8 Finance Street, Central, Hong Kong.

(6).	Mr. Zhuang has authorized Mr. Jinbo Yao under power of attorney to vote the ordinary shares that Mr. Zhuang currently owns through Magic Mirror Holdings Limited, a British Virgin Islands company wholly owned by Mr. Zhuang.

(7).	Consists of (i) 41,419,336 Class A Shares and 14,722,000 Class B Shares directly held by Ohio River, (ii) 4,384,207 ADSs (representing 8,768,414 Class A Shares) directly held by THL E and (iii) 1,188,074 ADSs (representing 2,376,148 Class A Shares) directly held by Huang River. Tencent Holdings is reported as the beneficial owner of the aforementioned shares. The business address of Ohio River, THL E and Huang River is c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong.

(8).	Consists of 14,992,486 ADSs (representing 29,984,972 Class A Shares) held by Standard Life Aberdeen plc, an investment advisor incorporated in the United Kingdom, as reported on Schedule 13G filed by Standard Life Aberdeen plc on February 10, 2020. The address of Standard Life Aberdeen plc is 1 George Street, Edinburgh X0 EH2 2LL, as reported on the same Schedule 13G.

(9).	Consists of 28,587,204 Class B Shares and 415,718 ADSs (representing 831,436 Class A Shares) held by Nihao which is beneficially owned by Mr. Yao through a trust. Nihao has pledged 18,834,627 Class B Shares as security for a loan extended to Mr. Yao by UBS AG, London Branch in December 2015, with the most recent amendment and restructuring in January 2020.

(10).	Consists of 9,877,157 ADSs (representing 19,754,314 Class A Shares) held by T. Rowe Price Associates, Inc., an investment advisor incorporated in Maryland, as reported on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2020. Such ADSs are beneficially owned by the individual and institutional clients which Rowe Price Associates, Inc. serves as investment adviser. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202, as reported on the same Schedule 13G.

(11)	Consists of 7,150,000 ADSs (representing 14,300,000 Class A Shares) held of record by GA SPV I, as reported on Schedule 13D filed by General Atlantic on June 22, 2020. The business address of each of GA Fund, GA SPV I and GA SPV II is Asia Square Tower 1, 8 Marina View, #41-04, Singapore 019860, and the business address of each of GA Interholdco, the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA Bermuda, and GA LLC is 55 East 52nd Street 33rd Floor New York, New York 10055, as reported on the same Schedule 13D.

As of the date of this Proxy Statement, our directors and executive officers who are not Supporting Shareholders have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference into this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	equity financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019. See “Where You Can Find More Information” beginning on page 128 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at https:// http://58.investorroom.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Participants have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this Proxy Statement.

We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this Proxy Statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED August 7, 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A-1: AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Quantum Bloom Group Ltd,

Quantum Bloom Company Ltd

and

58.COM INC.

Dated as of June 15, 2020

Article VIII TERMINATION	A-65

Section 8.01 Termination by Mutual Consent.	A-65
Section 8.02 Termination by Either the Company or Parent.	A-6
Section 8.03 Termination by the Company.	A-65
Section 8.04 Termination by Parent.	A-66
Section 8.05 Effect of Termination.	A-67
Section 8.06 Termination Fee and Expenses.	A-65

Article IX GENERAL PROVISIONS	A-70

Section 9.01 Non-Survival of Representations, Warranties and Agreements.	A-70
Section 9.02 Notices.	A-70
Section 9.03 Certain Definitions.	A-72
Section 9.04 Severability.	A-86
Section 9.05 Interpretation.	A-87
Section 9.06 Entire Agreement; Assignment.	A-87
Section 9.07 Parties in Interest.	A-87
Section 9.08 Specific Performance.	A-88
Section 9.09 Governing Law; Dispute Resolution.	A-89
Section 9.10 Amendment.	A-90
Section 9.11 Waiver.	A-90
Section 9.12 Counterparts.	A-90

AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2020 (this “Agreement”), among Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and 58.com Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Law (2020 Revision) of the Cayman Islands (the “CICL”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICL) (the “Surviving Company”) and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares at the Shareholders’ Meeting and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval, in each case by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held;

WHEREAS, (i) the respective board of directors of each of Parent and Merger Sub has each (A) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions and (ii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) the Founder, the Founder Holdco and General Atlantic Singapore 58 Pte. Ltd. (collectively, the “Supporting Shareholders”) and Parent have executed and delivered a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Supporting Shareholders will (A) vote all Shares (including Shares represented by ADSs) held directly or indirectly by them, together with any Shares acquired (whether beneficially or of record) by them after the date hereof and prior to the Effective Time, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options, Company RSUs or conversion of any convertible securities or otherwise, in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) agree, upon the terms and subject to the conditions of the Support Agreement, to receive no cash consideration for the cancellation of certain Rollover Shares held directly or indirectly by the Supporting Shareholders or to receive shares in Parent as consideration for contribution of certain Rollover Shares held directly or indirectly by the Supporting Shareholders into Parent which will then be cancelled for no cash consideration, in each case, in accordance with this Agreement, and (ii) Ohio River Investment Limited, THL E Limited and Huang River Investment Limited(collectively, “Tencent”) and Parent have executed and delivered a rollover agreement, dated as of the date hereof (the “Rollover Agreement”), providing that, among other things, Tencent agrees, upon the terms and subject to the conditions of the Rollover Agreement, to receive no cash consideration for the cancellation of the Rollover Shares held directly or indirectly by Tencent in accordance with this Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Sponsors (or their respective Affiliates) (each, a “Guarantor,” and collectively, the “Guarantors”) has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, each, a “Guarantee,” and collectively, the “Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01        The Merger.

Upon the terms and subject to the conditions set forth in this Agreement or waiver by the party having the benefit of such condition, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the Surviving Company under the Laws of the Cayman Islands and become a wholly-owned Subsidiary of Parent.

Section 1.02        Closing; Closing Date.

Unless otherwise unanimously agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the fifteenth (15th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived (such date being the “Closing Date”).

Section 1.03        Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04        Effects of the Merger.

At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, of each of the Company and Merger Sub shall vest in the Surviving Company and the Surviving Company shall be liable for and subject in the same manner as the Company and the Merger Sub to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05        Memorandum and Articles of Association of Surviving Company.

At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable Law and such memorandum and articles of association; save and except (a) all references to the name of the Surviving Company shall be amended to “58.com Inc.” and (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.05(a).

Section 1.06        Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01        Cancellation and Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)               each Class A ordinary share, par value US$0.00001 per share, of the Company (each a “Class A Share”) and each Class B ordinary share, par value US$0.00001 per share, of the Company (each a “Class B Share,” and together with each Class A Share, collectively the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs), shall be cancelled and cease to exist in exchange for the right to receive US$28.00 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b)               each American Depositary Share, representing two (2) Class A Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with each Share represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$56.00 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c)               each of the Excluded Shares and ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d)               each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03; and

(e)               immediately following the cancellation of the Shares and ADSs pursuant to the terms and conditions set out in Sections 2.01(a) to (d), each ordinary share, par value US$0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.00001 per share, of the Surviving Company. Such ordinary shares in the Surviving Company shall constitute the only issued and outstanding shares of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.02        Company Share Plans, Outstanding Company Options and Company RSUs.

(a)               At the Effective Time, the Company shall (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is outstanding, whether or not vested.

(b)               Each former holder (or his or her designee) of a Vested Company Option which is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, and (ii) the number of Shares underlying such Vested Company Option; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

(c)               Each former holder (or his or her designee) of an Unvested Company Option which is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by Parent and in accordance with the Company Share Plans and the award agreement with respect to such Unvested Company Option.

(d)               Each former holder (or his or her designee) of a Vested Company RSU, which is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration.

(e)               Each former holder (or his or her designee) of an Unvested Company RSU which is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award, to replace such Unvested Company RSU, pursuant to terms and conditions to be determined by Parent and in accordance with the Company Share Plans and the award agreement with respect to such Unvested Company RSU.

(f)                Any payment under this Section 2.02 shall be made at or as soon as practicable (and in any event no more than ten (10) Business Days) after the Effective Time pursuant to the Company’s ordinary payroll practices and subject to all applicable Taxes and Tax withholding requirements, each applicable withholding agent shall be entitled to withhold Taxes under applicable Tax Law in respect thereof, and each former holder of Company Options and/or Company RSUs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

(g)               As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company or the Surviving Company to any person pursuant to the Company Share Plans or in settlement of any Company Option or Company RSU (as applicable). Promptly following the date hereof but in any event prior to the Effective Time, the Company shall deliver written notice to each holder of Company Options and/or Company RSUs informing such holder of the effect of the Merger on his or her Company Options and/or Company RSUs (as applicable).

Section 2.03        Dissenting Shares.

(a)               Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares;” holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b)               For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have not exercised or perfected or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders of the Company who have not exercised or perfected or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c)               The Company shall give Parent (i) prompt notice of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICL received by the Company, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)               In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.

Section 2.04        Exchange of Share Certificates, etc.

(a)               Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). In connection with the Closing, at the request of Parent, the Company will deposit an amount which does not exceed the Offshore Available Cash Amount with the Paying Agent.

(b)               Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.04(i)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.

(c)               Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Excluded Shares or Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d)               Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of six (6) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(e)               Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs), Company Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

(f)                Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company; provided that no such investment or losses shall affect the amounts payable to such holders and Parent or the Surviving Company, as applicable, shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

(g)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).

(h)               No Liability. None of the Paying Agent, the Rollover Shareholders, the Sponsors, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i)                 Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.

Section 2.05        No Transfers.

From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares and the Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.03 in the case of the Dissenting Shares.

Section 2.06        Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement dated October 31, 2013, entered into by and among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number) or (b) the Company SEC Reports filed and publicly available after January 1, 2017 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections and any other sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein) to the extent that it is reasonably apparent that a matter disclosed in the Company SEC Reports is applicable to a section or subsection of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01        Organization, Good Standing and Qualification.

(a)        The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power, authority or approval has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Group Company and each Equity Investee of the Company as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or Equity Investee, and (ii) the percentage of the outstanding issued shares, issued share capital or registered capital, as the case may be, of each such Group Company or Equity Investee owned or otherwise held by such Group Company. The corporate structure of the Group Companies and the ownership among the Group Companies and the establishment thereof are in compliance with all applicable Laws. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, the fair value of which, or the amount of equity investment made or consideration paid by such Group Company for which, is more than US$50,000,000.

(c)        Pursuant to the Control Documents with respect to 58 VIE Entity and to the extent permitted by applicable Laws, (x) 58 WFOE has had and will continue to have exclusive control over 58 VIE Entity and its Subsidiaries and is entitled to substantially all of the economic benefits and residual returns from the operations of 58 VIE Entity and its Subsidiaries; and (y) 58 VIE Entity is a “variable interest entity” of the Company and its financial results have been and will continue to be consolidated into consolidated financial statement of the Company as if it were a wholly owned Subsidiary of the Company, under the GAAP. Pursuant to the Control Documents with respect to Zhuan VIE Entity and to the extent permitted by applicable Laws, (x) Zhuan WFOE has had and will continue to have exclusive control over Zhuan VIE Entity and its Subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of Zhuan VIE Entity and its Subsidiaries; and (y) Zhuan VIE Entity is a “variable interest entity” of Zhuan Zhuan Holding and its financial results have been and will continue to be consolidated into consolidated financial statement of Zhuan Zhuan Holding as if it were a wholly owned Subsidiary of Zhuan Zhuan Holding, under the GAAP.

Section 3.02        Memorandum and Articles of Association.

The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company set forth in the Exhibit 8.1 to the Company’s 2019 annual report on form 20-F filed with SEC on April 29, 2020. All memorandum and articles of association or equivalent organizational documents of Group Companies are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03        Capitalization.

(a)        The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 Shares of a par value of US$0.00001 per share, of which 4,800,000,000 are Class A Shares and 200,000,000 are Class B Shares. As of the date of this Agreement, (i) 254,632,267 Class A Shares and 45,232,120 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) 1,089,926 Class A Shares are issued to the Depositary and reserved for future issuance pursuant to the outstanding Company Options and Company RSUs.

(b)        Except for the Company Options and Company RSUs referred to in Section 3.03(a) and rights under the Control Documents and other agreements set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

(c)       Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) information on each grant of Company Options; (ii) the number of Shares subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting status of such Company Option; and (vi) the date on which such Company Option expires. The grant of each such outstanding Company Option was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the New York Stock Exchange (the “NYSE”) and all other applicable Laws. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.

(d)       Section 3.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) information on each grant of Company RSUs; (ii) the number of Shares subject to such Company RSU; (iii) the date on which such Company RSU was granted; (iv) the vesting status of such Company RSU; and (v) the date on which such Company RSU expires. The grant of each such Company RSU was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with the terms of the relevant Company Share Plans, the Exchange Act, the rules and regulations of the NYSE and all other applicable Laws. Except as set forth in Section 3.03(d) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company RSU as a result of the Transactions.

(e)         All Shares subject to issuance upon due exercise of a Company Option or settlement of a Company RSU, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (i) the Company Share Plans pursuant to which the Company has granted the Company Options and Company RSUs that are currently outstanding, and (ii) the form of award agreement evidencing such Company Options and Company RSUs. There are no award agreements evidencing any Company Options or Company RSUs with terms that are materially different from those set forth in the form of award agreement that has been made available to Parent.

(f)         The outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such Equity Investees listed in Section 3.01(b) of the Company Disclosure Schedule that is owned by any Group Company is owned by such Group Company free and clear of all Liens, other than the Controlled Entities to the extent they are subject to their respective Control Documents. Except as set forth in Section 3.03(f) of the Company Disclosure Schedule, such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such Equity Securities. Except as set forth in Section 3.03(f) of the Company Disclosure Schedule, the outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such shares, share capital or registered capital, as the case may be. Other than as set forth in the Control Documents and Section 3.03(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.

(g)       Other than those disclosed in the Company SEC Reports, the Company and its Subsidiaries do not have other employee stock incentive plans.

Section 3.04        Authority Relative to This Agreement; Fairness.

(a)       The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)      As of the date hereof, the Special Committee comprises two (2) members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in Section 303A of the New York Stock Exchange Listed Company Manual). The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, and the Plan of Merger and consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger.

(c)        The Special Committee has received from Houlihan Lokey (China) Limited (the “Financial Advisor”) its written opinion, dated the date of this Agreement, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, to the effect that, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.05        No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) require consent under, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in loss of benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (except for Permitted Encumbrances) on any property or asset of any Group Company pursuant to, any Material Contract or obligation to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any Group Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) compliance with the rules and regulations of the NYSE, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”) and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06        Permits; Compliance with Laws.

(a)       Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). All of the Material Company Permits are valid and in full force and effect and passed their respective annual or periodic inspection or renewal in accordance with applicable Laws and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except for any suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Group Companies is in compliance with the terms of the Material Company Permits. Without limiting the generality of the foregoing, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities in the PRC that are required to be obtained or made in respect of each Group Company established in the PRC with respect to its establishment, capital structure, business and operations as it is now being conducted, including the approval of and registrations or filings with the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, the Cyberspace Administration of the PRC, the National Radio and Television Administration of the PRC (formerly the State Administration of Press Publication, Radio, Film and Television), the National Administration of Surveying, Mapping and Geoinformation of the PRC (formerly the State Bureau of Surveying and Mapping), the State Administration of Foreign Exchange of the PRC (“SAFE”), the Ministry of Human Resources and Social Security of the PRC, and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with applicable Laws of the PRC, except for any such permits, licenses and approvals by, and filings and registrations the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Group Company that is established in the PRC has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC, except for any violation, failure or obligation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)       The Group Companies are and have been in all material respects in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of the NYSE. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such entity to comply with in any material respect, any applicable Laws, or (ii) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for, in each case of (i) and (ii), any violation, failure or obligation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No Group Company is in default, breach or violation of any Law applicable to it (including (i) any Law applicable to its business, (ii) any Tax Law, and (iii) any Law related to the protection of Personal Data) or by which any of its share, security, equity interest, property or asset is bound or affected, except for any violation, failure or obligation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.

(c)        No Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any of their respective employees, agents, representatives, or other persons acting on behalf of any Group Company (collectively, the “Company Representatives”) has violated any Anticorruption Law, nor has any Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any Company Representative (x) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, that would violate any applicable Anticorruption Laws, or (y) offered, paid, promised to pay, or authorized the payment of any money or anything of value to any Government Official or to any person under circumstances where a Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or any Company Representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official:

(i)                for the purpose of: (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or

(ii)              in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, other unlawful or improper means of obtaining business or advantage or would otherwise violate any Anticorruption Law.

(d)        No Group Company has conducted or initiated any internal investigation or made a voluntary, directed, involuntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company, nor any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any Company Representative has received any written notice, request, allegation, or citation for any actual or potential noncompliance with any Anticorruption Law. The Group Companies have implemented policies and procedures designed to ensure that each Group Company and the employees and other intermediaries of the Group Companies comply with applicable Anticorruption Laws. Each of the Group Companies has implemented and maintains effective internal controls reasonably designed to prevent and detect violations of Anticorruption Laws. Each of the Group Companies has maintained accurate books and records in compliance with all applicable Anticorruption Laws.

(e)        The Group Companies are in material compliance with all of the SAFE Rules and Regulations and duly and lawfully obtained all material requisite permits, licenses, approvals, filings and registrations and other requisite formalities with the SAFE as required under the SAFE Rules and Regulations which are in full force and effect. To the knowledge of the Company, each holder or beneficial owner of Shares who is a PRC resident (as defined in the SAFE Circular 37) and subject to any of the registration or reporting requirements under any SAFE Rules and Regulations has registered with the local SAFE branch as required under the SAFE Circular 37 and is in the process of amending certain applicable registrations with the local SAFE branch pursuant to the SAFE Circular 37 with respect to any direct or indirect holdings of Equity Securities in any Group Company or its investment in the Company. Neither the Company nor, to the knowledge of the Company, such holder or beneficial owner has received any written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local counterparts with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

(f)         No Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any of the Company Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has (i) conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or (ii) violated, or operated not in compliance with, any applicable export restrictions, anti-boycott regulations, or embargo regulations.

Section 3.07        SEC Filings; Financial Statements.

(a)       The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2017 (including any amendments thereto, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b)       Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, except as may be noted therein.

(c)        Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 29, 2020 or otherwise disclosed by the Company in current report on Form 6-K, no Group Company has outstanding (i) any material Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2019, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)        The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is, and since January 1, 2017, there has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)        The Group Companies maintain a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP and include those policies and procedures that are designed to (i) provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations, (ii) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of a Group Company’s assets, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with GAAP, (iv) provide reasonable assurance that receipts and expenditures of the Company are permitted only in accordance with appropriate authorization, (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a Group Company’s assets that would have a material effect on the consolidated financial statements, and (vi) provide reasonable assurance that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.08        Proxy Statement.

The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders’ Meeting and the form of proxy) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09        Absence of Certain Changes or Events.

Since December 31, 2019, except as expressly contemplated by this Agreement or otherwise disclosed by the Company hereunder and in the Company SEC Reports, each Group Company has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (a) there has not been any Company Material Adverse Effect, or any change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) no Group Company has taken any action that, were such action taken after the date of this Agreement without Parent’s consent, would constitute a material breach of covenants contained in Sections 5.01(a), (c), (d) or (h), and (c) there has not been any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof.

Section 3.10        Absence of Litigation.

There is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (a) has or would reasonably be expected to have a Company Material Adverse Effect, (b) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (c) prevents, materially delays or materially impedes or, if decided adversely against the Company, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions. No Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11        Employee Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Employee Plan (including Company Share Plans), other than any Company Employee Plan mandated by applicable Law to which the sole liability of the Company and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions by the Company or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee (each of such plan, a “Statutory Company Employee Plan”). With respect to each Company Employee Plan other than a Statutory Company Employee Plan, the Company has made available to Parent copies of each such Company Employee Plan document, including all amendments thereto, and all related trust documents. Each Company Employee Plan has been established, operated and maintained in compliance with its terms and with applicable Law in all material respects.

(b)        All contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles. There are no claims (other than for benefits incurred in the ordinary course) or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(c)        Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans, or (iii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan on or following the Effective Time.

Section 3.12        Labor and Employment Matters.

(a)        Neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements or labor contracts or understandings with any labor unions, works councils, or labor organizations. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, or (ii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (each, an “Employee”), and during the last three (3) years there has not been any such action.

(b)       There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to result in a Company Material Adverse Effect.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the competent Governmental Authority and have withheld and paid in full to the competent Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to any of its current or former Employees or any other person (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. For each and all labor dispatch or similar services received by each Group Company, such Group Company has entered into valid and binding agreements with respect to such services, and such Group Company is, and to the knowledge of the Company, the other parties thereto is, not in breach of such agreements that will result in a Company Material Adverse Effect.

Section 3.13        Real Property; Title to Assets.

(a)        Section 3.13(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property, including with respect to the Owned Real Property in the PRC, the particulars and issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. No Group Company is a party to any Contract, agreement or option to purchase any material real property or interest therein. The relevant Group Company has complied in all material respects with all of the terms and conditions of, and all of its obligations under, the relevant real property purchase contract in relation to any Owned Real Property owned by it, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority which has not been paid. The Owned Real Property remains in conformity in all material respects with all applicable building codes and standards, fire prevention, safety, planning or zoning Law.

(b)       The Group Companies have entered into written lease contracts for all Leased Real Property in the PRC. Except as would not have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession of the Leased Real Property under such Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and (iv) the Group Companies have a valid and subsisting leasehold interest in all property under the Leases, in each case free and clear of all Liens, other than the Permitted Encumbrances.

(c)        The Company Real Property comprises (i) all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies; and (ii) any land use right the Group Companies have acquired as their Owned Real Property under any real property purchase contract, regardless whether the relevant title certificate of such land use right has not been duly obtained by the Group Companies. The use, occupation, operation, leasing, management of the Company Real Property by any Group Company is not in contravention of any applicable Laws in any material respect. Each Group Company has used the Company Real Property in compliance in all material respects with the approved use and zoning requirement under the relevant title certificates, land use rights certificates, certificates of real estate ownership and similar title documents, or as otherwise required by the competent Governmental Authorities.

(d)         Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets necessary to conduct their respective businesses as currently conducted (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except Permitted Encumbrances. The material tangible personal property and assets owned or used by the Company and its Subsidiaries (i) are usable in the ordinary course of business and, in all material respects, are adequate and suitable for the uses to which they are being put, and (ii) are in good and working order, reasonable wear and tear and immaterial defects excepted, except for such failures to be in good operating condition and repair which would not have a Company Material Adverse Effect.

Section 3.14        Intellectual Property.

(a)         Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other valid and enforceable rights to use (in each case, free and clear of any Liens, except for Permitted Encumbrances), all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as currently conducted and as currently proposed to be conducted.

(b)        Except as would not have a Company Material Adverse Effect, (i) the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon, misappropriate, or otherwise violate and has not in the past three (3) years infringed upon, misappropriated or otherwise violated the Intellectual Property rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property; (ii) neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no threatened, assertion or claim that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon, diluting, misappropriating, or otherwise violating or has infringed upon, diluted, misappropriated, or otherwise violated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property nor are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property right of any person, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by any Group Company; (iii) neither the Company nor any of its Subsidiaries nor the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any person; or (iv) to the knowledge of the Company, no person (including current and former officers, employees, consultants and contractors of any Group Company) is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries.

(c)       Except as would not have a Company Material Adverse Effect, with respect to each Intellectual Property owned by any Group Company, (i) such Group Company is the owner of the entire right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business without payment to any Third Party (other than to one or more Governmental Authorities or other similar parties for the purposes of registering and maintaining such rights), (ii) no Group Company is obligated to assign ownership of any such Intellectual Property to any Third Party and (iii) no Group Company is bound by or subject to any non-compete or other restrictions on the operation and scope of its respective business. To the knowledge of the Company, none of the material Intellectual Property owned by any Group Company has been revoked, invalidated or otherwise challenged in whole or in part.

(d)        Except as would not have a Company Material Adverse Effect, with respect to each item of Intellectual Property licensed to any Group Company, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) no party to any license of such Intellectual Property is in breach thereof or default thereunder.

(e)        Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, no person is challenging in writing the validity, enforceable, use or ownership of or, to the knowledge of the Company, threatening to challenge, or infringing upon, misappropriating, or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries.

(f)         To the knowledge of the Company, each of the Company and its Subsidiaries owns all right, title and interest in and to all material Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Subsidiary. Each key employee of the Company who has participated in the creation or development of any such Intellectual Property and have executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the present assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company. To the knowledge of the Company, no such officer, employee, consultant or contractor is in material violation of any term of any such agreement.

(g)        To the knowledge of the Company, the consummation of the Transactions will not result in the loss or impairment or the restriction on use or other exploitation of any material Intellectual Property owned by or licensed to any Group Company.

(h)       Except as would not have a Company Material Adverse Effect, there are no outstanding Orders issued against any Intellectual Property owned by any Group Company that restricts or limits the use or licensing thereof by any Group Company.

(i)         Except as would not have a Company Material Adverse Effect, (A) to the knowledge of the Company, a Group Company owns or has a valid right or license to use or otherwise exploit all Software used in connection with the businesses of the Group Companies as currently conducted, and (B) a Group Company possesses the source code, object code and documentation for all such Software that is proprietary to and owned by any Group Company (the “Company Owned Software”), (C) no Third Party has any ownership right or interest in any Company Owned Software, (D) the Group Companies have not disclosed the source code for any Company Owned Software to any Third Party, and (E) other than those subject to open source license/codes, no such Software is subject to any obligation (including the terms of any open source license) that would require any Group Company to (i) disclose to any person any source code or Trade Secret that is part of any Company Owned Software, (ii) not charge fees or other consideration for such Software, or (iii) grant any right to any person to decompile or otherwise reverse-engineer such Software.

(j)        The Company and its Subsidiaries have taken all actions reasonably necessary to (i) maintain and protect each material item of Intellectual Property that they own or are licensed or otherwise authorized to use, and (ii) protect the confidentiality and value of trade secrets and other know-how or confidential or proprietary information (together, the “Trade Secrets”) that are owned by any Group Company or provided to any Group Company by any Third Party under conditions of confidentiality, including having and effectively implementing in the business operations of the Company and its Subsidiaries Intellectual Property, information security and privacy measures comparable with those implemented by similarly situated companies in the U.S. and the PRC operating in the industry of the Company and its Subsidiaries. To the knowledge of the Company, (A) there has been no unauthorized disclosure or use of any Third Party’s Trade Secrets by any officer, employee, contractor, or consultant of any Group Company, and none of the Company’s or its Subsidiaries’ Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law, and (B) there has been no material breach of any Group Company’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to any Third Party. Immediately subsequent to the Effective Time, all Intellectual Property owned or used by any Group Company shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used such Intellectual Property immediately prior to the Effective Time.

(k)        The Company IT Assets are (A) adequate and sufficient for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s and its Subsidiaries’ businesses and the protection of Trade Secrets by the Group Companies, and (B) to the knowledge of the Company, are free from any material defects, viruses, worms and other malware. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and the Company IT Assets have not failed in any material respect, and to the knowledge of the Company, (i) no person has gained unauthorized access to any material Company IT Assets, and (ii) the data that they process and/or produce with respect to the businesses of the Company and its Subsidiaries has not been corrupted or compromised in any material respect.

(l)         Except as would not have a Company Material Adverse Effect, none of the Intellectual Property owned by any Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority or agency or nonprofit organization.

(m)       Except as would not have a Company Material Adverse Effect, no Group Company is a party to or bound by any Contract that grants or purports to grant a license, covenant not to sue or other right under any Intellectual Property of Parent of any of its Affiliates (other than the Group Companies).

Section 3.15        Privacy and Data Security.

(a)        Each Group Company complies, and at all times have complied, except as has not been and would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, with all applicable Privacy Laws, with applicable Privacy Policies, and with applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. There are no material unsatisfied requests from individuals to the Company or any of its Subsidiaries seeking to exercise rights under any Privacy Law. Neither the execution of this Agreement nor the consummation of the Transactions constitutes a material breach or violation of any applicable Privacy Law, any applicable Privacy Policy, or any applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. There is no, and has not been any, (i) Action of any nature pending or threatened against the Company or any of its Subsidiaries relating to privacy, data protection, or data security with respect to the Processing of Personal Data by the Company and its Subsidiaries; or (ii) written notice of any actual or asserted noncompliance with any Law to which the Company or any of its Subsidiaries are subject relating to privacy, data protection, or data security with respect to the Processing of Personal Data by the Company, except for that which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       The Company and its Subsidiaries have at all times (i) implemented and maintained reasonable measures in compliance with applicable Privacy Laws, designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems and Personal Data within the possession or control of the Company and its Subsidiaries; (ii) implemented and maintained reasonable disaster recovery and business continuity plans for their business; and (iii) not suffered any security breach resulting in any material unauthorized access to, or acquisition of, any Personal Data within the possession or control of the Company or any of its Subsidiaries.

(c)        The IT Assets of the Company and its Subsidiaries, including any portions of which are provided or operated by Third Parties, are adequate and sufficient to protect the privacy and confidentiality of all Personal Data and Third Party information in compliance in all material respects with reasonable industry practices and all applicable Privacy Laws and agreements. To the knowledge of the Company, there have been no material unauthorized access, intrusions or breaches of the security of (i) any such IT Assets operated or controlled by the Company or any of its Subsidiaries or any Third Party or (ii) any Personal Data under the custody or control of the Company, and no person (including any Governmental Authority) has made any claim or commenced any proceeding against the Company or any Third Party service provider to the Company or any of its Subsidiaries with respect to loss, damage or unauthorized access, disclosure, use, modification or other misuse of Personal Data by the Company, any of its Subsidiaries, or any of their respective service providers that may result in a Company Material Adverse Effect.

Section 3.16        Taxes.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Group Company has duly and timely filed all Tax Returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP. All such Tax Returns are true, accurate and complete in all material respects. No Tax authority or agency or other Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any Taxes against any Group Company. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(b)               No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of any Group Company is currently in progress, and no Group Company has been notified of any written request for, or, to the knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No written claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by such jurisdiction.

(c)               No Group Company incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC and no Group Company is Tax resident or required to file a Tax Return in any jurisdiction other than its jurisdiction of formation.

(d)               Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission and none of such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates contained any material misstatement or material omission that would have affected the granting of such Tax exemptions, holidays, deferrals, incentives or other preferential treatments or rebates. No suspension, revocation or cancellation of any Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates is pending or, to the knowledge of the Company, threatened. The Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates and will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.

(e)               The Group Companies have complied in all material respects with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Group Companies, and (ii) information reporting with respect to, any payment made or received by the Group Companies (including those relating to the individual income tax obligations of the employees of the Group Companies).

(f)                No Group Company (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary, affiliated or similar Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material liability for the Taxes of any person (other than any of the Group Companies due to being a member of a group described in clause (i), as a transferee or successor, by contract, or otherwise.

(g)               No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) an agreement entered into with a Governmental Authority; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(h)               None of the Group Companies (i) are or have been treated as a “United States person” for U.S. income tax purposes within the meaning of Section 7701(a)(30) of the Code, (ii) are or have ever been engaged in a trade or business connected with the United States for purposes of Section 864 of the Code (or otherwise for U.S. income tax purposes) or (iii) have filed or are or have ever been required to file any Tax Returns in the United States or any jurisdiction or subdivision thereof.

Section 3.17        No Secured Creditors; Solvency.

(a)               Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, no Group Company has any secured creditors holding a fixed or floating security interest.

(b)               No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.

Section 3.18        Material Contracts.

(a)               Subsections (i) through (xvi) of Section 3.18(a) of the Company Disclosure Schedule set forth an accurate and complete list of all of the following types of Contracts (x) to which any Group Company is a party, excluding in each case, Contracts under which such Group Company has no outstanding rights or obligations and (y) have not been filed with or furnished to the SEC as an exhibit to the Company’s filings with the SEC (such Contracts as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule being the “Material Contracts”), and, other than this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Material Contracts not listed in Section 3.18(a) of the Company Disclosure Schedule:

(i)                any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)               any Contract relating to (A) the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement with the Group Company making investment in the amount of more than US$50,000,000, (B) strategic cooperation or partnership arrangements, or (C) other similar agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by any Group Company that is material to the business of the Company;

(iii)              any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person other than a Group Company or any Contract relating to the making of any such loan, advance or investment that is material to the financial status of the Company;

(iv)              any Contract involving Indebtedness of the Company or any of its Subsidiaries in excess of US$50,000,000;

(v)               any Contract granting or evidencing a Lien on any material properties or assets of the Company or any of its Subsidiaries, other than a Permitted Encumbrances;

(vi)              any Contract for the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$50,000,000 (by merger, purchase or sale of assets or stock or otherwise) or pursuant to which the Company or any of its Subsidiaries have continuing, indemnification, guarantee, “earn-out” or other contingent payment obligations;

(vii)              any Contracts involving any resolution or settlement of any actual or threatened material litigation, arbitration, claim or other dispute;

(viii)            any Contract for the employment of any officer, individual employee or other person by the Company or any of its Subsidiaries on a full-time or consulting basis or any severance agreements calling for payments in excess of US$10,000,000 annually;

(ix)               any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business that is material to the business of the Company;

(x)                any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than US$50,000,000;

(xi)               any Contract (other than Contracts granting Company Options or Company RSUs) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$50,000,000 to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of US$50,000,000;

(xii)              any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guarantee by the Company or any of its Subsidiaries;

(xiii)             any material Contract providing for (A) a license, covenant not to sue or other right granted by any Third Party under any Intellectual Property to the Company or any of its Subsidiaries, (B) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any Third Party under any Intellectual Property, other than agreements for off-the-shelf Software, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right, or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property;

(xiv)             any material Contract outside the ordinary course of business of the Company or not on arm’s length terms between the Company or any of its Subsidiaries, on one hand, and any Affiliate or other entity in which any Group Company has a direct or indirect equity interest, or director, or executive officer, or any person beneficially owning ten percent (10%) or more of the outstanding Equity Securities of any Group Company or any of their respective Affiliates (other than the Group Companies), or immediate family members or any of the respective Affiliates of such family members, on the other hand;

(xv)             any Contract which have not been covered by subsections (i) through (xiv) and involves consideration of more than US$50,000,000, in the aggregate, over the remaining term of such Contract; or

(xvi)             any other Contract which could reasonably be expected to have a Company Material Adverse Effect.

(b)               (i) Each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in material breach or violation of, or default under, any Material Contract; (iv) to the knowledge of the Company, no person intends to terminate or cancel any Material Contract; (v) no Group Company has received any written claim of default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract; and (vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19        Environmental Matters.

Except as would not have a Company Material Adverse Effect, each Group Company has complied and is in compliance in all material respects with all Environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect. No Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in material violation of or liable under any Environmental Law, which remains unresolved, and no Group Company is subject to any pending order, decree or injunction with any Governmental Authority or currently effective agreement with any Third Party concerning liability under any Environmental Law.

Section 3.20        Insurance.

The Group Companies maintain policies of insurance covering the Company, the Subsidiaries of the Company or any of their respective directors, legal representatives, employees, properties or asserts, with reputable insurers in such amounts and covering such risks as are in compliance with applicable Laws and in accordance with prevailing industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance) in the PRC, including directors and officers insurance. All such policies are in full force and effect (with all premiums due and payable thereon having been paid in full) in all material respects and will not terminate or lapse by reason of this Agreement or the consummation of any of the Transactions and there is no material claim pending under any of such insurance policies, and no notice of cancellation or modification has been received by the Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a material default, by any insured thereunder. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. None of the Group Companies has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies. Section 3.20 of the Disclosure Schedule sets forth the aggregate amount of the annual premium for the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof.

Section 3.21        Interested Party Transactions.

The Company has disclosed in the Company SEC Reports each material Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, one the other hand, entered into during fiscal years covered by such Company SEC Reports.

Section 3.22        Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company, including any such applicable Laws under the CICL, (each, a “Takeover Statute”) does not, and will not, apply to the Company, the Shares, this Agreement or the Transactions, including the Merger.

Section 3.23        Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.24        Control Documents.

(a)               To the knowledge of the Company, (i) each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder, and (ii) the execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite actions on the part of such party.

(b)               The execution and delivery by each Group Company named in each Control Document, and the performance by such Group Company of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect, any applicable Law, or any contract to which any Group Company is a party or by which any Group Company is bound, (ii) accelerate, or constitute an event entitling any person to accelerate, the maturity of any Indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any Indebtedness of any Group Company, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company.

(c)               All consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority required under any applicable Laws in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent, approval, authorization, permit, filings or notifications has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

(d)               (i) Each Control Document is duly executed and effective, in proper legal form under applicable PRC Law and constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and all of such Control Documents taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws, (ii) each Control Document is in full force and effect and, to the knowledge of the Company, no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document, and (iii) none of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

(e)               There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Authority or any other person, pending or, to the knowledge of the Company, threatened against or affecting any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of any part or all of the Control Documents, individually or taken as a whole, (ii) challenge the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, (iii) claim any ownership, share, equity or interest in the Controlled Entities or other Group Companies, or claim any compensation for not being granted any ownership, share, equity or interest in the Controlled Entities or other Group Companies or (iv) claim any of the Control Documents or the ownership structure thereof or any arrangement or performance of or in accordance with the Control Documents was, is or will violate any PRC Laws.

Section 3.25        No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01        Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 4.02        Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03        No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) compliance with the rules and regulations of the NYSE, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, and (iv) the Requisite Regulatory Approvals.

(c)               Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04        Capitalization.

(a)               The authorized share capital of Parent is US$50,000 consisting solely of 5,000,000,000 ordinary shares, par value of US$0.00001 per share. As of the date of this Agreement, 1 ordinary share of Parent was issued and outstanding and which has been duly authorized, validly issued, fully paid and non-assessable. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than pursuant to the Financing Documents and the Support Agreement and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b)               The authorized share capital of Merger Sub is US$50,000 consisting solely of 5,000,000,000 ordinary shares, par value of US$0.00001 per share. As of the date of this Agreement, 1 ordinary share of Merger Sub was issued and outstanding and which has been duly authorized, validly issued, fully paid and non-assessable. The issued and outstanding share of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than pursuant to the Financing Documents and those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05        Available Funds and Financing.

(a)               Parent has delivered to the Company true and complete copies of (i) certain executed commitment letters from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07), (collectively, the “Debt Commitment Letters”) (which, in each case, may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions (the “Debt Financing”), and (ii) executed equity commitment letters from the Sponsors or their respective Affiliates (the “Equity Commitment Letters” and, together with the Debt Commitment Letters and/or, if applicable the Alternative Financing Documents, the “Financing Documents”) pursuant to which each of the Sponsors or their respective Affiliates named therein has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, Equity Securities of Parent, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing and/or, if applicable, the Alternative Financing, the “Financing”). The proceeds of the Financing shall be used to, among others, finance the consummation of the Transactions.

(b)               As of the date hereof, (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) none of the Financing Documents has been amended or modified and no such amendment or modification is contemplated (other than as permitted by Section 6.07 or this Section 4.05), and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect (other than as permitted by Section 6.07 or this Section 4.05). Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the proceeds contemplated by the Financing Documents and the Available Cash Amount will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions contained therein. As of the date hereof, there are no other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (x) as expressly set forth in the Financing Documents and (y) any customary engagement letter, fee letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach under the Financing Documents on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto.

Section 4.06        Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07        Guarantees.

Each of the Guarantees has been duly and validly executed and delivered by each Guarantor executing such Guarantee and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Guarantor that executed it, enforceable against such Guarantor in accordance with the terms thereof subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guarantee.

Section 4.08        Absence of Litigation.

As of the date hereof, (i) there is no material Action pending or, to the knowledge of Parent, threatened against Parent or Merger Sub before any Governmental Authority and (ii) neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.

Section 4.09        Ownership of Shares.

As of the date hereof, other than (i) the Shares (including Shares represented by ADSs) held by the Rollover Shareholders as of the date hereof as set forth in Schedule A attached hereto, (ii) an aggregate of 1,002,916 Class B Shares beneficially owned by certain executive officers and employees of the Company who have acquired the beneficial ownership of such shares pursuant to the Company Share Plans and who have authorized the Founder to vote such shares on their behalves under power of attorney, and (iii) Company Options and Company RSUs held by the Founder, none of Parent, Merger Sub, the Founder Parties, the Sponsors nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.10        Proxy Statement.

The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.11        Solvency.

Neither Parent nor Merger Sub is entering into the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions contemplated hereby, including the Financing and the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions, assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Company will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.

Section 4.12        Parent Group Contracts.

Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (i) Interim Investors Agreement, (ii) the Equity Commitment Letters, (iii) the Guarantees, (iv) the Support Agreement, and (v) the Rollover Agreement (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof. As of the date hereof, other than the Parent Group Contracts, there are no other Contracts (i) relating to the Transactions between or among two or more of the following persons (including any two of the same category of person): Parent, Merger Sub, any Rollover Shareholder, any Supporting Shareholder, or any Sponsor (or through any of their respective Affiliates, but excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Supporting Shareholder, any Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any member of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 4.13        Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.14        No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01        Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its best efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Companies has material business relations as of the date hereof.

Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)               amend or otherwise change its memorandum and articles of association or equivalent organizational documents, other than those changes to the registered address or business scope of a Group Company as reasonably needed within the ordinary course of business of such Group Company;

(b)               issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, as appropriate, (i) any shares of any class of any Group Company (other than in connection with (A) the exercise of any Company Options or Company RSUs in accordance with the Company Share Plans, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options or Company RSUs (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSUs, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (E) the issuance of Class A Shares to holders of Class B Shares in connection with the conversion of such Class B Shares in accordance with the memorandum and articles of association of the Company, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$10,000,000, except in the ordinary course of business, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business consistent with past practice;

(c)               declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries consistent with past practice);

(d)               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than (i) the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options or Company RSUs in accordance with the terms and conditions of such Company Options or Company RSUs (as applicable) and (ii) the cancellation, repurchase and redemption or re-designation and reclassification of Class B Shares in connection with the conversion thereof to Class A Shares in accordance with the memorandum and articles of association of the Company);

(e)               effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;

(f)                acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$50,000,000 in any transaction or related series of transactions;

(g)                make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$50,000,000 in aggregate;

(h)               incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, or issue any debt securities, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness or (ii) not in an aggregate amount in excess of US$50,000,000;

(i)                 other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$5,000,000 or capital expenditures which are, in the aggregate, in excess of US$10,000,000 for the Group Companies taken as a whole;

(j)                 except as required pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any Employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$150,000, (ii) grant or provide any severance or termination payments or benefits to any Employee of any Group Company, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any Employee of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 4%, (iv) make any new equity awards to any Employee of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, (vi) take any action to accelerate the vesting or payment, of compensation or benefits under the Company Employee Plan, or (vii) forgive any loans to any Employee of any Group Company;

(k)                issue or grant any Company Option, Company RSUs or awards of other types to any person under the Company Share Plans;

(l)                 make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(m)              enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of US$50,000,000 or more or with a term longer than one (1) year which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;

(n)               enter into any Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of any Group Company, one the other hand, except for (i) Contracts solely between the Company and/or its wholly-owned Subsidiaries, (ii) Contracts, with due approval following the Company’s internal governance rules and policies, entered into on an arm’s length basis and to be carried out in the ordinary course of the Company’s business, and (iii) Contracts permitted under Section 5.01(j);

(o)                terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

(p)               commence any Action for a claim of more than US$1,000,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened Action of or against any Group Company (A) for an amount in excess of US$1,000,000, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company relating to the Transactions;

(q)               permit any material Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every item of material Intellectual Property owned by any Group Company, or grant or license or transfer to any Third Party any material Intellectual Property owned by any Group Company;

(r)                fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(s)                enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any Group Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(t)                 engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(u)               (i) amend any Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, or initiate any voluntary Tax disclosure to any Governmental Authority or (ii) outside of the ordinary course of business, incur any material amount of Taxes or make or change any material Tax election;

(v)               grant any fixed or floating security interests of the Company; or

(w)             announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02        Compliance.

During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall use commercially reasonable efforts to ensure that each Group Company will conduct its business in compliance with all applicable Laws in all material respects, and use commercially reasonable efforts to obtain, make and maintain in effect, all consents, approvals, authorizations or permits of, or filings with or notifications to, the relevant Governmental Authority or other person required in respect of the due and proper establishment and operations of such Group Company in accordance with applicable Laws.

Section 5.03        No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01        Proxy Statement and Schedule 13E-3.

(a)               As soon as practicable following the date of this Agreement, but in any event within twenty one (21) days after the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company by the Requisite Company Vote including a notice convening the Shareholders’ Meeting in accordance with the Company’s articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

(b)                  Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

Section 6.02        Company Shareholders’ Meeting.

(a)               The Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) in consultation with Parent and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law; provided that, in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable Laws (as determined in good faith by the Special Committee), the Company agrees that unless Parent shall have otherwise approved in writing, the Company shall implement such adjournment or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned or delayed. As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than five (5) days after such confirmation, the Company shall (i) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, and (ii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b)               As soon as practicable but in any event no later than thirty (30) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to this Section 6.02 and Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or any Superior Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.

(c)               Notwithstanding Section 6.02(b), the Company may, after consultation in good faith with Parent, and the Company shall, upon written request of Parent, adjourn or recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.

(d)               Parent may request that the Company adjourn the Shareholders’ Meeting for up to thirty (30) days with respect to any single adjournment, and ninety (90) days in the aggregate (but in any event no later than five (5) Business Days prior to the Termination Date), (i) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions, including the Merger, to obtain the Requisite Company Vote or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure that is required by applicable Law and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned in accordance with Parent’s request.

(e)               At the Shareholders’ Meeting, Parent shall vote, or cause to be voted, all of the Shares with respect to which Parent or Merger Sub has, directly or indirectly, voting power in favor of the adoption of this Agreement and approval of the Transactions, including the Merger, and shall cause all such Shares to be represented at the Shareholders’ Meeting for purposes of constituting a quorum the Shareholders’ Meeting.

Section 6.03        Access to Information.

(a)               From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b)               Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided that at the request of Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege (unless and only to the extent reasonably remedied by use of common interest agreements or other methods to maintain such privilege), or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(c)               All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements.

(d)               No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04        No Solicitation of Transactions.

(a)               Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(c)), or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all reasonable action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement). The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours), orally and in writing, of any proposal or offer, or any inquiry or contact between the Company or its Representatives and any Third Party, regarding a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, unless the disclosure of such identity would be prohibited by a confidentiality agreement in effect on the date hereof and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and immediately revoke or withdraw access of any Third Party to any data room containing any nonpublic information concerning any Group Company and request, and use its reasonable efforts to cause, all such Third Parties to promptly return or destroy all such nonpublic information. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(b)               Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of this Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its Representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:

(i)               contact the person who has made such proposal or offer solely to (A) refer to the applicable provisions of this Agreement and/or (B) clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)               provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iii)               engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to Parent at least forty-eight (48) hours prior to taking any such action.

(c)               Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited or deemed to be a Change in the Company Recommendation) within ten (10) Business Days after commencement thereof, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (F) publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing, provided that Parent may not make such request more than one time unless there shall have been an additional public announcement with respect to such Competing Transaction or another Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn) (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (and at the direction of the Special Committee, shall), (i) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (ii) with respect to such Superior Proposal, authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement, but only (A) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub); (B) after (1) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (2) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such Third Party proposal or offer would cease to constitute a Superior Proposal; (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation and such presentation does not require any delay to any scheduled meeting of the Company’s shareholders or of the Company Board or the Special Committee); provided that any material modifications to such Third Party proposal or offer that the Company Board or the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d), provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (D) following the end of such three (3) Business Day period or five (5) Business Day period (as applicable), the Company Board (upon the unanimous recommendation of the Special Committee) or the Special Committee shall have determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any Third Party to limit or not to give prior notice to Parent of its intention to effect a Change in the Company Recommendation.

(e)               Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure pursuant to this clause (B) (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee, as applicable, has received and is currently evaluating such Competing Transaction) that does not include an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the Transactions shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f)                Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement or propose to do so.

(g)               The Company shall promptly inform its officers and directors of the obligations applicable to such officers and directors pursuant to this Section 6.04.

Section 6.05        Directors’ and Officers’ Indemnification and Insurance.

(a)               The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)               The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$376,768 in the aggregate) (the “Maximum Annual Premium”), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.05(b), the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c)               Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d)               A person seeking indemnification in accordance with Section 6.05(c) or applicable agreement or document providing for such indemnification shall use commercially reasonable efforts to promptly notify the Surviving Company to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice. Unless (x) otherwise provided in any applicable agreement or document providing for indemnification to the contrary or (y) joint representation is inappropriate due to a conflict of interest between the person seeking indemnification and the Surviving Company (or its applicable Subsidiary) or any other person represented by the counsel that is proposed by the Surviving Company or such Subsidiary to conduct the defense of the person seeking indemnification, (i) the Surviving Company (or a Subsidiary nominated by it) shall have the right to participate in any Action and, at its option, assume the defense of such Action in respect of which indemnification is sought under the applicable agreement or document; (ii) the person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action; and (iii) in the event the Surviving Company (or a Subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(d), neither the Surviving Company nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Action.

(e)               In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(f)                The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a Third Party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(g)               Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06        Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a)               any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)               any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)               any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)               a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied; together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

Section 6.07        Financing.

(a)               Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Documents, including (i) maintaining in effect the Financing Documents until the Transactions are consummated in accordance with their respective terms, (ii) satisfying, or causing to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Parent and/or Merger Sub that are within its control, including paying when due all commitment fees and other fees arising under the Financing Documents as and when they become due and payable thereunder, and (iii) consummating the Financing at or prior to the Effective Time in accordance with the terms of the Financing Documents; provided that Parent and/or Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing subject only to such conditions to funding as are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders (other than the holders of Excluded Shares), than the terms and conditions as set forth in the Financing Documents as in effect on the date hereof (the “Alternative Financing”), in each case only so long as (A) the aggregate proceeds of the Financing (as amended or modified) and/or the Alternative Financing, together with the aggregate proceeds of the Equity Financing and an amount of Available Cash that equals or exceeds the Available Cash Amount, will be sufficient for Parent and the Surviving Company to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (B) such amendment or modification or the Alternative Financing would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) (except for customary engagement and fee letters) as promptly as practicable after execution thereof. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents and to the extent is not replaced by the Alternative Financing, Parent shall promptly notify the Company.

(b)               Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.07(a) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Commitment Letters and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(c)               Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree not to amend, modify or waive any provision of the Financing Documents, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Financing in a manner that would be expected to prevent or materially delay the ability of the Company, Parent or Merger Sub to consummate the Transactions or otherwise adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Documents. Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any provision of, or termination by any party to, the Financing Documents or (ii) upon the receipt of any written notice from any person with respect to any threatened breach or threatened termination of the Financing Documents.

(d)               The Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to provide to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including (i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company or its Subsidiaries with Representatives of Parent and any sources or prospective sources of the Debt Financing and/or Alternative Financing, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, other marketing documents and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as practicable, furnishing Parent and any sources or prospective sources of the Debt Financing and/or Alternative Financing with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any sources or prospective sources of the Debt Financing and/or Alternative Financing and is reasonably available to the Company (the “Required Information”) and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and any sources or prospective sources of the Debt Financing and/or Alternative Financing, (iv) reasonably cooperating with advisors, consultants and accountants of Parent or any sources or prospective sources of the Debt Financing and/or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Parent and otherwise facilitating the pledging of collateral, (vi) (A) to the extent customary and not prohibited by applicable Laws, facilitating the granting of guaranty, security or pledging of collateral and (B) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents (the “Definitive Debt Documents”), provided that any collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Definitive Debt Documents to which it is a party shall be contingent upon the occurrence of the Effective Time, (vii) taking all actions reasonably necessary to (A) permit prospective sources of the Debt Financing and/or Alternative Financing to evaluate the Company’s or any of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, provided that the information provided in connection therewith to such prospective sources shall be subject to the terms of the Confidentiality Agreements, and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, including over Available Cash, (viii) furnishing Parent, Merger Sub and their respective Representatives, as well as any prospective sources of the Debt Financing and/or Alternative Financing, promptly (and, provided that Parent shall have requested, in writing, such information from the Company at least fifteen (15) Business Days prior to the Closing, then in any event at least ten (10) Business Days prior to the Closing) with all documentation and other information required with respect to the Debt Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, provided that the information provided to such prospective sources shall be subject to the terms of the Confidentiality Agreements, (ix) using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing, and (x) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents contemplated by the Debt Financing and/or Alternative Financing and reasonably requested by Parent and to permit the proceeds thereof to be made available at Closing to consummate the Transactions. Neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee prior to the Effective Time or (y) commit to taking any action that is not contingent upon the Closing (including entry into any agreement) or would be effective prior to the Effective Time or that would otherwise subject it to actual or potential liability in connection with any Financing. Nothing contained in this Section 6.07(c) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or Alternative Financing.

(e)               Parent shall, upon the termination of this Agreement in accordance with its terms, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any cooperation provided pursuant to this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, expenses or losses actually suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith), except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, recklessness or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the Transactions.

Section 6.08        Further Action; Reasonable Best Efforts.

(a)               Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions or otherwise relating to the consummation of the Transactions, (B) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (C) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (D) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) cooperate with the other parties hereto and, subject to Section 6.08(b) and Section 6.08(c) use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, including taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions and employing such resources as are necessary to obtain the Requisite Regulatory Approvals.

(b)               In furtherance and not in limitation of the covenants of the parties contained herein and subject to Section 6.08(c), if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, which shall include in the case of the Company if (and only if) requested by Parent, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its Subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions.

(c)               Notwithstanding anything herein to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be required to take or refrain from taking, or to agree to it, its Affiliates or any Group Company taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements would (i) materially and adversely affect the interest of Parent, Merger Sub or any of their respective Affiliates or Representatives in the Transaction, (ii) require Parent, Merger Sub or any of their respective Affiliates or Representatives to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divesture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or (iii) require any Sponsor or its Affiliates to agree to any material modification to the governance or similar rights of the Sponsors or their Affiliates agreed by the Founder and the Sponsors or their Affiliates with respect to the Company and its Affiliates following the Closing.

(d)               Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

(e)               The Company shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, at or prior to the Closing all things within its control which are reasonably necessary, proper or advisable and which are reasonably requested by Parent to facilitate the continuing operations of the business of the Group Companies from and after the Closing, including using its commercially reasonable efforts to provide operational data, provide bank account information of the Group Companies, locate the corporate chops and finance stamps of the Group Companies incorporated in the PRC and procure the satisfaction of the closing conditions set forth in Section 7.02; provided that any information provided pursuant to this Section 6.08(e) shall be subject to the terms of the Confidentiality Agreements; provided further that any agreement, payment or obligation of, or to be made by, the Company or any of its Subsidiaries as requested by Parent pursuant to this Section 6.08(e) shall be contingent upon the occurrence of the Effective Time.

Section 6.09        Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10      Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.11        Resignations.

To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

Section 6.12        Public Announcements.

The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. At any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to obtaining the consent (not to be unreasonably withheld) of such other party. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in the Company Recommendation made in compliance with this Agreement.

Section 6.13        Stock Exchange Delisting.

The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Shares and ADSs from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14        Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15        SAFE Registration.

The Company shall as soon as practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules, including by promptly providing such shareholders with such information relating to the Group Companies as is required for such application, and (b) cause its PRC Subsidiaries (to the extent applicable) to comply with the requirements of such SAFE rules.

Section 6.16        No Amendment to Parent Group Contracts.

Without the Company’s prior written consent, Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder in a manner that would (i) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares or change the number of Rollover Shares of the Founder Parties, in each case, other than as provided in the Support Agreement, (ii) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (iii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions described in Section 6.04 to the extent such actions are permitted to be taken by the Company thereunder; provided that in no event shall any of Parent or any other member of the Parent Group amend or modify the Support Agreement or the Equity Commitment Letters in any manner that is adverse to the rights of the Company to enforce certain terms thereof as a third party beneficiary without the Special Committee’s prior written consent. Within two (2) Business Days after the execution thereof, Parent and Merger Sub shall provide the Company with a copy of any Contract (other than any Contract entered into by and between any Supporting Shareholder or Sponsor or any Affiliate thereof, on the one hand, and any other Affiliate of such Supporting Shareholder or Sponsor, any limited partner or co-investor of any Affiliate of such Supporting Shareholder or Sponsor, or any affiliated investment fund or investment vehicle that is advised, managed or sponsored by the investment or fund manager of such Supporting Shareholder or Sponsor or any Affiliate thereof (or any general partner, limited partner or officer thereof), on the other hand) (each an “Applicable Contract”) relating to the Transactions that is entered into after the date hereof and to which any member of the Parent Group is a party. Parent shall promptly notify the Company in writing if Parent or any of the members of the Parent Group modify any Applicable Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates, receives any consideration or other economic value from any person in connection with the Transaction that is not provided or expressly contemplated in the Parent Group Contracts as of the date hereof, including any carried interest, share option, share appreciation right or other forms of equity or quasi-equity right. Parent and Merger Sub agree that any action by any member of the Parent Group who is not a party to this Agreement that would constitute a breach of this Section 6.16 if such member of the Parent Group were a party to this Agreement for the purposes of this Section 6.16 shall be deemed to be a breach of this Section 6.16.

Article VII

CONDITIONS TO THE MERGER

Section 7.01        Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a)               Shareholder Approval. This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)               No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

Section 7.02        Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a)               Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), the first sentence of Section 3.03(b), Section 3.04(a), Section 3.04(b), Section 3.22 and Section 3.23, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.04(a), Section 3.04(b), Section 3.22 and Section 3.23 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03(a) and the first sentence of Section 3.03(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(e).

(d)               Available Cash. The aggregate amount of Available Cash on Closing shall equal to or exceed the Onshore Available Cash Amount and Offshore Available Cash Amount respectively, and the Company shall have delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent prior to the Closing Date in accordance with the requirements under the Definitive Debt Documents.

(e)               No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 7.03        Additional Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b)               Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)               Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04        Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION

Section 8.01        Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting upon the unanimous recommendation of the Special Committee).

Section 8.02        Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (acting upon the unanimous recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)               the Effective Time shall not have occurred on or before December 15, 2020 (the “Termination Date”); or

(b)               any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, or taken any other final and non-appealable action, which has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c)               the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (or, in the case of termination by Parent, the failure of any of the Supporting Shareholders to fulfill any of their respective obligations under the Support Agreement) has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03        Termination by the Company.

This Agreement may be terminated by the Company (acting upon the unanimous recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a)               a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

(b)               (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within five (5) Business Days following the later of (x) date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to Parent; or

(c)               prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting upon unanimous recommendation of the Special Committee) or the Special Committee (acting upon unanimous vote and to the extent it is within the authority of the Special Committee) shall have authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d) and (ii) the Company concurrently with the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement and (B) complied with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid, or does not concurrently pay, the Company Termination Fee in full in accordance with this Section 8.03(c) and Section 8.06.

Section 8.04        Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a)               a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Parent or Merger Sub, as applicable (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or

(b)               the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05        Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.07(e), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.

Section 8.06        Termination Fee and Expenses.

(a)               In the event that:

(i)               (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, any Competing Transaction by a Third Party (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in clause (A)) (provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”);

(ii)               this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii)               this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay, or cause to be paid, to Parent or its designees an amount equal to US$126,400,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) within five (5) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) concurrently with or prior to the entry by the Company into the definitive agreement in connection with a Competing Transaction and as a condition of the consummation by the Company of a Competing Transaction in the case of a termination referred to in clause (i) above, or (z) prior to or concurrently with the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)               Parent will pay, or cause to be paid, to the Company an amount equal to US$252,800,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c)               In the event that the Company shall terminate this Agreement pursuant to Section 8.03(a) or Section 8.03(b), then in addition to Parent Termination Fee pursuant to Section 8.06(b), Parent shall pay, or caused to be paid, to the Company by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its Affiliates in connection with the Transactions up to a maximum amount equal to US$4,000,000.

(d)               In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.04, or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c) and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting) the Company Board effected a Change in the Company Recommendation, then in any such event, in addition to any Company Termination Fee that may be payable pursuant to Section 8.06(a), the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the Transactions, including the Financing, up to a maximum amount equal to US$4,000,000.

(e)               Except as otherwise expressly set forth in Section 8.06(c) and Section 8.06(d), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(f)                In the event that the Company fails to pay the Company Termination Fee or any Expenses, or Parent fails to pay the Parent Termination Fee or any Expenses, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee or Expenses, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee or Expenses, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(g)               Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(h)               (i)      Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letters and the Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and costs and expenses under Section 8.06(f) and the guarantee of such obligations pursuant to the Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, the Guarantors, the Supporting Shareholders, the Founder and the Founder Holdco and the Sponsors, (B) the former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of Parent, Merger Sub, the Founder Holdco or any Guarantor, Supporting Shareholder or Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or Sponsor, or (D) any former, current or future direct or indirect holders any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(h), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Support Agreement, the Rollover Agreement, the Guarantees and the Debt Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and the costs and expenses pursuant to Section 8.06(f), and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Support Agreement, the Rollover Agreement, the Guarantees and the Debt Commitment Letters), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(c) and Section 8.06(d), or the Guarantors to the extent provided in the relevant Guarantee.

(ii)            Subject to Section 9.08, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and costs and expenses under Section 8.06(f), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Rollover Shareholder or member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform (whether willfully, intentionally, unintentionally or otherwise) hereunder or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and the costs and expenses under Section 8.06(f), and in no event shall any of Parent, Merger Sub, any Rollover Shareholder or any Rollover Shareholder or other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a), Section 8.06(d) and Section 8.06(f).

(iii)            Notwithstanding anything to the contrary in this Agreement, the Financing Documents, the Guarantees, the Support Agreement or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the “Transaction Documents”), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Parent Group collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b), plus (ii) the Expenses, if any, due and owing to the Company pursuant to Section 8.06(c), plus (iii) the amounts, if any, due and owing under Section 8.06(f), plus (iv) the out-of-pockets cost and other payments, if any, due and owing under Section 6.07(e).

Article IX

GENERAL PROVISIONS

Section 9.01        Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.06, Article VIII and this Article IX.

Section 9.02        Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)          if to Parent or Merger Sub:

Building 105, 10 Jiuxianqiao North Road Jia
Chaoyang District, Beijing 100015
People’s Republic of China
Attention: Mr. Jinbo Yao

with copies to:

Wilson Sonsini Goodrich & Rosati
Suite 1509, 15/F Jardine House
1 Connaught Place Central
Hong Kong
Attention: Weiheng Chen, Esq.
                     Jie Zhu, Esq.
Facsimile: +852 3972 4999
E-mail: wchen@wsgr.com; jizhu@wsgr.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas,
New York, NY 10019
Attention: Matthew W. Abbott
                    Neil Goldman
                    Judie Ng Shortell
Facsimile: +1 (212) 757 3990
E-mail: mabbott@paulweiss.com; ngoldman@paulweiss.com;
             jngshortell@paulweiss.com

Kirkland & Ellis LLP
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Daniel Dusek
                     Xiaoxi Lin
Facsimile: +852 3761 3301
E-mail: daniel.dusek@kirkland.com; xiaoxi.lin@kirkland.com

Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention: Tim Gardner, Esq.
                     William Welty, Esq.

Facsimile: +852 3015 9354

E-mail: tim.gardner@weil.com; william.welty@weil.com

(b)         if to the Company:

Building 105, 10 JiuXianQiao North Road Jia
Chaoyang District, Beijing 100015
People’s Republic of China

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Z. Julie Gao, Esq.
                     Peter X. Huang, Esq.

Facsimile: +852 3910 4863

                    +86 (10) 6535 5699

E-mail: julie.gao@skadden.com; peter.huang@skadden.com

(c)          if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

United States of America

Attention: Gordon K. Davidson, Esq.
                     David K. Michaels, Esq.
                     Ken S. Myers, Esq.

Facsimile: +1 (650) 938-5200

E-mail: gdavidson@fenwick.com; dmichaels@fenwick.com;
                              kmyers@fenwick.com

Section 9.03        Certain Definitions.

(a)               For purposes of this Agreement:

“2010 Option Plan” means the 2010 Employee Stock Option Plan adopted in March 2010, effective as of July 6, 2011 and all amendments and modifications thereto.

“2013 Share Incentive Plan” means the 2013 Share Incentive Plan adopted by the Company in September 2013 and all amendments and modifications thereto.

“58 VIE Entity” means Beijing 58 Information Technology Co., Ltd. (北京五八信息技术有限公司), a limited liability company established under the Laws of the PRC.

“58 WFOE” means Beijing Chengshi Wanglin Information Technology Co., Ltd. (北京城市网邻信息技术有限公司), a limited liability company established under the Laws of the PRC.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, that, for the purpose of this Agreement, Affiliates of Parent or Merger Sub shall not include the Founder, the Sponsors and their respective Affiliates; provided further, that, for the purpose of this Agreement, none of the Founder, the Founder Holdco or Internet Opportunity Fund LP shall be deemed an Affiliate of the Company or any of its Subsidiaries.

“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the PRC Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis, net of issued but uncleared checks and drafts, in each case available free of any Lien on the Closing Date.

“Available Cash Amount” means the Onshore Available Cash Amount and Offshore Available Cash Amount.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong, the Cayman Islands or Beijing, PRC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation by the Company of the Merger; provided, however, that the determination of whether a Company Material Adverse Effect shall have occurred under clause (a) above shall not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof following or resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic- or pandemic-induced public health crises (including, for the avoidance of doubt, as a result of the COVID-19 virus) or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, including changes in interest rates or foreign exchange rates, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) the announcement, pendency or consummation of the Transactions or identity of Parent, its Affiliates or the Sponsors, (vi) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or expressly required by this Agreement, (vii) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breach of fiduciary duties, violation of securities Laws or otherwise in connection with this Agreement or the Transactions, (viii) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), or (ix) any matters set forth in the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein); except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option” means each option to purchase Shares granted under the Company Share Plans on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company Real Property” means Owned Real Property and Leased Real Property.

“Company RSU” means each restricted share unit or other right to acquire Shares granted under the Company Share Plans on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Company Share Plans” means the 2010 Option Plan and the 2013 Share Incentive Plan collectively, each as amended and restated.

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of Equity Securities of the Company; or (v) any combination of the foregoing.

“Confidentiality Agreements” means the confidentiality agreements between the Company and each Sponsor or its Affiliate, as amended and restated from time to time.

“Contract” means any legally enforceable note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Control Documents” means (a) with respect to 58 VIE Entity, a series of agreements and documents (each as amended and restated) entered into from time to time, which enable the Company to exclusively control, and consolidate in its financial statements the results of, 58 VIE Entity and its Subsidiaries, including (i) the Exclusive Business Cooperation Agreements (经修订和重述的独家业务合作协议), as amended and restated, entered into by and between 58 WFOE and 58 VIE Entity dated October 10, 2011, (ii) the Amended and Restated Exclusive Option Agreement (独家购买权合同) entered into by and among 58 WFOE, 58 VIE Entity and each of the shareholders of 58 VIE Entity dated April 30, 2018 and June 28, 2013 respectively, (iii) the Equity Interest Pledge Agreements (股权质押合同), as amended and restated, entered into by and among 58 WFOE, 58 VIE Entity and each of the shareholders of 58 VIE Entity dated April 30, 2018 and June 28, 2013 respectively, (iv) the Power of Attorney (授权委托书) issued by each of the shareholders of 58 VIE Entity dated April 30, 2018 and June 28, 2013 respectively, and (v) Loan Agreements (借款协议) entered into by and among 58 WFOE and each of the individual shareholders of 58 VIE Entity dated April 30, 2018 and June 1, 2013 respectively; and (b) with respect to Zhuan VIE Entity, a series of agreements and documents (each as amended and restated) entered into from time to time, which enable Zhuan Zhuan Holding to exclusively control, and consolidate in its financial statements the results of, Zhuan VIE Entity and its Subsidiaries, including (i) the Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by and between Zhuan WFOE and Zhuan VIE Entity dates June 22, 2017, (ii) the Exclusive Option Agreement (独家购买权合同) entered into by and among Zhuan WFOE, Zhuan VIE Entity and the shareholders of Zhuan VIE Entity dated February 11, 2018, (iii) the Equity Interest Pledge Agreement (股权质押合同) entered into by and among Zhuan WFOE, Zhuan VIE Entity and the shareholders of Zhuan VIE Entity dated February 11, 2018, and (iv) the Power of Attorney (授权委托书) issued by each shareholder of Zhuan VIE Entity dated February 11, 2018.

“Controlled Entities” means the VIE Entities and their respective Subsidiaries.

“Environmental Laws” means any applicable PRC national, provincial or local Law, U.S. federal, state or local Law or applicable Laws of any other jurisdiction, relating to (a) pollution, (b) the protection of human health and safety (including workplace health and safety) or the environment, including the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Equity Investee” means an entity, other than a Company Subsidiary, in which a Group Company owns or otherwise holds any equity interest, the fair value of which, or the amount of equity investment made or consideration paid by such Group Company for which, is more than US$50,000,000.

“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“Excluded Shares” means, collectively, (i) the Rollover Shares; (ii) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their Subsidiaries; and (iii) any Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under applicable Laws (including those related to Requisite Regulatory Approvals) and all other matters related to the closing of the Transactions.

“Founder” means Mr. Jinbo Yao, a Chinese citizen.

“Founder Holdco” means Nihao China Corporation, a company incorporated under the Laws of the British Virgin Islands.

“Founder Parties” means the Founder and the Founder Holdco collectively.

“Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including (a) those listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil, (b) those that can cause harm to living organisms, human welfare, or the environment, (c) those whose presence, handling, or management requires registration, authorization, investigation or remediation under Environmental Laws and (d) any petroleum product or by product, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(e); and (g) any and all other intellectual property or proprietary rights.

“Interim Investors Agreement” means the interim investors agreement by and among the Founder, Sponsors, Parent and Merger Sub dated as of the date hereof.

“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company that are material to the business of the Group Company taken as a whole.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any Group Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other Third Party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Offshore Available Cash Amount” means Available Cash in an aggregate amount not less than US$500,000,000 that shall be available in one or more US$ denominated bank accounts of the Company or its Subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit in accordance with Section 2.04(a).

“Onshore Available Cash Amount” means Available Cash in aggregate amount not less than RMB Equivalent of US$1,100,000,000 that shall be available in one or more RMB denominated bank accounts of the Company or its Subsidiaries opened and maintained with account banks in the PRC as specified in the Definitive Debt Documents.

“Owned Real Property” means all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Permitted Encumbrances” means, (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon,(d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (e) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice, (f) Liens imposed by applicable Law, and (g) any other Liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, credit card number, biometric identifier, or any other data that alone or in combination with other data held by the Company or any of its Subsidiaries allows identification of a natural person, and (ii) any other data defined as “personal data,” “personally identifiable information,” “nonpublic personal information,” “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-Monopoly Law” means the Anti-Monopoly Law of the PRC enacted on August 1, 2008, and the regulations promulgated thereunder.

“Privacy Law” means any Law to the Company or any of its Subsidiaries governing privacy, data protection, or data security with respect to the Processing of Personal Data by the Company or any of its Subsidiaries.

“Privacy Policy” means each published privacy policy, privacy notice, or privacy statement of the Company or any of its Subsidiaries relating to the Company’s or any of its Subsidiaries’ Processing of Personal Data.

“Processing” or “Processed” means, with respect to any Personal Data, any operation or set of operations performed thereon, whether or not by automated means, including adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use.

“Prohibited Person” means any person that is (a) a national or resident of any U.S. embargoed or restricted country, (b) included on, or affiliated with any person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (c) a person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“RMB” means Renminbi (Chinese yuan), the lawful currency of the PRC.

“RMB Equivalent” means currency conversion of US$ into RMB at a rate of exchange to be agreed in the Definitive Debt Document by reference to the seven-days’ forward rate of exchange for purchasing US$ with RMB as displayed on page “OTC CNH outright” of the Bloomberg screen or page CNYFWDVIEWIDX01 of the Thomas Reuters screen and notified to the Company at least thirty (30) days prior to the Closing Date.

“Rollover Shareholders” means, collectively, the Founder, the Founder Holdco, Tencent and General Atlantic Singapore 58 Pte. Ltd.; provided that if General Atlantic Singapore 58 Pte. Ltd. elects not to roll over any of its Shares in accordance with the terms of the Support Agreement, General Atlantic Singapore 58 Pte. Ltd. shall not be deemed to be a “Rollover Shareholder” from and after the date of such election.

“Rollover Shares” means (i) Shares (including Shares represented by ADSs) held by the Rollover Shareholders as of the date hereof as set forth in Schedule A attached hereto and (ii) any Shares (including Shares represented by ADSs) that the Rollover Shareholders (other than General Atlantic Singapore 58 Pte. Ltd. or Tencent) may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution, or issuance upon the exercise of any Company Options or warrants, the conversion of any convertible securities, the vesting of any Company RSUs or otherwise, in each case of (i) and (ii), subject to adjustment in accordance with the terms of the Support Agreement.

“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under PRC Law.

“SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005, which became effective as of November 1, 2005 and replaced by SAFE Circular 37 on July 14, 2014.

“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007, which became effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“SAFE Rules and Regulations” means the SAFE Circular 37, SAFE Circular 7, SAFE Circular 75, SAFE Circular 78 and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE.

“Shareholders’ Meeting” means a general meeting of the Company’s shareholders (including any adjournments thereof) to be held to consider the authorization and approval of, and to authorize and approve, this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Sponsors” means Polarite Gem Holdings Group Ltd, General Atlantic Singapore 58TP Pte. Ltd., Ocean Magical Site Limited and Internet Opportunity Fund LP.

“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP. For the purpose of this Agreement, the Company’s Subsidiaries shall not include (i) Subsidiaries not engaging in actual business activities or holding other Subsidiaries that engage in actual business activities or (ii) 58 Daojia Inc. or any of its Subsidiaries.

“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the Equity Securities, of the Company that the Company Board (with the approval of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses) provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder.

“Systems” means all information technology networks, systems, devices and other equipment owned or otherwise within the possession or control of the Company and its Subsidiaries.

“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules or amendments thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any ordinary course agreement the principal purposes of which does not relate to Taxes).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Unvested Company RSU” means any Company RSU that is not a Vested Company RSU.

“Vested Company Option” means any Company Option that shall have become vested or are expected to vest on or prior to December 31, 2020 and remains outstanding on the Closing Date in accordance with the terms of such Company Option.

“Vested Company RSU” means any Company RSU that shall have become vested or are expected to vest on or prior to December 31, 2020 and remains outstanding on the Closing Date in accordance with the terms of such Company RSU.

“VIE Entities” means 58 VIE Entity and Zhuan VIE Entity collectively, and “VIE Entity” means any of them.

“Zhuan VIE Entity” means Beijing Zhuanzhuan Spirit Technology Co., Ltd. (北京转转精神科技有限责任公司), a limited liability company established under the Laws of the PRC.

“Zhuan WFOE” means Tianjin Zhuanzhuan World Technology Co., Ltd. (天津转转世界科技有限责任公司), a limited liability company established under the Laws of the PRC.

“Zhuan Zhuan Holding” means Zhuan Spirit Holdings Limited, a company incorporated in the Cayman Islands.

(b)               The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(a)
Alternative Financing Documents	Section 6.07(a)
Applicable Contract	Section 6.16
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Class A Share	Section 2.01(a)
Class B Share	Section 2.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(h)
Company Owned Software	Section 3.14(i)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Damages	Section 6.05(c)
Debt Commitment Letters	Section 4.05(a)

Defined Term	Location of Definition

Debt Financing	Section 4.05(a)
Definitive Debt Documents	Section 6.07(d)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Employee	Section 3.12(a)
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
Evaluation Date	Section 3.07(d)
Exchange Act	Section 3.03(c)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.18(a)
Maximum Annual Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(d)
NYSE	Section 3.03(c)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(h)
Parent Group Contracts	Section 4.12
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01(a)
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Required Information	Section 6.07(d)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approvals	Section 3.05(b)

Defined Term	Location of Definition

Rollover Agreement	Recitals
SAFE	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shares	Section 2.01(a)
Statutory Company Employee Plan	Section 3.11(a)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Supporting Shareholder	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.22
Tencent	Recitals
Termination Date	Section 8.02(a)
Trade Secrets	Section 3.14(j)
Transaction Documents	Section 8.06(h)(iii)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

Section 9.04        Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05        Interpretation.

When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

Section 9.06        Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any Affiliate of Parent or (ii) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and/or Alternative Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07        Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a) and Section 8.06(h) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08        Specific Performance.

(a)               Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b)               Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to consummate the Transactions and the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

(c)               Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(d)               This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Documents (including the expiration or termination provisions thereof).

Section 9.09        Governing Law; Dispute Resolution.

(a)               This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)               Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)               EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(C).

Section 9.10        Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11        Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12        Counterparts.

This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

58.com Inc.

By:	/s/ Robert Frank (Bob) Dodds Jr.
Name: Robert Frank (Bob) Dodds Jr.
Title: Director and Member of the Special Committee

[Signature Page to Agreement and Plan of Merger]

Quantum Bloom Group Ltd

By:	/s/ Cheung Lun Julian CHENG
Name: Cheung Lun Julian CHENG
Title: Director

[Signature Page to Agreement and Plan of Merger]

Quantum Bloom Company Ltd

By:	/s/ Cheung Lun Julian CHENG
Name: Cheung Lun Julian CHENG
Title: Director

[Signature Page to Agreement and Plan of Merger]

ANNEX A TO THE MERGER AGREEMENT

PLAN OF MERGER

Schedule A to the Merger Agreement

Rollover Shares

Rollover Shareholder	Rollover Shares
Founder	28,587,204 Class B Shares and 831,436 Class A Shares represented by 415,718 ADSs, held by Founder Holdco
177,078 Class A Shares issuable to the Founder upon conversion of Vested Company RSUs.
The following Class A Shares with respect to Company RSUs that vest prior to December 31, 2020: (x) 28,000 Class A Shares issuable upon conversion of Company RSUs vesting on August 20, 2020, (y) 71,800 Class A Shares issuable upon conversion of Company RSUs vesting on August 24, 2020, and (z) 24,000 Class A Shares issuable upon conversion of Company RSUs vesting on September 27, 2020.
General Atlantic Singapore 58 Pte. Ltd.	14,300,000 Class A Shares (represented by 7,150,000 ADSs).
Tencent	67,285,898 Shares which consist of (i) 41,419,336 Class A Shares and 14,722,000 Class B Shares held by Ohio River Investment Limited, (ii) 8,768,414 Class A Shares represented by 4,384,207 ADSs held by THL E Limited, and (iii) 2,376,148 Class A Shares represented by 1,188,074 ADSs held by Huang River Investment Limited.

ANNEX A-2: PLAN OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER is made on [●] 2020.

BETWEEN

(1)       Quantum Bloom Company Ltd, an exempted company incorporated under the laws of the Cayman Islands on 29 May 2020, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Merger Sub”); and

(2)       58.com Inc., an exempted company incorporated under the laws of the Cayman Islands on 27 May 2011, with its registered office situated at the offices of Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)       Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of 15 June 2020 among Quantum Bloom Group Ltd ("Parent"), Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Law”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)       This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)       Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.                  The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.                  The surviving company (as defined in the Companies Law) is the Surviving Company and its name shall be 58.com Inc.

REGISTERED OFFICE

3.                  The Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.                  Immediately prior to the Effective Date (as defined below) the authorised share capital of Merger Sub was US$50,000 divided into 5,000,000,000 ordinary shares of US$0.00001 par value per share, of which 1 share has been issued.

5.                  Immediately prior to the Effective Date the authorised share capital of the Company was US$50,000 divided into 4,800,000,000 class A ordinary shares of US$0.00001 par value per share ("Class A Shares") and 200,000,000 class B ordinary shares of US$0.00001 par value per share ("Class B Shares"), of which [insert number] Class A Shares and [insert number] Class B Shares have been issued and fully paid.

6.                  On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,000 divided into 5,000,000,000 ordinary shares of US$0.00001 par value per share.

7.                  On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)               Each (i) Class A Share issued and outstanding immediately prior to the Effective Date and (ii) Class B Share issued and outstanding immediately prior to the Effective Date (in each case, other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (as defined below) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)               Each two Class A Shares, which are represented by an American Depositary Share (each, an "ADS" or collectively, "ADSs") (other than ADSs representing the Excluded Shares), issued and outstanding immediately prior to the Effective Date, shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration (as defined in the Agreement).

(c)               Each of the Excluded Shares (including the Excluded Shares which are represented by ADSs) issued and outstanding immediately prior to the Effective Date, shall be cancelled and cease to exist without payment of any consideration or distribution therefor other than as set forth in the support agreement dated 15 June 2020 among Parent, each supporting shareholder as named therein and each beneficial owner as named therein. For the avoidance of doubt, the 14,300,000 Class A Shares represented by ADSs that are owned by General Atlantic Singapore 58 Pte. Ltd. immediately prior to the Effective Date shall not be treated as Excluded Shares.

(d)               Each of the Dissenting Shares issued and outstanding immediately prior the Effective Date, shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

(e)               Each ordinary share, par value US$0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.00001 per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

8.                  On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.                  The Merger shall take effect on [●] 2020 (the “Effective Date”).

PROPERTY

10.              On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.              The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.              There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.              The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS

14.          (a)      Merger Sub has granted certain fixed or floating security interests details of which are set out in Appendix III hereto. Merger Sub has obtained the consent to the Merger of each holder of such security interests pursuant to section 233(8) of the Companies Law; and

(b)       the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.              This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

AMENDMENTS

16.              At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Law, including to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORISATION

17.              This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

18.              This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

19.              This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.              This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature pages to follow]

For and on behalf of Quantum Bloom Company Ltd:

[Name]
Director

For and on behalf of 58.com Inc.:

[Name]
Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

THE COMPANIES LAW (AS AMENDED) COMPANY LIMITED BY SHARES AMENDED AND RESTATED Memorandum and articles OF association of 58.COM INC.

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [     ] 2020
AND EFFECTIVE ON [     ] 2020)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM of ASSOCIATION

OF

58.COM INC.

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [     ] 2020
AND EFFECTIVE ON [     ] 2020)

1.	The name of the company is 58.com Inc. (the "Company").

2.	The registered office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the "Companies Law").

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 shares with a nominal or par value of US$0.00001 each provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (AS AMENDED) COMPANY LIMITED BY SHARES AMENDED AND RESTATED Articles OF association of 58.COM INC.

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [     ] 2020
AND EFFECTIVE ON [     ] 2020)

Directors	A-122
Alternate Director	A-122
Powers And Duties Of Directors	A-123
Borrowing Powers Of Directors	A-124
The Seal	A-124
Disqualification Of Directors	A-125
Proceedings Of Directors	A-125
Dividends	A-127
Accounts, Audit and annual return and declaration	A-128
Capitalisation Of reserves	A-129
Share Premium Account	A-130
Notices	A-130
Indemnity	A-131
Non-Recognition Of Trusts	A-132
Winding Up	A-132
Amendment Of Articles Of Association	A-133
Closing of register or fixing record date	A-133
Registration By Way Of Continuation	A-133
Mergers and Consolidation	A-133
disclosure	A-133

THE COMPANIES LAW (AS AMENDED)

Company Limited by Shares

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

58.COM INC.

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [ ] 2020
AND EFFECTIVE ON [ ] 2020)

TABLE A

The Regulations contained or incorporated in Table 'A' in the First Schedule of the Companies Law shall not apply to 58.com Inc. (the "Company") and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

"Articles" means these articles of association of the Company, as amended or substituted from time to time.

"Branch Register" means any branch Register of such category or categories of Members as the Company may from time to time determine.

"Class" or "Classes" means any class or classes of Shares as may from time to time be issued by the Company.

"Companies Law" means the Companies Law (as amended) of the Cayman Islands.

"Directors" means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

"Memorandum of Association" means the memorandum of association of the Company, as amended or substituted from time to time.

"Office" means the registered office of the Company as required by the Companies Law.

"Officers" means the officers for the time being and from time to time of the Company.

"Ordinary Resolution" means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

"paid up" means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

"Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

"Principal Register", where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

"Register" means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

"Seal" means the common seal of the Company (if adopted) including any facsimile thereof.

"Secretary" means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

"Share" means a share in the capital of the Company. All references to "Shares" herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression "Share" shall include a fraction of a Share.

"Shareholder" or "Member" means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

"Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Law.

"signed" means bearing a signature or representation of a signature affixed by mechanical means.

"Special Resolution" means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

"Treasury Shares" means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to "in writing" shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

Shares

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

12.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

Certificates

14.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

Fractional Shares

15.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

16.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a Share extends to any amount payable in respect of it.

17.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

20.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

26.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

34.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

38.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration Of SHARE Capital

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

44.	Subject to the Companies Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

48.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

General Meetings

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.

53.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

54.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

56.	At least seven clear days' notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

58.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company's auditors, and the fixing of the remuneration of the Company's auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

59.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

63.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

64.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

Votes Of shareholders

69.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

70.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

73.	On a poll votes may be given either personally or by proxy.

74.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

79.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

Directors

80.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

81.	The Company may by Ordinary Resolution appoint any Person to be a Director.

82.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

83.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

86.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

Alternate Director

87.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director's place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

88.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

89.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

90.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

91.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an "Attorney" or "Authorised Signatory", respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

93.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder's subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

Borrowing Powers Of Directors

98.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

99.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

100.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

101.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

102.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

Proceedings Of Directors

103.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

104.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

105.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

106.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

107.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

108.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

109.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

110.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

111.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

112.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

113.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

114.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

115.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

116.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

Dividends

117.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

118.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

119.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

120.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

121.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

122.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

123.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

124.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

125.	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.

126.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

127.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

128.	The accounts relating to the Company's affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

129.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

130.	Subject to the Companies Law and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

Share Premium Account

131.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

132.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

Notices

133.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

134.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

135.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

136.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

137.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

138.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company's auditors) and the personal representatives of the same (each an "Indemnified Person") shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

139.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person's part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person's office or in relation thereto;

unless the same shall happen through such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

Non-Recognition Of Trusts

140.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

Winding Up

141.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors' claims.

142.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

143.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

144.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

145.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

146.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

147.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

148.	The Company may merge or consolidate in accordance with the Companies Law.

149.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

150.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

APPENDIX III

(Fixed and floating security interests granted by Merger Sub)

ANNEX B: OPINION OF Houlihan Lokey AS FINANCIAL ADVISOR

June 15, 2020

The Special Committee of the Board of Directors of 58.com Inc.

Building 105, 10 Jiuxianqiao North Road Jia

Chaoyang District, Beijing 100015

People’s Republic of China

Dear Members of the Special Committee:

We understand that Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (the “Merger Sub”), and 58.com Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the “Merger”) and that, in connection with the Merger, (a) each outstanding class A ordinary share of the Company with a par value $0.00001 per share (the “Class A Ordinary Share”) and each outstanding class B ordinary share of the Company with a par value $0.00001 per share (the “Class B Ordinary Share”, collectively with Class A Ordinary Shares, the “Shares”) (other than the Excluded Shares (as defined below) and Class A Ordinary Shares represented by the ADSs (as defined below)), will be cancelled in exchange for the right to receive $28.00 in cash without interest (the “Per Share Consideration”), (b) each outstanding American depositary share of the Company (the “ADS”), each of which representing two Class A Ordinary Shares, together with the underlying Class A Ordinary Shares (other than any Excluded Shares represented by ADSs), shall be cancelled in exchange for the right to receive $56.00 in cash without interest (the “Per ADS Consideration”, together with Per Share Consideration, the “Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (c) the Company will be the surviving corporation and become a direct wholly owned subsidiary of Parent. For the purpose of this opinion letter, “Excluded Shares” means, collectively, (i) Rollover Shares (as defined in the Agreement), (ii) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective subsidiaries, and (iii) Shares (including Shares represented by ADSs) held by Citibank, N.A. and reserved for issuance and allocation pursuant to the Company Share Plan (as defined in the Agreement).

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Consideration to be received by the holders of the Shares and the ADSs of the Company other than the holders of Excluded Shares (collectively, the “Unaffiliated Shareholders”) in the Merger pursuant to the Agreement is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Draft dated June 15, 2020 of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the “Agreement”);

The Special Committee of the Board of Directors of 58.com Inc.
June 15, 2020

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates (and adjustments thereto) with respect to the future financial performance of the Company;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2025;

4	.spoken with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	reviewed certificates and/or confirmation emails addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. In addition, the management of the Company does not have access to and have not provided us with, latest financial results and conditions of certain long-term investments held by the Company (“Long-Term Investment”). The management of the Company has advised us, and we have assumed, that the estimated book value of the Long-Term Investments as of March 31, 2020 and the reported latest implied valuations of the Long-Term Investments have been reasonably prepared by the management of the Company in good faith on bases reflecting the best currently available estimates and judgments of such management as to the matters covered thereby, and we express no opinion with respect to such estimates, assumptions or judgements on which they are based. With respect to the publicly available research analyst estimates for the Company referred to above, we have reviewed and discussed such estimates with the management of the Company and such management has advised us, and we have assumed, that such estimates represent reasonable estimates and judgments of the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. As you are aware, the credit, financial and stock markets have recently been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Transaction, the financial projections or otherwise.

The Special Committee of the Board of Directors of 58.com Inc.
June 15, 2020

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

The Special Committee of the Board of Directors of 58.com Inc.
June 15, 2020

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates are currently providing and have, in the past two years, provided certain corporate finance and financial advisory services to Warburg Pincus LLC (“Warburg Pincus”), an affiliate of Parent, for which Houlihan Lokey and its affiliates have received and may receive further compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation. For the purposes of this Opinion, references to an “affiliate” means, in relation to a person, any other person from time to time that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such person. “Control” (including the terms “controlling”, “controlled by” and “under common control with”) for these purposes means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

In addition, we will receive a fee for rendering this Opinion, a portion of which is contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, or Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

The Special Committee of the Board of Directors of 58.com Inc.
June 15, 2020

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Shareholders of the Company in the Merger pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey (China) Limited

Houlihan Lokey (China) Limited

ANNEX C: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238

238.         Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6)	A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

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(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D: SUPPORT AGREEMENT

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 15, 2020, by and among:

1.	Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”);

2.	each person listed in the column titled “Supporting Shareholder” in Schedule A attached hereto (each, a “Supporting Shareholder”); and

3.	each person listed in the column titled “Beneficial Owner” in Schedule A attached hereto (each, a “Beneficial Owner”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

With respect to each Supporting Shareholder, the Beneficial Owner set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Beneficial Owner”. With respect to each Beneficial Owner, the Supporting Shareholder(s) set forth opposite its or his name on Schedule A hereto shall be referred to as its or his “Relevant Supporting Shareholder(s)”.

RECITALS

WHEREAS, Parent, Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and 58.com Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, each of the Beneficial Owners, Parent and Merger Sub and certain other Sponsors entered into an Interim Investors Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, this Support Agreement, the Equity Commitment Letters, the Guarantees and certain other matters including the sharing among the Investors (as defined therein) of expenses and any termination fee that may become payable by the Company to Parent or Parent to the Company, as applicable;

WHEREAS, as of the date hereof, each Beneficial Owner is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of certain (a) Class A ordinary shares, par value US$0.00001 of the Company (“Class A Shares”) (including Class A Shares represented by ADSs) and/or (b) Class B ordinary shares, par value US$0.00001 of the Company (“Class B Shares”, together with Class A Shares, “Shares”) as set forth in the column titled “Owned Shares” opposite the names of its or his Relevant Supporting Shareholder(s) on Schedule A hereto (the “Owned Shares”). For the avoidance of doubt, any Shares issued upon conversion of Vested Company RSUs prior to the Effective Time shall be deemed Owned Shares for all purposes hereunder following such issuance. With respect to each Supporting Shareholder, the Owned Shares, together with any other Shares and securities of the Company owned (whether beneficially or of record) by it or him as of the date hereof or acquired (whether beneficially or of record) by it or him after the date hereof and prior to the earlier of the Effective Time and the termination of all of its or his obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company RSUs, or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or his “Securities”; provided, that with respect to each Beneficial Owner, the Securities owned (whether beneficially or of record) by it or him and by all of its or his Relevant Supporting Shareholder(s) shall be collectively referred to herein as its or his “Securities”; provided further, that with respect to Mr. Jinbo Yao (the “Founder”), his “Securities” shall, for the avoidance of doubt, include any Shares or securities of the Company that the Founder holds a proxy to vote as set forth on Schedule B hereto (the “Founder Proxy Shares”);

WHEREAS, in connection with the consummation of the Merger, (a) each Supporting Shareholder other than General Atlantic Singapore 58 Pte. Ltd. (“GA”) agrees to (i) the cancellation of certain Shares (including Shares represented by ADSs) and Shares issued upon conversion of Vested Company RSUs as set forth herein for no cash consideration, and (ii) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, (b) GA agrees to contribute certain Shares (including Shares represented by ADSs) as set forth herein in exchange for newly issued Parent Shares immediately prior to the Closing and (c) each Supporting Shareholder and Beneficial Owner agrees to vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Supporting Shareholders and the Beneficial Owners are entering into this Agreement; and

WHEREAS, the Supporting Shareholders and the Beneficial Owners acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Shareholders and Beneficial Owners set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1     Voting. From and after the date hereof until the Expiration Time (as defined below), each of the Supporting Shareholders and the Beneficial Owners (solely in its or his capacity as Beneficial Owner of its or his Securities) irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), it or he shall (i) appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of its or his Securities:

(a)            for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)            against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c)            against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by it or him of its or his obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (iv) any other action that would require the written consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent;

(d)            against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;

(e)            in favor of any other matter necessary to effect the Transactions, including the Merger; and

(f)             in favor of any adjournment or postponement of the Shareholder Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

Section 1.2     Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, each of the Supporting Shareholders and the Beneficial Owners hereby agrees that, from the date hereof until the Expiration Time, such person shall not, and shall cause its or his Affiliates (as defined in the Interim Investors Agreement) not to, directly or indirectly:

(a)            offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its or his Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or his Securities which (x) has, or could reasonably be expected to have, the effect of reducing or limiting such person’s economic interest in such Securities and/or (y) with respect to its or his Securities, grants a third party the right to vote or direct the voting of such Securities;

(b)            deposit any of its or his Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c)            convert or exchange, or take any action which would result in the conversion or exchange of, any of its or his Securities;

(d)            knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such persons from performing any of its or his obligations under this Agreement; or

(e)            agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided, that neither this Section 1.2 nor any other provision of this Agreement shall prevent or restrict (i) the conversion of Company RSUs into Shares, or (ii) the cancellation of each Founder Proxy Share in exchange for the Per Share Merger Consideration as contemplated by Section 2.01 of the Merger Agreement.

Section 1.3     Acquisition of Shares.

(a)            The parties acknowledge that, prior to the Effective Time, the Founder or his Affiliates (collectively, the “Founder Group”) may acquire additional Shares from other directors or employees of the Company (or resulting from the exercise of Company Options acquired from such persons). For so long as such acquisition is not prohibited by applicable Laws and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, such newly acquired Shares shall be deemed as “Rollover Shares” hereunder pursuant to Section 1.3(b) and Section 1.3(c) below.

(b)            In the event that such acquiring person described in Section 1.3(a) above is an existing Supporting Shareholder hereunder and subject to compliance with Section 1.3(a), Schedule A shall be updated to reflect the rollover of such Shares acquired by such acquiring person, and such Shares shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.

(c)            In the event that such acquiring person described in Section 1.3(a) above is not an existing Supporting Shareholder hereunder and subject to compliance with Section 1.3(a), (i) Schedule A shall be updated to reflect the rollover of such Shares acquired by such acquiring person, and (ii) the Founder shall procure such acquiring person to enter into an adherence agreement to this Agreement substantially in the form attached hereto as Schedule C, upon the execution of such adherence agreement, such Shares shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.

ARTICLE II
Rollover Shares

Section 2.1     Irrevocable Election. The execution of this Agreement by each Supporting Shareholder evidences, subject to Section 2.4 and ARTICLE V, the irrevocable election and agreement by each Supporting Shareholder to the cancellation of its or his Rollover Shares (as defined below) for no cash consideration and the subscription by it or its designated Affiliate(s) for newly issued Parent Shares or the contribution of its Rollover Shares in exchange for issuance of Parent Shares to it or its designated Affiliate(s), in each case, immediately prior to the Closing and on the terms and conditions set forth herein.

Section 2.2     Rollover Shares. Subject to any adjustment pursuant to Section 1.3 or Section 2.4, Schedule A sets forth in the column titled “Rollover Shares” opposite each Supporting Shareholder’s name, the Shares (including Shares represented by ADSs and Shares issuable upon conversion of Vested Company RSUs of such Supporting Shareholder, his or its “Rollover Shares”) that will be cancelled for no cash consideration pursuant to Section 2.3 or contributed in exchange for Parent Shares pursuant to Section 2.4.

Section 2.3     Cancellation of Certain Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Supporting Shareholder other than GA agrees that, at the Effective Time, all of its or his Rollover Shares (including those represented by ADSs) shall be cancelled at no cash consideration in connection with the Merger, and (b) other than its or his Rollover Shares, all equity securities of the Company held by any such Supporting Shareholder, if any, and the Founder Proxy Shares shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Supporting Shareholder will take all actions necessary to cause the number of Rollover Shares (including those represented by ADSs) opposite such Supporting Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.4     Contribution of Certain Rollover Shares. Subject to the terms and conditions set forth herein, GA agrees that, (a) at the Rollover Closing, all of its right, title and interest in and to its Rollover Shares (including those represented by ADSs) shall be contributed, assigned, transferred and delivered to Parent, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the contribution, assignment, transfer and delivery to Parent thereof; provided that GA may, by notice to Parent and each other Investor no later than July 15, 2020, elect, in respect of some or all of its Owned Shares, not to make the contribution contemplated in this Section 2.4, in which case (i) such Owned Shares shall no longer be “Rollover Shares” hereunder, (ii) the number of Shares in the column titled “Rollover Shares” opposite GA’s name on Schedule A shall be reduced accordingly, (iii) the number of Parent Shares in the column titled “Parent Shares” opposite GA’s name on Schedule A shall be reduced accordingly, and (iv) GA shall not be bound by any obligations or be entitled to any rights under this Article II in respect of those Owned Shares which are no longer Rollover Shares; and (b) other than its Rollover Shares, all equity securities of the Company held by GA, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

Section 2.5     Issuance of Parent Shares. Immediately prior to the Closing, (a) in consideration for the cancellation of the Rollover Shares (including those represented by ADSs) held by each Supporting Shareholder other than GA in accordance with Section 2.3, Parent shall issue to such Supporting Shareholder (or, if designated by such Supporting Shareholder in writing, an Affiliate of such Supporting Shareholder), such number of newly issued class A and/or class B ordinary shares of Parent, par value US$0.00001 per share (“Parent Shares”), as set forth in the column titled “Parent Shares” opposite such Supporting Shareholder’s name on Schedule A hereto and as may be adjusted pursuant to Section 1.3, Section 2.4 or the Interim Investors Agreement, at a consideration per share equal to its par value; and (b) in consideration for the contribution, assignment, transfer and delivery of GA’s Rollover Shares to Parent in accordance with Section 2.4, Parent shall issue to GA (or, if designated by GA in writing, an Affiliate of GA), such number Parent Shares, as set forth in the column titled “Parent Shares” opposite GA’s name on Schedule A hereto and as may be adjusted pursuant to Section 1.3, Section 2.4 or the Interim Investors Agreement. Each Supporting Shareholder hereby acknowledges and agrees that (i) delivery of the Parent Shares set forth opposite such Supporting Shareholder’s name on Schedule A hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Supporting Shareholder by Parent and Merger Sub in respect of the Rollover Shares (including those represented by ADSs) held by such Supporting Shareholder and cancelled at the Effective Time as contemplated by Section 2.3 above, or contributed immediately prior to the Effective Time as contemplated by Section 2.4 above and (ii) such Supporting Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares (including those represented by ADSs) held by such Supporting Shareholder. No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).

Section 2.6     Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible, in accordance with the Interim Investors Agreement) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of, with respect to the Supporting Shareholders (other than GA), the subscription and issuance of Parent Shares and, with respect to GA, the contribution of its Rollover Shares in exchange for Parent Shares, in each case, contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing as contemplated by the Merger Agreement. For the avoidance of doubt, Schedule A sets forth opposite each Supporting Shareholder’s name the number and class of (i) Rollover Shares (including those represented by ADSs) of such Supporting Shareholder which shall be all the Shares (other than, for the avoidance of doubt, the Founder Proxy Shares) owned by such Supporting Shareholder as of the date hereof, and (ii) Parent Shares to be issued to such Supporting Shareholder in connection with the cancellation contemplated by Section 2.3 or the contribution contemplated by Section 2.4 (which, in the case of the foregoing clauses (i) and (ii), may be further updated pursuant to Section 1.3, Section 2.4 or the Interim Investors Agreement).

Section 2.7     Deposit of Rollover Shares. No later than three (3) Business Days prior to the Rollover Closing, (i) each Supporting Shareholder and any agent of such Supporting Shareholder holding certificates evidencing any Rollover Shares (if any) shall deliver or cause to be delivered to Parent such certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement, and (ii) GA shall deliver duly executed instruments of transfer (if required under the Laws of the Cayman Islands or the constitutional documents of the Company) in respect of its Rollover Shares (if any) to Parent or another person as Parent may direct in writing, in form reasonably acceptable to Parent; such certificates and instruments shall be held by Parent or any agent authorized by Parent until the Rollover Closing. To the extent that any Rollover Shares of a Supporting Shareholder are held in street name or otherwise represented by ADSs, such Supporting Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation or contribution (as applicable) of such Rollover Shares in accordance with this Agreement; provided, in no event shall a Supporting Shareholder be required to incur any cost to surrender ADSs in exchange for certificates evidencing Rollover Shares in connection with the disposition thereof.

Section 2.8     Effect of the Merger on Rollover Shares. Parent agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

ARTICLE III
Representations, Warranties and Covenants of the Beneficial Owners and the Supporting Shareholders

Section 3.1     Representations and Warranties. Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Rollover Closing:

(a)            such person has the requisite power and authority to execute and deliver this Agreement, to perform such person’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)            this Agreement has been duly executed and delivered by such person and, if such person is not a natural person, the execution, delivery and performance of this Agreement by such person, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such person and no other corporate or similar actions or proceedings on the part of such person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)            assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(d)            such Supporting Shareholder:

(i)            (x) is and, immediately prior to the Rollover Closing, will be the beneficial owner of, and has and, immediately prior to the Rollover Closing, will have good and valid title to, its or his Owned Shares and/or Vested Company RSUs, as applicable, free and clear of Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Shareholder and its Relevant Beneficial Owner of its or his obligations under this Agreement, and (y) has and, as of the Rollover Closing will have, sole or shared (together with its or his Affiliates and/or its or his Relevant Beneficial Owner) voting power, power of disposition, and power to control dissenter’s rights, with respect to all of its or his Owned Shares, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the PRC and the terms of this Agreement and the Interim Investors Agreement, and excluding any Lien (including the Founder Share Pledge (as defined below)) which will be discharged on or prior to the Rollover Closing or as created by this Agreement;

(ii)           except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it or him is a party relating to the pledge, disposition or voting of any of its or his Owned Shares and its or his Owned Shares are not subject to any voting trust agreement or other Contract to which it or him or its Relevant Beneficial Owner is a party restricting or otherwise relating to the voting or Transfer of such Owned Shares, other than any Lien (including the Founder Share Pledge) which will be discharged on or prior to the Rollover Closing, any restriction created by this Agreement or the voting power granted by it or him to its or his Relevant Beneficial Owner;

(iii)           except for a transfer to Parent as contemplated by Section 2.4, it or he has not Transferred any interest in any of its or his Owned Shares or Vested Company RSUs, as applicable, other than any Lien (including the Founder Share Pledge) which will be discharged on or prior to the Rollover Closing or as contemplated by this Agreement; and

(iv)          it or him has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Owned Shares, except the voting power granted by it or him to its or his Relevant Beneficial Owner or as contemplated by this Agreement;

(e)            as of the date hereof, other than its or his Owned Shares and with respect to the Founder, also the Founder Proxy Shares and Vested Company RSUs, such person does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(f)             except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such person for the execution, deliver and performance of this Agreement by such person or the consummation by such person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by person, nor the consummation by such person of the transactions contemplated hereby, nor compliance by such person with any of the provisions hereof shall (x), if such person is not a natural person, conflict with or violate any provision of the organizational documents of such person, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such person pursuant to, any Contract to which such person is a party or by which such person or any property or asset of such person is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such person or any of such person’s properties or assets;

(g)            on the date hereof, there is no Action pending against such person or, to the knowledge of such person, any other person or, to the knowledge of such person, threatened against any such person or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such person of its or his obligations under this Agreement;

(h)            such person has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such person acknowledges that it has been advised to discuss with its or his own counsel the meaning and legal consequences of the representations and warranties of such person in this Agreement and the transactions contemplated hereby; and

(i)             such person understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such person’s execution, delivery and performance of this Agreement.

Section 3.2     Covenants. Each of the Beneficial Owners and the Supporting Shareholders, severally and not jointly:

(a)            agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such person contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such person of its or his obligations under this Agreement;

(b)            irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such person may have with respect to such person’s Securities (including, without limitation, any rights under Section 238 of the CICL);

(c)            agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such person’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such person’s commitments, arrangements and understandings under this Agreement, in each case, if Parent reasonably determines it is required by applicable Law or the SEC (or its staff);

(d)            agrees and covenants that such person shall promptly notify Parent of any new Shares and other securities of the Company with respect to which beneficial ownership is acquired by such person, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e)            to the extent such person is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, such person shall, as soon as practicable after the date hereof, use his reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange of the PRC (“SAFE”) for the registration of his holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of the SAFE Rules and Regulations and (ii) complete such registration prior to the Rollover Closing, in each case, to the extent such registration was not previously completed;

(f)            agrees that, upon request of Parent, such person shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement; and

(g)            agrees further the Parent Shares issued hereunder will be subject to terms and conditions determined by Parent (including a shareholders agreement of Parent or other definitive governance or similar agreements governing the relationship between the shareholders of Parent following the Rollover Closing) and such person shall enter into any agreement requested by Parent relating thereto.

Section 3.3     Founder’s Additional Representations, Warranties and Covenants.

(a)            Each of the Founder and Nihao China Corporation (being the Founder’s Relevant Supporting Shareholder, “Nihao”), jointly and severally, represents and warrants to Parent that, notwithstanding anything to the contrary set forth herein, as of the date hereof and as of the Rollover Closing, (i) his or its Owned Shares and/or Vested Company RSUs, as applicable, are free and clear of any Liens (other than the Founder Share Pledge), and (ii) no consent or approval of any third party (including any creditor) is required for the execution, delivery and performance of this Agreement by him or it and the consummation of the transactions contemplated hereby by him or it, except for any consent or approval required under the Exchange Act or Laws of the Cayman Island.

(b)           The Founder and Nihao shall cause the release of any and all Liens on any Rollover Shares beneficially owned by the Founder, including the pledge in respect of 18,834,627 Class B Shares held by Nihao (the “Founder Pledged Shares”) as security for a loan extended to Nihao by UBS AG, London Branch in December 2015, and any security agreements related thereto, as amended from time to time (the “Founder Share Pledge”), and shall deliver any duly executed instrument(s) evidencing the release of any such Liens, in each case prior to the Rollover Closing.

(c)            If the Founder Share Pledge is enforced by the relevant creditor which results in partial or full disposal of the Founder Pledged Shares prior to the Rollover Closing, the Founder shall, as soon as practical following the occurrence of such disposal and in any event no later than the sixteenth (16th) Business Day prior to the Rollover Closing, or, if such enforcement occurs later than the sixteenth (16th) Business Day prior to the Rollover Closing, sufficiently in advance of the Rollover Closing to allow the Rollover Closing to be consummated, pay, or cause to be paid, to Parent or its designee in immediately available funds in US$ an amount equal to the product of (x) the total number of such disposed Founder Pledged Shares and (y) the Per Share Merger Consideration.

(d)            The Founder represents and warrants to Parent that, as of the date hereof and as of the date of the Shareholders’ Meeting, he has the power to vote the Founder Proxy Shares and has not entered into any agreements, arrangements or commitments of any character relating to the voting of the Founder Proxy Shares (other than any proxy to vote the Founder Proxy Shares held by the Founder) or otherwise granted to any person any rights relating to the voting of the Founder Proxy Shares.

ARTICLE IV
Representations and Warranties of Parent

Section 4.1     Parent represents and warrants to each Supporting Shareholder and each Beneficial Owner that as of the date hereof and as of the Rollover Closing:

(a)            Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(b)            except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, deliver and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of Parent, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets;

(c)            at and immediately after the Rollover Closing, the authorized share capital of Parent shall consist of 5,000,000,000 Parent Shares (comprised of 4,800,000,000 class A ordinary shares and 200,000,000 class B ordinary shares), of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (the “Issued Shares”), and the Issued Shares, together with the Parent Shares to be issued to the EC Investors (as defined in the Interim Investors Agreement) at the Rollover Closing pursuant to the Interim Investors Agreement and the Equity Commitment Letters and the Parent Shares to be issued to Ohio River Investment Limited, THL E Limited and Huang River Investment Limited (or their respective designees) at the Rollover Closing pursuant to the Rollover Agreement (the “Rollover Agreement”), shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing;

(d)            except as contemplated by the Merger Agreement, the Equity Commitment Letters and the Rollover Agreement or otherwise agreed to by the parties hereto, at and immediately after the Rollover Closing, there shall be no (i) options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;

(e)            Merger Sub is wholly-owned by Parent; and

(f)             at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Parent.

ARTICLE V
Termination

Section 5.1     This Agreement, and the obligations of a Supporting Shareholder or a Beneficial Owner hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Supporting Shareholder or its Relevant Beneficial Owner, on one hand, and Parent, on the other hand (such time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Supporting Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI
Miscellaneous

Section 6.1     Joint Liability.

(a)            Each Beneficial Owner shall cause its or his Relevant Supporting Shareholder(s) to perform its or his obligations under this Agreement, including without limitation, such Supporting Shareholder(s)’ obligations under Article I above.

(b)            Notwithstanding anything to the contrary, each Beneficial Owner and its or his Relevant Supporting Shareholder(s) shall be jointly and severally liable with each other with respect to all representations, warranties, covenants and agreements of such parties under this Agreement.

Section 6.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on Schedule D hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2).

Section 6.3     Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.4     Entire Agreement. This Agreement, the Interim Investors Agreement, the Equity Commitment Letters, the Guarantees, Merger Agreement, and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.5             Specific Performance. Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.6             Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Beneficial Owners and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.7             Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the cancellation or contribution (as applicable) of the Shares (including Shares represented by ADSs) contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands.

(b)           Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.7(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(d)            Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each party hereto at the address set forth on Schedule D hereto under such party’s name (or at such other address for such party as shall be specified in a notice given in accordance with Section 6.2). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 6.8             Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.

Section 6.9             Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of the obligations of the Supporting Shareholders pursuant to Article II of this Agreement and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 6.10            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Beneficial Owner, its or his estate, heirs, beneficiaries, personal representatives and executors.

Section 6.11            No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12            Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and each Supporting Shareholder may disclose the existence and content of this Agreement to such Supporting Shareholder’s Non-Recourse Parties (as defined in the Guarantees).

Section 6.13            Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.

Section 6.14            Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

QUANTUM BLOOM GROUP LTD

By:	/s/ Cheung Lun Julian CHENG
Name:	Cheung Lun Julian CHENG
Title:	Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

JINBO YAO

/s/ Jinbo Yao

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

NIHAO CHINA CORPORATION

By:	/s/ Jinbo Yao
Name:	Jinbo Yao
Title:	Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

General Atlantic Singapore 58 Pte. Ltd.

By:	/s/ Ong Yu Huat
Name:	Ong Yu Huat
Title:	Director

[Signature Page to Support Agreement]

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China. The Company’s telephone number is +86 10 5956-5858. Set forth below for the name, telephone number, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, the five-year employment history of each such director and executive officer :

Directors and Executive Officers	Telephone	Business Address	Position/Title	Citizenship
Jinbo Yao	*	**	Chairman and Chief Executive Officer	PRC
Xiaoguang Wu	+86 0755-8601 3388	49F, Tencent Binhai Building, Haitian 2nd Avenue, Nanshan District, Shenzhen, PRC	Director	PRC
Herman Yu	+86 10- 5992 8888	Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, PRC	Independent Director	PRC
Chi Zhang	+852 3602 2688	Suite 5704-06, Two IFC, 8 Finance Street, Central, Hong Kong	Independent Director	Hong Kong
Li (Lily) Dong	*	**	Independent Director	PRC
Robert Frank (Bob) Dodds, Jr.	*	**	Independent Director	U.S.
Jiandong Zhuang	*	**	Co-President	PRC
Mingke He	*	**	Co-President	PRC
Hao Zhou	*	**	President of International Business, Head of IR and Chief Strategic Officer	PRC
Wei Ye	*	**	Chief Financial Officer	PRC
Hongyu Xing	*	**	Chief Technology Officer	PRC
Minghui Xiang	*	**	Chief People Officer	PRC

* +86 10 5956-5858

** Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China

Mr. Jinbo Yao is our founder and has served as chairman of our board of directors and chief executive officer of our company since our inception. Mr. Yao is a pioneer in the PRC internet industry. Before founding our company, in 2000, Mr. Yao founded domain.cn, a domain name transaction and value-added service website in China. After domain.cn was acquired by net.cn in September 2000, Mr. Yao served various managerial roles at net.cn including vice president of sales until 2005. Mr. Yao currently serves on the board of directors of Golden Pacer and two NYSE-listed companies, namely Noah Holdings Limited, a leading wealth and asset management service provider in China, and Cheetah Mobile Inc., a leading mobile internet company. Mr. Yao received bachelor’s degrees in computer science and chemistry from Ocean University of China (formerly known as Ocean University of Qingdao) in 1999.

Mr. Xiaoguang Wu has served as our director since August 2014. Mr. Wu has served as a senior management adviser at Tencent since June 2015. Mr. Wu joined Tencent in 1999 to lead development and product planning for Tencent’s core product QQ instant messaging. He served successively as project manager for QQ’s research and development team, general manager for IM Products, and general manager for the internet business division. Mr. Wu was promoted to senior vice president of Internet Services Division and chief executive officer of Tencent E-Commerce Holdings Limited. Mr. Wu also serves on the board of directors of Lexin Fintech Holdings Ltd., China Online Education Group, eLong, Inc., Wanda Electronic Commerce Technology Co., Ltd., Shanghai New Feifan E-commerce Co., Ltd. and Yixun.com. Mr. Wu received his bachelor’s degree in weather dynamics from Nanjing University in 1996 and an EMBA degree from China Europe International Business School (CEIBS) in 2008.

Mr. Herman Yu has served as an independent director since the listing of our company in October 2013. Mr. Yu is currently the chief financial officer of Baidu, Inc., the leading Chinese language Internet search provider listed on Nasdaq, and also serves as director at ZTO Express Inc, a leading express delivery company in China listed on the NYSE. Prior to joining Baidu in September 2017, Mr. Yu served as chief financial officer of Weibo Corporation, a leading social media listed on Nasdaq, from 2015 to 2017. From 2004 to 2015, Mr. Yu worked at Sina Corporation, a leading online media company serving China and the global Chinese communities listed on Nasdaq and served as its chief financial officer from 2007 to 2015. Mr. Yu began his career at Arthur Andersen and held various finance and accounting management positions at Adobe Systems Inc., Cadence Design Systems, Inc. and VeriFone Systems, Inc. Mr. Yu, a California Certified Public Accountant, received his bachelor’s degree in economics from the University of California, Santa Cruz, and master’s degree in accountancy from the University of Southern California.

Mr. Chi Zhang has served as our independent director and a member of the nominating and corporate governance committee of our board of directors since November 2015. Mr. Zhang is a Managing Director at the General Atlantic private equity firm, which he joined in 2016. Mr. Zhang heads the Firm’s business in China. He serves on the boards of Futu, NetEase Cloud Music, Xiabu and Ocean Link. Prior to joining the General Atlantic private equity firm, Mr. Zhang was a Global Partner and Managing Director at The Carlyle Group, where he focused on investment opportunities in Asia from 2006 to 2016. He is currently an independent director on the board of 58.com and has previously served on the boards of China Reading, SouFun, Yashili, Plateno Group, Crystal Orange Hotel Group, Asia Medical, Today Inc., New Century Asset Management Co. Ltd. and AnNeng Logistics Group. He also served as a board member for both the general partner and the management company of Carlyle Beijing Partner - RMB Fund. Before joining Carlyle in 2006, Mr. Zhang was a Vice President of M&A at Credit Suisse, based in the firm’s Hong Kong office. Prior to that, he was a Vice President in the Investment Banking Division at China International Capital Corporation Limited in Beijing. Mr. Zhang received an M.A. in economics from Shanghai University of Finance and Economics.

Ms. Li (Lily) Dong has served as our independent director and a member of the audit committee and nominating and corporate governance committee of our board of directors since April 2020. Ms. Dong is currently an independent non-executive director, a member of the audit committee, the remuneration committee and the nomination committee of YiXin Group, a company listed on Hong Kong Stock Exchange. Ms. Dong joined YiXin Group in June 2017 and was appointed as independent non-executive director in November 2017. From August 2015 to June 2017, Ms. Dong was the chief financial officer of eDaijia, an online designated driver service provider. Prior to that, she served as the chief financial officer at RDA Microelectronics, Inc., a fabless semiconductor company previously listed on Nasdaq Global Select Market, from November 2007 to July 2015, and served as its director from January 2014 to July 2015. Prior to that, Ms. Dong worked for Hewlett-Packard in China since 1992, and was the Finance Operations Manager of Hewlett-Packard Technology (Shanghai) Co., Ltd. when she left in 2005. Ms. Dong received her bachelor’s degree in economics from the Nanjing University of Sciences and Technology, and her executive master’s degree in business administration from China Europe International Business School.

Mr. Robert Frank (Bob) Dodds, Jr. has served as our independent director and a member of the compensation committee of our board of directors since April 2020. Mr. Dodds is the founder and managing director of DRP Capital Limited, an investment banking firm that provides cross-border mergers and acquisitions advisory services.

Mr. Dodds has lived and worked in Beijing, Shanghai and Hong Kong for over 20 years. Prior to founding DRP Capital in 2009, Mr. Dodds was the head of China M&A for the Global Investment Banking Division of HSBC Holdings PLC. Before joining HSBC in 2004, Mr. Dodds was a vice president at China International Capital Corporation Limited where he was responsible for M&As and participated in IPOs and equity placement of major Chinese companies. Mr. Dodds also serves on the board of Guangdong Fuxin Technology Co., Ltd. Mr. Dodds received his bachelor’s degree in political science and international relations from Columbia University and his J.D. and M.S.F.S. degrees from Georgetown University.

Mr. Jiandong Zhuang currently serves as our co-president. Prior to that, Mr. Zhuang served as our executive vice president of Housing Business Group (HBG) and Automative Business Group (ABG) and as our senior vice president of sales from September 2007 to 2014. From January 2005 to January 2007, Mr. Zhuang founded and managed Beijing Yingpu Bailian Technology Trading Co., Ltd., a SMS website and wireless service operator. Prior to founding his own company, Mr. Zhuang managed the China Unicom CDM operation and sales at Beijing Lianyin Investment Co., Ltd from May 2003 to December 2004. Mr. Zhuang currently serves on the board of directors of Tianjin Wuba Financial Service Limited and Shanghai Gengying Information Technology Co., Ltd. Mr. Zhuang received a bachelor’s degree in chemistry from Capital Normal University in 1991.

Mr. Mingke He currently serves as our co-president. Prior to that, Mr. He served as our senior vice president of Human Resource Group (HRG) and Life Service Group (LSG) since December 2016, and served as our senior vice president of Service and Automative Group (SAG) from June 2016 to December 2016. Mr. He joined the Company in July 2015 as a senior vice president. Before joining us, Mr. He was the founder and chief executive officer of Yimian Data from May 2014 to July 2015, senior vice president of QVOD Technologies from May 2013 to April 2014, vice president of SAIF Partners (Softbank Asia Investment Fund) from July 2008 to May 2012. Mr. He currently serves on the board of directors of Guazi, Beijing Babaili Automobile Technology Co., Ltd. and Beijing Nowcoder Technology Co., Ltd. Mr. He received a master’s degree in business administration from Stanford University in 2008, and a bachelor’s degree in automotive engineering and a master’s degree in management science from Tsinghua University in 2001 and 2003, respectively.

Mr. Hao Zhou has served as our president of international business and head of IR since September 2019 and as our chief strategic officer since April 2020. Prior to that, Mr. Zhou served as our chief financial officer since May 2011. Mr. Zhou also serves as director at Meitu, Inc., a global innovator in mobile video and photography listed on HKSE. Prior to joining our company, Mr. Zhou was chief financial officer in CITIC Pharmaceutical Co., Ltd. since September 2010. From May 2009 to September 2010, Mr. Zhou held two senior management positions at Wuxi PharmaTech (Cayman) Inc., with the latest position as the chief financial officer. From 1998 to 2009, Mr. Zhou held various senior finance managerial positions at General Electric Company and served as the senior finance manager of Greater China from 2007 to 2009. Mr. Zhou received his bachelor’s degree from Shanghai International Studies University in 1998.

Mr. Wei Ye has served as our chief financial officer since September 2019 and as our deputy chief financial officer since July 2018. Mr. Ye joined the company in October 2015 as our senior vice president of finance. Prior to joining us, Mr. Ye was a financial controller at Arconic’s (previously known as Alcoa) North America extrusion operations in Lafayette and Halethorpe from May 2012 to October 2015. From 1995 to 2012, Mr. Ye worked at General Electric Company where he started his career and held various senior financial management positions in both China and United States in GE’s healthcare division. Mr. Ye is a certified public accountant in Illinois. He received his bachelor’s degree in economics from Peking University in 1995 and his M.B.A. from the University of Chicago Booth School of Business in 2008.

Mr. Hongyu Xing has served as our chief technology officer since March 2016 and began to lead Automotive Business Group (ABG) since January 2020. He joined the company in February 2015 as a senior vice president. Mr. Xing has more than 10 years of experience in the internet industry. Prior to joining us, Mr. Xing held various positions at Tencent including general manager in charge of search products, network and media products and microblogs from June 2005 to February 2015. Prior to that, Mr. Xing worked at IBM China’s Research Center from April 1999 to March 2000. Mr. Xing received a master’s degree in electronics engineering from Tsinghua University in 1999.

Ms. Minghui Xiang has served as our chief people officer since July 2018. Ms. Xiang joined the company in June 2011. She has steadily increased her responsibilities for our human resources management and corporate culture development. Most recently, Ms. Xiang served as vice president of human resources starting in November 2016. Prior to joining us, Ms. Xiang served as the deputy director of human resources at Sina.com from 2008 to 2011. Ms. Xiang obtained her bachelor’s degree in economics (human resource management) from Capital University of Economics and Business in 2001.

During the last five years, none of the Company or any of the Company’s directors and executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2

Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger. The registered address of Parent is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address of Parent is Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China.

The following table sets forth information regarding the directors of Parent as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Parent does not have any executive officers.

Directors	Address	Principal Occupation	Citizenship
Cheung Lun Julian Cheng	Warburg Pincus Asia LLC, Suite 6703, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, China	Member and Managing Director of Warburg Pincus LLC (“WP LLC”)	Hong Kong

Tianyi Jiang	Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong	Director and management of Ocean Link	Hong Kong

Chi Zhang	Suite 5704 - 5706, 57F, Two IFC, 8 Finance Street, Central, Hong Kong	Managing Director and head of China of General Atlantic	Hong Kong

During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3

Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address of Merger Sub is Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China.

The following table sets forth information regarding the directors of Merger Sub as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, Merger Sub does not have any executive officers.

Directors	Address	Principal Occupation	Citizenship
Cheung Lun Julian Cheng	Warburg Pincus Asia LLC, Suite 6703, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, China	Member and Managing Director of WP LLC	Hong Kong

Tianyi Jiang	Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong	Director and management of Ocean Link	Hong Kong

Chi Zhang	Suite 5704 - 5706, 57F, Two IFC, 8 Finance Street, Central, Hong Kong	Managing Director and head of China of General Atlantic	Hong Kong

During the last five years, none of Merger Sub or, to the knowledge of Merger Sub any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4

Directors and Executive Officers of the Warburg Pincus Filing Persons

WP SPV is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. The registered office of WP SPV is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. WP SPV is indirectly wholly owned by the Warburg Entities.

Each of the Warburg Entities is an exempted limited partnership established under the laws of the Cayman Islands. The registered office of each of the Warburg Entities is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The general partner of each of Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P. and Warburg Pincus China-Southeast Asia II Partners, L.P. is Warburg Pincus (Cayman) China-Southeast Asia II GP, L.P. (“WPC-SEA II Cayman GP”), an exempted limited partnership established under the laws of the Cayman Islands. The general partner of WPC-SEA II Cayman GP is Warburg Pincus (Cayman) China-Southeast Asia II GP LLC (“WPC-SEA II Cayman GP LLC”), a Delaware limited liability company. The general partner of each of Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., WP Global Growth Partners (Cayman), L.P. and Warburg Pincus Global Growth Partners (Cayman), L.P. is Warburg Pincus (Cayman) Global Growth GP, L.P. (“WPGG Cayman GP”), an exempted limited partnership established under the laws of the Cayman Islands. The general partner of WPGG Cayman GP is Warburg Pincus (Cayman) Global Growth GP LLC (“WPGG Cayman GP LLC”), a Delaware limited liability company.

Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”), an exempted limited partnership established under the laws of the Cayman Islands, is the managing member of WPGG Cayman GP LLC and WPC-SEA II Cayman GP LLC. The general partner of WPP II Cayman is Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda GP”), an exempted company established under the laws of Bermuda. Charles R. Kaye is the Director and Chairman of WP Bermuda GP. WP LLC, a New York limited liability company, is the manager of each of the Warburg Entities.

The business address and telephone number of each of WP LLC, WP SPV, the Warburg Entities, WPC-SEA II Cayman GP, WPC-SEA II Cayman GP LLC, WPGG Cayman GP, WPGG Cayman GP LLC, WPP II Cayman and WP Bermuda GP (collectively, the “Warburg Pincus Entities”) is c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017, c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Center, Central, Hong Kong, +1 (212) 878-0600. The principal business of the Warburg Pincus Entities is private equity investment activities.

The following table sets forth information regarding the directors of WP SPV as of the date of this Proxy Statement, and, as of the date of this Proxy Statement, WP SPV does not have any executive officers.

Directors	Address	Present Principal Occupation	Citizenship
Tara E. O’Neill	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Senior Vice President at WP LLC	United States
David J. Sreter	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Managing Director at WP LLC	United States
Steven G. Glenn	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Financial Officer at WP LLC	United States

The following table sets forth information regarding the executive officers of WP LLC as of the date of this Proxy Statement.

Directors	Address	Present Principal Occupation	Citizenship
Charles R. Kaye	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Executive Officer at WP LLC	United States
Robert B. Knauss	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	General Counsel and Chief Compliance Officer at WP LLC	United States
Christopher H. Turner	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Administrative Officer at WP LLC	United States
Steven G. Glenn	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Financial Officer at WP LLC	United States
Timothy F. Geithner	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	President at WP LLC	United States

Each of the other persons listed above has been in his current position for the past five years, except for Mr. David J. Sreter who has served as Managing Director at WP LLC since November 2015 and Partner of Ernst & Young prior to that during the past five years.

During the last five years, none of the Warburg Pincus Entities, or, to the knowledge of the Warburg Pincus Filing Persons, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5

Directors and Executive Officers of the General Atlantic Filing Persons

GA Interholdco is a Bermuda exempted company. Each of the GA Bermuda Funds is a Bermuda exempted limited partnership. GA CDA is a Delaware limited partnership. Each of GAPCO III, GAPCO IV and GAPCO IV is a Delaware limited liability company. The GA Bermuda Funds and the GA Delaware Funds are the members of GA Interholdco that share beneficial ownership of the Shares held of record by GA SPV I at the time of this Proxy Statement. The general partner of the GA Bermuda Funds is GA GenPar Bermuda, a Bermuda exempted limited partnership. The general partner of GA GenPar Bermuda is GA Bermuda, a Bermuda exempted company. GA LLC is a Delaware limited liability company, and the managing member of each of GAPCO III, GAPCO IV and GAPCO V, and the general partner of GA CDA.  The principal business of each of GA Interholdco, the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA Bermuda and GA LLC is investment.  The business address and telephone number of each of GA Interholdco, the GA Bermuda Funds, the GA Delaware Funds, GA GenPar Bermuda, GA Bermuda, and GA LLC is 55 East 52nd Street 33rd Floor New York, New York 10055, +1 (212) 715-4044.

GA Fund. is a company incorporated and existing under the laws of Singapore that is majority owned by GA Interholdco. GA SPV I is a company incorporated and existing under the laws of Singapore that is wholly owned by GA Fund. GA SPV II is a company incorporated and existing under the laws of Singapore that is wholly owned by GA Fund. The principal business of each of GA Fund, GA SPV I and GA SPV II is investment. The business address and telephone number of each of GA Fund, GA SPV I and GA SPV II is Asia Square Tower 1, 8 Marina View, #41-04, Singapore 019860, +65 6661-6700.

As of the date of this Proxy Statement, the GA Bermuda Funds and the GA Delaware Funds do not have any directors or executive officers.

The name, business address, principal occupation and citizenship of each director of GA Fund, GA SPV I and GA SPV II, as of the date of this Proxy Statement, are set forth below, and, as of the date of this Proxy Statement, GA Fund, GA SPV I and GA SPV II do not have any executive officers.

Name	Address	Principal Occupation	Citizenship
Ong Yu Huat	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Director at GA Fund, GA SPV I, GA SPV II	Malaysia
Izkandar Edward Heylett	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	Director at GA Fund, GA SPV I, GA SPV II	Malaysia

The name, business address, principal occupation and citizenship of each of the members of the management committees of GA LLC and GA Bermuda, as of the date of this Proxy Statement, are set forth below.

Name	Address	Principal Occupation	Citizenship
William E. Ford	55 East 52nd Street 33rd Floor New York, New York 10055	Management Committee Member, Managing Director and Chief Executive Officer at GA LLC, and Management Committee Member, Director and Chief Executive Officer at GA Bermuda	United States
Gabriel Caillaux	23 Savile Row London, W1S 2ET United Kingdom	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	United States
Sandeep Naik	Level 19, Birla Aurora, Dr. Annie Besant Road, Worli Mumbai 400 030 India	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	India
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	United States
Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	Management Committee Member and Managing Director at GA LLC, and Management Committee Member and Director at GA Bermuda	United States

The name, business address, principal occupation and citizenship of each director of GA Interholdco as of the date of this Proxy Statement, are set forth below. As of the date of this Proxy Statement, GA Interholdco does not have any executive officers.

Names	Address	Principal Occupations	Citizenship
J. Frank Brown	55 East 52nd Street 33rd Floor New York, New York 10055	Director at GA Interholdco	United States
Michael Gosk	55 East 52nd Street 33rd Floor New York, New York 100550	Director at GA Interholdco	United States
Christopher G. Lanning	55 East 52nd Street 33rd Floor New York, New York 10055	Director at GA Interholdco	United States

During the last five years, none of the Bermuda Funds, the Delaware Funds, GA GenPar Bermuda, GA Bermuda, GA LLC, GA Interholdco, GA Fund, GA SPV I, or GA SPV II, or any of the directors of GA Interholdco, GA Fund, GA SPV I, and GA SPV II, or any of the members of the management committees of GA LLC or GA Bermuda, or any of the executive officers of GA LLC or GA Bermuda have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6	Directors and Executive Officers of the Ocean Link Filing Persons

Mr. Zheng is a citizen of the People’s Republic of China. Mr. Jiang is a Hong Kong permanent resident. Ocean Link GP is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Ocean Link Partners and Ocean Link Fund II is an exempted limited partnership formed under the laws of the Cayman Islands. Ocean Link SPV is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Mr. Zheng and Mr. Jiang beneficially owns 50% equity interest in Ocean Link GP. Ocean Link GP is the general partner of Ocean Link Partners. Ocean Link Partners is the general partner of Ocean Link Fund II. Ocean Link Fund II beneficially owns 100% equity interest in Ocean Link SPV. The principal business of each of Ocean Link GP, Ocean Link Partners, Ocean Link Fund II and Ocean Link SPV is investment activities. The principal business address and telephone number of each of Mr. Zheng, Mr. Jiang, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II and Ocean Link SPV is Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong, +852 3669 8586.

The following table sets forth information regarding the directors of Ocean Link GP and Ocean Link SPV as of the date of this proxy statement. As of the date of this proxy statement, Ocean Link GP and Ocean Link SPV do not have any executive officers, and Ocean Link Partners and Ocean Link Fund II do not have any executive officers or directors.

Name	Address	Principal Occupation	Citizenship
Tianyi Jiang	Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong	Director and management of Ocean Link (from 2016 to present) and director of Carlyle Group (from 2006 to 2016)	Hong Kong
Nanyan Zheng	Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong	Director and management of Ocean Link (from 2016 to present) and founder and chief executive officer of Plateno Group (from 2005 to 2019)	PRC
Chi Zhang	Suite 5704 - 5706, 57F, Two IFC, 8 Finance Street, Central, Hong Kong	Managing Director and head of China of General Atlantic (from 2016 to present) and managing director of Carlyle Group (from 2006 to 2016)	Hong Kong
James Jianzhang Liang	968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	Co-founder, executive chairman of the board of directors of Trip.com Group Limited (from 1999 to present)	Hong Kong

Mr. Zheng, Mr. Chi Zhang, Mr. James Jianzhang Liang serve as directors of Ocean Link GP. Mr. Jiang serves as a director of each of Ocean Link GP and Ocean Link SPV.

During the past five years, none of Mr. Zheng, Mr. Jiang, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II, Ocean Link SPV or any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7	Directors and Executive Officers of the Founder Filing Persons

Mr. Yao is the founder of the Company and has served as chairman of the Company’s board of directors and the Company’s chief executive officer since the inception of the Company. Mr. Yao is a citizen of the People’s Republic of China. The business address for Mr. Yao is c/o Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, People’s Republic of China.

Nihao is a company incorporated under the laws of the British Virgin Islands and is 100% beneficially owned by Xinyi Limited, a company incorporated under the laws of the Bahamas (“Xinyi Limited”). Xinyi Limited is wholly owned by The Xinyi Trust, a trust established in Singapore (the “Xinyi Trust”). Credit Suisse Trust Limited is the trustee of the Xinyi Trust, with Mr. Yao as settlor and Mr. Yao and his family members as beneficiaries. Each of Nihao and Xinyi Limited is an investment holding company. The business address for Nihao is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The business address for Xinyi Limited is The Bahamas Financial Centre, Shirley and Charlotte Streets, P.O. Box N-3023, Nassau, Bahamas. The business address for the Xinyi Trust is 1 Raffles Link #05-02, Singapore 039393.

Internet Opportunity Fund is an exempted limited partnership formed under the laws of the Cayman Islands, and the general partner of Internet Opportunity Fund is Internet Opportunity Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Internet Opportunity Company”). Internet Opportunity Company is 100% owned by Mr. Yao. The principal business of Internet Opportunity Fund and Internet Opportunity Company is investment activities. The business address for each of Internet Opportunity Fund and Internet Opportunity Company is PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands.

Mr. Yao is the sole director of Nihao and, as of the date of this proxy statement, Nihao does not have any executive officers.

The name, business address, principal business and place of organization of each director of Xinyi Limited, as of the date of this proxy statement, are set forth below, and, as of the date of this proxy statement, Xinyi Limited does not have any executive officers.

Directors	Business Address	Principal Business	Place of Organization
Bukit Merah Limited	The Bahamas Financial Centre, Shirley and Charlotte Streets, P.O. Box N-3023, Nassau, Bahamas	Service providers	Bahamas
Tanah Merah Limited	The Bahamas Financial Centre, Shirley and Charlotte Streets, P.O. Box N-3023, Nassau, Bahamas	Service providers	Bahamas

Mr. Yao is the sole director of Internet Opportunity Company and, as of the date of this proxy statement, Internet Opportunity Company does not have any executive officers.

During the last five years, none of Mr. Yao, Nihao, Xinyi Limited, Xinyi Trust, Internet Opportunity Fund, Internet Opportunity Company or, to the knowledge of the Founder Filing Persons, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8	Directors and Executive Officers of the Other Rollover Shareholders

The name, business address, present principal employment and citizenship of each director and executive officer of each of the Other Rollover Shareholders are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	People’s Republic of China
Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and the Chief Executive Officer of Naspers Internet Listed Assets	Republic of South Africa

During the last five years, none of the Other Rollover Shareholders or, to the knowledge of the Other Rollover Shareholders, any of the other persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9	Directors and Executive Officers of Tencent Holdings

The name, business address, present principal employment and citizenship of each director and executive officer of Tencent Holdings are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	People’s Republic of China
Lau Chi Ping Martin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director and President of Tencent Holdings Limited	Hong Kong
Jacobus Petrus (Koos) Bekker	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and non-executive chairman of Naspers	Republic of South Africa
Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and the Chief Executive Officer of Naspers Internet Listed Assets	Republic of South Africa
Dong Sheng Li	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent
non-executive
director of Tencent
Holdings Limited
Chairman and Chief
Executive Officer of
TCL Corporation,
Chairman TCL
Multimedia
Technology
Holdings Limited
and Chairman TCL
Communication
Technology
		Holdings Limited	People’s Republic of China
Iain Ferguson Bruce	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent non-executive director of Tencent Holdings Limited	Hong Kong

Ian Charles Stone	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent non-executive director of Tencent Holdings Limited; Chief Executive Officer of Saudi Integrated Telecom Company; Director of Franco Development Ltd	Hong Kong
Yang Siu Shun	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent non-executive director of Tencent Holdings Limited	Hong Kong
Ke Yang	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent non-executive director of Tencent Holdings Limited	People’s Republic of China
Xu Chenye	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Information Officer of Tencent Holdings Limited	People’s Republic of China
Ren Yuxin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Operating Officer and President of Platform & Content Group and Interactive Entertainment Group of Tencent Holdings Limited	People’s Republic of China
James Gordon Mitchell	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Strategy Officer and Senior Executive Vice President of Tencent Holdings Limited	United Kingdom of Great Britain and Northern Ireland
David A M Wallerstein	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Exploration Officer and Senior Executive Vice President of Tencent Holdings Limited	United States of America

John Shek Hon Lo	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Financial Officer and Senior Vice President of Tencent Holdings Limited	Hong Kong

During the last five years, neither Tencent Holdings nor, to the knowledge of Tencent Holdings, any of the other persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F: FORM OF PROXY CARD

58.com Inc.
Building 105,

10 Jiuxianqiao North Road Jia,

Chaoyang District, Beijing 100015,
People’s Republic of China

(NYSE: WUBA)

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT BUILDING 105, 10 JIUXIANQIAO NORTH ROAD JIA, CHAOYANG DISTRICT, BEIJING, CHINA ON September 7, 2020.

I/WeNote 1 ________________________________of ___________________________________________ being the registered holder(s) of                                Class A ordinary shares of par value US$0.00001 per eachNote 2 and                                       Class B ordinary shares of par value US$0.00001 per eachNote 3 in the capital of 58.com Inc. (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING orNote 4 ________________________________of _____________________________________

or failing him ______________________________________ of ___________________________________

to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China on September 7, 2020 at 10:30 a.m. (Beijing time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.

Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT:

the execution, delivery and performance of the agreement and plan of merger, dated as of June 15, 2020 (the “Merger Agreement”), among Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A-1 to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex A-2 to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and the consummation of any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including (i) the Merger, (ii) the variation of the authorised share capital of the Company at the effective time of the Merger from US$50,000 divided into (a) 4,800,000,000 Class A ordinary shares of a par value of US$0.00001 each, and (b) 200,000,000 Class B ordinary shares of a par value of US$0.00001 each to US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each (the “Variation of Capital”), and (iii) upon the Merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in their entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form as attached to the Plan of Merger (the “Amendment of the M&A”), be and are hereby authorized and approved

Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT:

each of the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A

Proposal No. 3.

IT IS RESOLVED, as an Ordinary Resolution, THAT:

the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting

Dated __________________ Signature(s) Note5____________________________

__________________

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.

Note 2	Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3	Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 4	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 5	This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China, 100015 no later than September 4, 2020, 6:00 p.m. Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

ANNEX G: Form of Depositary Notice and Form of ADS Voting Instruction Card

Depositary’s Notice of
Extraordinary General Meeting
of 58.com Inc.

ADSs:	American Depositary Shares (“ADSs”).
ADS CUSIP No.:	31680Q104, 31680Q906.
ADS Record Date:	August 10, 2020.
Meeting Specifics:	Extraordinary General Meeting to be held on September 7, 2020 at 10:30 a.m. (Beijing time) at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on September 2, 2020.
Deposited Securities:	Class A Ordinary Shares, par value $0.00001 per share (the “Shares”) of 58.com Inc., a company organized and existing under the laws of the Cayman Islands (the “Company”).
ADS Ratio:	2 Shares to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong.
Deposit Agreement:	Deposit Agreement, dated as of October 31, 2013, by and among the Company, the Depositary, and all Holders and Beneficial Owners of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on
September 2, 2020.

Note that if you do not timely return the Voting Instructions to the Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms as set forth in the Deposit Agreement.

The Company has announced that the Meeting will be held at the date, time and location identified above. A copy of the Notice of Meeting from the Company which includes the agenda for such Meeting is enclosed. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website www.58.com. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.

As set forth in the Section 4.10 of the Deposit Agreement, Holders of record of ADSs as of the close of business on the ADS Record Date, will be entitled, subject to applicable provisions of the applicable laws, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to instruct the Depositary as to the exercise of the voting rights pertaining to the Shares represented by such Holders’ ADSs.

Holders of ADSs wishing to give voting instructions to the ADS Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Shares.

Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote, or cause the Custodian to vote, the Shares (in person or by proxy) represented by such Holder's ADSs in accordance with the voting instructions received from the Holder of the ADSs.

Please also note that if the Depositary does not receive instructions from a Holder as of the ADS Record Date on or before the ADS Voting Instructions Deadline, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares represented by such Holder’s ADSs; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Deposited Securities may be materially adversely affected.

Please further note that if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Shares represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in the voting instructions. Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Shares (whether or not voting instructions have been received in respect of such Shares from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at the Meeting.

Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of Shares exceeding limits imposed by applicable law or the memorandum and articles of association of the Company, or in the total number of Shares represented by such ADSs owned by a single Holder or Beneficial Owner to exceed any such limits and may instruct the Depositary to take action including, but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or mandatory sale or disposition on behalf of a Holder or Beneficial Owner with respect to any Holder or Beneficial Owner of ADSs representing Deposited Securities in excess of such limits.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligation of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at (877-248-4237).

Citibank, N.A., as Depositary

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to
10:00 A.M. (New York City time) on September 2, 2020 for action to be taken.

2020 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

58.com Inc. (the “Company”)

ADS CUSIP No.:	31680Q104, 31680Q906.
ADS Record Date:	August 10, 2020.
Meeting Specifics:	Extraordinary General Meeting to be held on September 7, 2020 at 10:30 a.m. (Beijing time) at Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing, China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of October 31, 2013.
Deposited Securities:	Class A ordinary shares of the Company (“Shares”).
Custodian:	Citibank, N.A. - Hong Kong.
ADS Ratio:	2 Shares to 1 ADS.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment thereof) the Shares represented by the ADSs in the manner indicated on the reverse side hereof. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website www.58.com. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.

Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote, or cause the Custodian to vote, the Shares (in person or by proxy) represented by such Holder’s ADSs in accordance with the voting instructions received from the Holders of the ADSs.

Please also note that if the Depositary does not receive instructions from a Holder as of the ADS Record Date on or before the ADS Voting Instructions Deadline by the Depositary for such purpose, such ADS Holder shall be deemed, and the Depositary shall deem such ADS Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Deposited Securities may be materially adversely affected.

Please further note that if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Shares represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in the voting instructions. Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Shares (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at the Meeting.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained therein.

Resolutions

Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT:

the execution, delivery and performance of the agreement and plan of merger, dated as of June 15, 2020 (the “Merger Agreement”), among Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Quantum Bloom Company Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (such Merger Agreement being in the form attached as Annex A-1 to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex A-2 to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and the consummation of any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”), including (i) the Merger, (ii) the variation of the authorised share capital of the Company at the effective time of the Merger from US$50,000 divided into (a) 4,800,000,000 Class A ordinary shares of a par value of US$0.00001 each, and (b) 200,000,000 Class B ordinary shares of a par value of US$0.00001 each to US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each (the “Variation of Capital”), and (iii) upon the Merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in their entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form as attached to the Plan of Merger (the “Amendment of the M&A”), be and are hereby authorized and approved

Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT:

each of directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Amendment of the M&A

Proposal No. 3.

IT IS RESOLVED, as an Ordinary Resolution, THAT:

the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting

A Issues                 58.com Inc.

Special Resolutions

	For	Against	Abstain

Resolution 1.	☐	☐	☐

Resolution 2.	☐	☐	☐

Ordinary Resolution

	For	Against	Abstain
Resolution 3.	☐	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give Voting Instructions “FOR” the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” Voting Instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

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